EXHIBIT (a)(3)(i)

SOUTH BANKING COMPANY
501 West 12th Street
Alma, Georgia 31510

March 11, 2003

Dear Shareholder:

      You are cordially invited to attend a special meeting of shareholders of South Banking Company to be held on Monday, March 31, 2003, at 10:30 A.M. local time, at the offices of the company at 501 West 12th Street, Alma, Georgia.

      At the special meeting, shareholders will be asked to consider and vote upon a proposal to effect a 1-for-50 reverse stock split of the company’s outstanding common stock—meaning that each 50 shares of common stock currently outstanding will be automatically converted into 1 share upon approval of the proposal at the meeting.

      No fractional shares of post-split common stock will be issued in connection with the proposed reverse stock split. Each holder of shares of common stock not divisible by 50 as of the effective date of the proposed reverse stock split will, in lieu of receiving fractional shares, receive cash from the company at the rate of $40 per pre-split share. For example, if you own 175 shares of common before the reverse stock split, after the reverse stock split you will hold 3 shares of common stock and the right to receive $1,000 (25 shares x $40) in cash. Shareholders who currently hold less than 50 shares will cease to be shareholders in the company and instead will be entitled to receive $40 per pre-split share in cash.

      All shareholders will be participating in the reverse stock split on an equal basis, so for shareholders who remain with the company after the split, your overall ownership percentage in the company should not change substantially, except for some small increases or decreases due to the purchase of fractional shares.

      The attached proxy statement, with formal notice of the meeting on the first page, sets forth important information about the reverse stock split. We urge you to review these materials carefully.

      Regardless of whether you plan to attend the meeting in person, please complete the enclosed proxy card and return it promptly. If you attend the meeting, you may continue to have your shares voted as instructed in the proxy, or you may withdraw your proxy at the meeting and vote your shares in person.

      We look forward to seeing you at the meeting.

Sincerely yours,

Paul T. Bennett President and Treasurer

SOUTH BANKING COMPANY
501 West 12th Street
Alma, Georgia 31510
(912) 632-8631

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

A special meeting of the shareholders of South Banking Company, a Georgia corporation, will be held at the offices of the company at 501 West 12th Street, Alma, Georgia, on Monday, March 31, 2003, at 10:30 A.M. local time, for the following purposes:

▶	To consider and act upon a proposal to approve an amendment to the company’s articles of incorporation, which would: effect a 1-for-50 reverse stock split of the company’s outstanding common stock; reduce the number of authorized shares of common stock from 1,000,000 to 20,000; and increase the par value of the common stock from $1.00 per share to $50; and

▶	To consider and transact such other business as may properly come before the meeting.

No fractional shares of post-split common stock will be issued in connection with the proposed reverse stock split. Each holder of shares of common stock not divisible by 50 as of the effective date of the proposed reverse stock split will, in lieu of receiving fractional shares, receive cash from the company at the rate of $40 per pre-split share.

Shareholders of record at the close of business on February 28, 2003 are entitled to vote at the meeting. This notice of special meeting and the accompanying proxy statement are first being sent to shareholders on or about March 11, 2003.

Neither the Securities & Exchange Commission nor any state securities commission has approved or disapproved of the reverse stock split, passed upon the merits or fairness of the reverse stock split or passed upon the adequacy or accuracy of the information contained in this notice of special meeting and the accompanying proxy statement. Any representation to the contrary is a criminal offense.

Whether or not you expect to be present at the special meeting, we urge you to fill in, date, sign, and promptly return the enclosed proxy card in the enclosed reply envelope. The proxy card may be revoked at any time prior to exercise, and if you are present at the special meeting, you may, if you wish, revoke your proxy card at that time and exercise the right to vote your shares personally.

All shareholders are cordially invited to attend the meeting.

By Order of the Board of Directors

Paul T. Bennett President and Treasurer

Do not send stock certificates to the company for exchange at this time. If the reverse stock split is approved, the company will send you a transmittal letter with instructions on exchanging your old stock certificate(s) after the special meeting.

A.	Annual Report on Form 10-K for the Year Ended December 31, 2001
B.	Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2002
C.	Pro Forma Financial Information
D.	Form of Articles of Amendment to the Articles of Incorporation
E.	Georgia Dissenters’ Rights Statute
F.	Report of the Financial Consultant

SOUTH BANKING COMPANY
PROXY STATEMENT
Dated March 11, 2003
For the Special Meeting of Shareholders to be Held March 31, 2003

INTRODUCTION

This proxy statement is furnished to shareholders in connection with the solicitation of proxies by the board of directors of South Banking Company for use at the company’s special meeting of shareholders to be held on Monday, March 31, 2003, including any postponement, adjournment or adjournments thereof, for the purposes set forth in the accompanying notice of special meeting. The company intends to mail this proxy statement and the accompanying form of proxy card to shareholders on or about March 11, 2003.

Only shareholders of record at the close of business on February 28, 2003, which is the record date, are entitled to notice of and to vote in person or by proxy at the special meeting. As of the record date, there were 399,500 shares of common stock, $1.00 par value per share, of South Banking Company outstanding and entitled to vote at the special meeting.

Proxies in the accompanying form, duly executed and returned to the management of South Banking Company, and not revoked, will be voted at the special meeting in accordance with the specifications thereon. Any proxy given pursuant to this solicitation may be revoked by the shareholder at any time prior to the voting of the proxy by delivery of a subsequently dated proxy, by written notification to the secretary of South Banking Company or by personally withdrawing the proxy at the special meeting and voting in person.

Proxies that are executed, but that do not contain any specific instructions, will be voted to approve the proposed amendment to the company’s articles of incorporation, which would: effect a 1-for-50 reverse stock split of the company’s outstanding common stock; reduce the number of authorized shares of common stock from 1,000,000 to 20,000; and increase the par value of the common stock from $1.00 per share to $50. We refer to these matters collectively as “the reverse stock split.” The persons appointed as proxies will vote in their discretion on any other matter that may properly come before the special meeting or any postponement, adjournment or adjournments thereof, including any vote to postpone or adjourn the special meeting.

QUORUM AND VOTING REQUIREMENTS

The holders of a majority of the shares entitled to vote on the record date, represented in person or by proxy, shall constitute a quorum for the purpose of transacting business at the special meeting. Each outstanding share shall be entitled to one vote on each matter submitted to a vote at the special meeting. In order for the proposed reverse stock split to be approved at the special meeting, the affirmative vote of a majority of the shares voted on the matter, assuming a quorum is present, is required. In counting the votes cast, only those cast “for” and “against” a matter are included. An abstention is counted only for purposes of determining the presence of a quorum at the special meeting. Certain shareholders of the company holding a sufficient number of shares to assure approval of the reverse stock split, including the directors and executive officers, have indicated that they intend to vote in favor of the reverse stock split. Accordingly, we expect that the reverse stock split will be approved at the special meeting.

ABOUT SOUTH BANKING COMPANY

South Banking Company, incorporated under Georgia law, is a bank holding company operating bank subsidiaries in Bacon, Appling, Candler, Tattnall and Camden counties, Georgia. The company also provides data processing to its subsidiary banks and other banks through its wholly-owned subsidiary Banker’s Data Services, Inc. The company’s principal executive offices are located at 501 West 12th Street, Alma, Georgia 31510, and its principal telephone number there is (912) 632-8631. References to “we”, “our”, “us” or “the company” in this proxy statement refer to South Banking Company and its subsidiaries, unless the context indicates otherwise.

No person is authorized to give any information or to make any representations not contained in this proxy statement and, if given or made, such information or representation should not be relied upon as having been authorized by South Banking Company.

SUMMARY OF THE SPECIAL MEETING AND THE REVERSE STOCK SPLIT

The following is a summary, in question-and-answer format, of certain information contained in this proxy statement. This summary is provided to assist the shareholders in their review of this proxy statement. This summary should not be considered complete and is qualified in its entirety by the more detailed information appearing elsewhere in this proxy statement, incorporated by reference into this proxy statement and appearing in the appendices in the back. All shareholders are urged to read this proxy statement in its entirety.

What is the purpose of the special meeting, and when and where is it being held?

The company is holding the special meeting for the shareholders to consider and vote upon an amendment to the company’s articles of incorporation to effect the proposed reverse stock split. The meeting is being held at the executive offices at South Banking Company at 501 West 12th Street, Alma, Georgia, on Monday, March 31, 2003, at 10:30 A.M. local time. See the notice of special meeting immediately preceding this proxy statement.

What is a reverse stock split?

A reverse stock split is the opposite of a stock split—instead of getting two or more shares for each share owned by a shareholder, as in a stock split, in a reverse stock split shareholders get one share for each two or more shares owned. The effect is that there are fewer shares outstanding, and usually fewer owners of whole shares. Also, each share will be worth more and have a higher par value per share.

What will I receive in the reverse stock split?

In the reverse stock split being proposed by South Banking Company, shareholders would get 1 share for every 50 shares owned. For example, a shareholder with 1,000 shares would receive 20 shares after the reverse stock split.

No certificates representing fractional shares will be issued. Rather, holders of fractional shares will be paid an amount equal to $40 per share of pre-split common stock. Shareholders who currently hold less than 50 shares will only receive cash from the company in lieu of fractional shares, and will no longer be shareholders of the company. The following table illustrates the effect of the reverse stock split on notional holders of various numbers of shares:

	Number of Shares	Cash Received in Lieu
Number of Shares Held Pre-Split	Held Post-Split	of Fractional Shares

1	—	$40
10	—	$400
50	1	—
60	1	$400
99	1	$1,960
100	2	—

In addition, the par value of common stock would be increased from $1.00 per share to $50, and the total number of shares authorized for issuance under the company’s articles of incorporation would be reduced from 1,000,000 to 20,000. It is anticipated that the shareholders will have fewer shares with a higher value and approximately the same net value. See “Special Factors—Effects of the Reverse Stock Split.”

Why does the company want to conduct the reverse stock split now?

South Banking Company is proposing the reverse stock split primarily in order to “go private"—meaning that the company would terminate its status as a “public” company. The company is currently subject to periodic report filing and other obligations under the federal Securities Exchange Act. It can terminate these obligations however if it reduces the number of its record shareholders below 300, which the proposed reverse stock split is designed to do. The company anticipates that the reverse stock split, if consummated, would reduce the number of record holders from approximately 454 to approximately 276.

“Going private” will relieve the company from the expense and burden associated with compliance with both current and proposed federal securities laws and regulations. These burdens include not only filing publicly available periodic reports with the Securities and Exchange Commission, or SEC, but also new obligations under the Sarbanes-Oxley Act of 2002. We anticipate that the new obligations under this act will greatly increase administrative costs. In light of the absence of a public trading market for the common stock and other factors, in the opinion of management such additional costs are not justified. See “Special Factors—Purposes of and Reasons for the Reverse Stock Split.”

Are there any disadvantages to the reverse stock split and “going private”?

Yes. The common stock will be less liquid after the reverse stock split. There will also be less publicly available information concerning the company, and the company and its management will not have to comply with certain other federal securities laws.

Any time the number of shareholders of a company decreases to a smaller number, the remaining shareholders will likely find that there are fewer buyers and sellers for their shares, although the effect on South Banking Company will not be as dramatic as it would upon a company that has an established trading market before going private. Liquidity may also be effected because the value of individual post-split shares will increase (although perhaps not in exact proportion to the split ratio, as buyers may discount them due to decreased liquidity).

After the company goes private, it will cease filing publicly available periodic reports with the SEC, so remaining shareholders and investors will not have access to as much public information about the company as before. In addition, the company and its directors and officers will not be subject to current and proposed federal securities laws, including laws addressing certain corporate governance matters. See “Special Factors—Effects of the Reverse Stock Split.”

Who can vote, and what is the vote necessary to approve the reverse stock split?

Any shareholder of record as of the record date, which is February 28, 2003, can vote by proxy or in person. The amendment to the articles of incorporation effecting the reverse stock split must be approved by the affirmative vote of a majority of the shares voted on the matter, assuming a quorum is present. Each outstanding share is entitled to one vote.

Certain shareholders of the company holding a sufficient number of shares to assure approval of the reverse stock split, including the directors and executive officers, have indicated that they intend to vote in favor of the reverse stock split. Accordingly, we expect that the reverse stock split will be approved at the special meeting.

Does the board of directors recommend shareholders approve the reverse stock split?

Yes. The board by unanimous vote on February 28, 2003, and upon recommendation of a special committee of the board consisting of directors who do not hold large interests in the company, adopted resolutions declaring: the terms and conditions of the reverse stock split and purchase of fractional shares advisable, fair to, and otherwise in the best interests of, the shareholders of the company; directing that the proposed reverse stock split be submitted to the shareholders of the company for consideration; and recommending that such shareholders vote in favor of the reverse stock split.

In considering this recommendation, you should be aware that the board and the special committee may have some interests that differ from yours. For instance, although the board participates in the reverse stock split on the same terms as all shareholders and will receive the same consideration for their fractional shares as other shareholders, six of the seven directors of the company own over 50 shares, and consequently they will remain shareholders in the company after the reverse stock split. Also, like all remaining shareholders, their percentage ownership of the company will change a small amount due to the elimination of shareholders who currently hold less than 50 shares, but only in proportion to the other remaining shareholders. These incidental changes in the proportionate equity interests of the company’s shareholders will be minor, however, For instance, the company’s largest shareholder’s proportionate equity interest is expected to increase 1.11% and a shareholder owning 99 shares would see his proportionate equity interest decrease by .01%. You should also be aware that every member of the board, including the special committee members, are officers of the company and/or its subsidiaries, and that three members of the board not serving on the special committee are related to each other and collectively control approximately 55.5% of the company’s outstanding common stock. See “Interests of Directors, Executive Officers and Controlling Persons in the Reverse Stock Split.”

Is the price being offered for the fractional shares fair?

The board of directors of the company believes that the reverse stock split, including the price per share of pre-split common stock to be paid to shareholders otherwise entitled to fractional shares of post-split common stock, is fair to such shareholders and to the remaining shareholders of the company.

In reaching its determination, the board considered, among other matters:

▶	The recommendation of the special committee of the board, consisting of directors who do not hold large interests in the company; and

▶	The report of the financial consultant retained by the special committee to assist it.

The board considered that although some measures, such as a multiple of book value per share discounted for the stock’s illiquidity, exceeded the price being offered for pre-split shares in lieu of fractional post-split shares, the valuations per share implied by the discounted cash flow analysis, and particularly by recent prices paid for the company’s stock, were lower than the price being offered for fractional shares. See “Special Factors—Fairness.”

Although the committee retained a financial consultant to assist it, neither the consultant nor any other third party rendered any opinion as to whether the $40 per pre-split share cash consideration to be received in the reverse stock split by shareholders in lieu of fractional shares is fair to shareholders. In addition, if a dissenting shareholder sought an appraisal of the fair value for their eliminated fractional shares, a court could determine that the fair value is lower or higher than the $40 per pre-split share cash consideration to be received in the reverse stock split. The report of the financial consultant is set forth in Appendix F.

Do shareholders have any dissenters’ rights?

Yes, if you currently hold less than 50 shares, vote against the reverse stock split and comply with other procedural steps. Georgia’s dissenters’ rights statute permits shareholders whose holdings would be reduced to a fractional share who do not vote in favor of the reverse stock split to dissent and instead demand payment of fair value for their eliminated fractional shares. Provided the shareholder complies with the detailed statutory procedures to perfect their dissenters’ rights, the dissenting shareholder can seek appraisal of the value of their shares in court. The fair value as determined by a court however could be lower or higher than the $40 per pre-split share that non-dissenting shareholders will receive in lieu of post-split fractional shares. See “Dissenters’ Rights.”

What are some of the other effects of the reverse stock split?

▶	For those shareholders that continue to be shareholders, their percentage ownership may change in a small amount—such change is not expected to equal an increase of over 1.11% or decrease of under .01% of the outstanding shares.

▶	The value of each share of post-split common stock should increase roughly in proportion to the split ratio—but there may be some discount due to decreased liquidity.

▶	The par value of the common stock will increase from $1.00 per share to $50.

▶	The number of shares authorized under the company’s articles of incorporation will decrease from 1,000,000 to 20,000.

See “Special Factors—Effects of the Reverse Stock Split.”

Should I send in my stock certificate(s) now in order to get new post-split certificates and/or cash in lieu of fractional shares?

Not yet. If the reverse stock split is approved, then following the special meeting the company will send you a transmittal letter with instructions on surrendering your old certificates and obtaining new certificates and/or cash in lieu of fractional shares. See “Exchange of Stock Certificates and Payment for Fractional Shares.”

AMENDMENT OF THE ARTICLES OF INCORPORATION TO
EFFECT THE REVERSE STOCK SPLIT

Upon recommendation of the special committee of the board comprising Messrs. Stuckey, Wade and Whiddon, and after due deliberation, including of the considerations set forth below under “Special Factors”, the board of directors of South Banking Company has unanimously adopted resolutions directing that a proposed amendment to Article V of the company’s articles of incorporation be submitted to the shareholders of the company for consideration to:

▶	effect a 1-for-50 reverse stock split of the company’s outstanding common stock;

▶	reduce the number of authorized shares of common stock from 1,000,000 to 20,000; and

▶	increase the par value of the common stock from $1.00 per share to $50.

The board resolutions also declared the terms and conditions of the amendment, including the reverse stock split and purchase of fractional shares, advisable, fair to, and otherwise in the best interests of, the shareholders of the company, and recommended that such shareholders vote in favor of the amendment. In considering this recommendation, you should be aware that the board may have interests that differ from yours as described below under “Interests of Directors, Executive Officers and Controlling Persons in the Reverse Stock Split.”

The amendment provides that in lieu of issuing any fractional shares resulting from the reverse stock split, the company shall pay to any record holder who would otherwise be entitled to receive a fractional share a cash payment in the amount of $40 for each share of common stock held by that person immediately prior to the effectiveness of the reverse stock split. The full text of the proposed articles of amendment to the company’s articles of incorporation is set forth in Appendix D.

If it is approved by the shareholders, the reverse stock split and the reductions in par value and authorized shares will be accomplished by the filing of the articles of amendment with the Secretary of State of the State of Georgia, and will be effective at the time of filing. Upon effectiveness of the amendment, current shareholders who hold less than 50 shares will no longer be shareholders of the company. It is anticipated that the number of holders of whole shares of the common stock will decrease from approximately 454 to approximately 276, thus permitting the company to suspend its obligation to file reports with the SEC under the Securities Exchange Act since it will have fewer than 300 beneficial holders. The company intends to file the amendment with the Georgia Secretary of State as soon as practicable after approval of the amendment at the special meeting, and to make the necessary filing with the SEC to suspend its duty to file reports as soon as practicable after effectiveness of the articles of amendment.

Any shareholder of record as of the record date, which is February 28, 2003, can vote by proxy or in person. The amendment to the articles of incorporation effecting the reverse stock split must be approved by the affirmative vote of a majority of the shares voted on the matter, assuming a quorum is present. Each outstanding share is entitled to one vote. Certain shareholders of the company holding a sufficient number of shares to assure approval of the reverse stock split, including the directors and executive officers, have indicated that they intend to vote in favor of the reverse stock split. Accordingly, we expect that the reverse stock split will be approved at the special meeting.

Shareholders who currently hold less than 50 shares, vote against the reverse stock split and comply with other procedural steps have dissenters’ rights as provided by Georgia law. It is possible that if a dissenting shareholder sought an appraisal of the fair value for his eliminated fractional shares, a court could determine that the fair value is lower or higher than the $40 per pre-split share cash consideration to be received in the reverse stock split by shareholders in lieu of fractional shares. See “Dissenters’ Rights” below.

The board of directors unanimously recommends a vote “FOR” approval of the articles of amendment to the company’s articles of incorporation effecting the reverse stock split and the related increases in par value per share and total shares authorized for issuance.

SPECIAL FACTORS

Purpose of and Reasons for the Reverse Stock Split

The purpose of the reverse stock split and purchase of the resulting fractional shares is to reduce the number of South Banking Company’s record shareholders to fewer than 300, thereby relieving the company of its obligation to file periodic reports under Section 15(d) of the Securities Exchange Act, such as SEC Forms 10-K, 10-Q and 8-K, and of other obligations under current and proposed securities laws. The board believes that such action is in the best interests of the company because the out-of-pocket and internal costs to the company associated with compliance with federal securities laws, when compared to the limited number of shareholders of the company and the absence of any trading market is, in the company’s opinion, unwarranted.

The company has incurred and would continue to incur substantial costs as a result of its status as a reporting company under the Securities Exchange Act. It incurs direct costs, including legal and accounting fees, to prepare SEC reports. The company also incurs indirect costs because management is required to devote substantial time and attention to the preparation and review of these filings and to other federal securities law matters. The company estimates that the direct and indirect costs associated with its status as a reporting company under the Securities Exchange Act are currently in excess of $50,000 annually.

Moreover, it is expected that the Sarbanes-Oxley Act of 2002, signed into law in July 2002, will add substantially to the company’s direct and indirect costs of being a public company, in an amount that it is impractical to calculate precisely at this time, but is expected to be in excess of $100,000 annually. It is expected that the company will be obliged to engage new independent accountants to audit the company’s financial statements and render an attestation report on the company’s internal controls, all of which would substantially increase the company’s annual auditing costs. Under recent regulations implementing part of the Sarbanes-Oxley Act, the company is obligated to maintain and regularly evaluate disclosure controls and procedures with respect to the company’s SEC reports, which has further increased the internal costs to the company by diverting management attention from company operations. Moreover, the pre-existing reporting obligations of the company will become more onerous due to proposed regulations which would increase the number of events requiring the company to file a Current Report on Form 8-K, and tighten the deadline for making such filings. While these provisions might be of benefit to the shareholders of larger companies with significant numbers of shareholders and an active trading market, the costs do not appear justified in South Banking Company’s case.

As of the record date for the reverse stock split, February 28, 2003, there were approximately 454 shareholders of record. On such date, approximately 178 shareholders owned fewer than 50 shares. Although holders of fewer than 50 shares constitute approximately 39.2% of the total shareholders of record of the company, those shareholders own less than 2.3% of the outstanding shares of common stock. Of these approximately 178 shareholders, there are some 118 shareholders of record who own less than 25 shares. These shareholders have little economic interest in the company. The purchase of fractional shares resulting from the reverse stock split also offers shareholders owning less than 50 shares an economical way of disposing of their shares, particularly in light of the fact that there is no public trading market for the shares. Normally, all sales of the company’s common stock must be privately negotiated, and potential buyers and sellers may be discouraged from incurring the disproportionately high direct and indirect transaction costs of private sales with sellers of less than 50 shares.

In light of the foregoing considerations, the board believes that the continuing costs of remaining a company subject to the reporting obligations of the Securities Exchange Act and other current and proposed securities laws is not prudent.

Effects of the Reverse Stock Split

Reduction in Shareholders and Purchase of Fractional Shares. Upon consummation of the reverse stock split, the company anticipates that the number of record shareholders of the company will be reduced from approximately 454 as of the record date to approximately 276 and the company will achieve the purposes of the reverse stock split described above. In addition, the amendment to the company’s articles of incorporation effecting the 50-for-1 reverse stock split also would increase the par value per share of common stock from $1.00 to $50, and would reduce the total number of shares authorized for issuance under the articles from 1,000,000 to 20,000. The company currently intends to make the appropriate filing with the Georgia Secretary of State effecting the reverse stock split as soon as practicable after it is approved by the shareholders at the special meeting. It is expected that as a result of the reverse stock split and related purchase of fractional interests, the total number of shares of common stock outstanding will be reduced from 399,500 to approximately 7,807.

Shareholders who currently hold less than 50 shares will cease to become shareholders upon effectiveness of the reverse stock split, and will lose all rights of shareholders, including voting and dividend rights. Such shareholders will only have the right to receive cash in lieu of fractional shares of post-split common stock in an amount equal to $40 per share of common stock held prior to the effectiveness of the reverse stock split. Shareholders who hold more than 50 shares before the reverse stock split will continue to be shareholders afterwards. They will be entitled to 1 share of post-split common stock per 50 shares held pre-split, plus cash in lieu of fractional shares of post-split common stock at the same rate of $40 per share of pre-split common stock owned. It is anticipated that the total cost to the company of purchasing the fractional shares resulting from the reverse stock split will be approximately $366,000. The following table illustrates the effect of the reverse stock split on notional holders of various numbers of shares:

	Number of Shares	Cash Received in Lieu
Number of Shares Held Pre-Split	Held Post-Split	of Fractional Shares

1	—	$40
10	—	$400
50	1	—
60	1	$400
99	1	$1,960
100	2	—

Effect on Ownership of Remaining Shareholders. The reverse stock split is not intended to change the proportionate equity interests of the company’s existing shareholders; however, some incidental change can be expected to occur in connection with the elimination of fractional shares. No shareholder’s post-split percentage ownership of the company is expected to increase by more than 1.11% or decrease by more than .01% of the outstanding common stock.

For example, the company’s largest shareholder owns 189,372 shares, or 47.40% of the shares outstanding. After the reverse stock split, she will only own 3,787 shares but her proportionate equity interest will increase to 48.51% of the shares outstanding. A shareholder who owns 99 shares, or .02% of the shares outstanding, however, will see a small decrease in their proportionate equity interest after the reverse stock split. Such a shareholder will own 1 share after the reverse stock split, or .01% of the shares outstanding.

Effects on Ownership of Affiliates. Affiliates of the company, including executive officers and directors, will participate in the reverse stock split and purchase of fractional shares to the same extent as nonaffiliates. They will not receive any extra consideration for their fractional shares, and it is anticipated that the directors and executive officers will continue in their current positions. However, with the exception of one director who holds no shares, the known affiliates of the company all currently own sufficient shares of stock (over 50 each) so that they will all continue to be shareholders after the effectiveness of the reverse stock split. As with all other remaining shareholders of the company, the percentage ownership by the affiliates of the total outstanding shares after the reverse stock split and purchase of fractional shares may change slightly. The following table illustrates the effect on the company’s directors, executive officers and controlling persons. The amount of cash that it is expected such shareholders will receive in lieu of fractional shares is set forth in the footnotes to the table.

	Number of Shares Owned (Percent of Outstanding)

Name	Before the Reverse Stock Split	After the Reverse Stock Split

Olivia Bennett(1)(2)	189,372	3,787
	(47.40%)	(48.51%)
Paul T. Bennett(1)(3)	19,526	390
	(4.89%)	(5.00%)
Lawrence Bennett(1)(4)	12,814	256
	(3.21%)	(3.28%)
Kenneth F. Wade(5)	4,934	98
	(1.24%)	(1.26%)
Charles Stuckey(6)	992	19
	(0.25%)	(0.24%)
James W. Whiddon(7)	279	5
	(0.07%)	(0.06%)
Richard Williams	—	—

(1)	Olivia Bennett is the mother of Paul T. Bennett and Lawrence Bennett.

(2)	Includes 166,085 pre-split shares owned by Estate of Valene Bennett of which Olivia Bennett is the Executrix and 23,287 pre-split shares owned by Bennett Family Limited Partnership of which she is the general partner. It is expected that the estate and partnership will receive $1,400 and $1,480 in lieu of fractional shares, respectively.

(3)	Paul T. Bennett will not receive any cash in lieu of fractional shares for the 19,000 shares owned by him directly. The shares reported include 226 shares owned by Paul T. Bennett’s wife (who is expected to receive $1,040 in lieu of fractional shares), and 150 shares owned jointly with each of two children (no cash payment in lieu of fractional shares).

(4)	Owned jointly with Lawrence Bennett’s wife. It is expected they will receive $1,040 in lieu of fractional shares.

(5)	It is expected Mr. Wade will receive $1,360 in lieu of fractional shares.

(6)	It is expected Mr. Stuckey will receive $1,680 in lieu of fractional shares.

(7)	It is expected Mr. Whiddon will receive $1,160 in lieu of fractional shares.

When the reverse stock split is effected, the persons named in the table above will hold approximately 58.3% of the outstanding shares of common stock. Such individuals now own approximately 57.1%.

Other members of the Bennett family not listed in the table above currently hold approximately 8,360 shares, or 2.1% of the shares outstanding. After the reverse stock split, such other family members will hold 162 shares, or 2.1% of the shares outstanding.

Value of Post-Split Shares. The market value per share of common stock remaining after the reverse stock split should increase approximately in proportion to the split ratio—that is, each share should have a market value after the reverse stock split approximately 50 times greater than before. However, buyers may impose some discount due to the fact that the stock may be more illiquid after the company ceases filing periodic reports and complying with other obligations under the Securities Exchange Act. Buyers may also discount the stock simply because of the loss of the company’s ‘public’ status, without regards to lost liquidity. Consequently, the post-split market value of the common stock may be less than 50 times its current value.

Reduction in Publicly-Available Information. As soon as practicable after effectiveness of the reverse stock split, the company intends to make the requisite filing with the SEC to suspend its obligations under the Securities Exchange Act. Immediately upon such filing, the company will be relieved from filing periodic reports with the SEC and from other current and proposed securities laws and regulations, as described above under “—Purpose of and Reasons for the Reverse Stock Split.” Shareholders and investors will no longer have the benefit of being able to review these publicly-available SEC reports on an ongoing basis, and will not benefit from corporate governance and other initiatives under the Sarbanes-Oxley Act. Under Georgia corporate law and the company’s bylaws, South Banking Company must annually prepare a balance sheet and profit and loss statement for its most recent fiscal year and promptly mail such financial statements to any record shareholder upon written request. This requirement shall remain in effect after the effectiveness of the reverse stock split.

Liquidity of the Common Stock. There is no public trading market for the common stock. Nevertheless, the increase in the per share price of the common stock and the decrease in the number of shareholders and of the number shares of common stock outstanding as a result of the reverse stock split and purchase of fractional shares may adversely affect the liquidity of the common stock. Buyers may be discouraged due to relatively higher per-share prices, and there will be fewer potential sellers. In addition, after the company suspends its obligation to file periodic reports with the SEC, the reduction in public information concerning the company and the termination of the company’s status as a reporting company may adversely affect the liquidity and market value of the common stock. This may happen because, among other reasons, potential buyers and sellers may find it more difficult to determine the market value of stock without the benefit of SEC reports. Potential new investors who are unfamiliar with the company may particularly be reticent, due to the lack of publicly-available information. Small shareholders however may also benefit from the reverse stock split and fractional share purchase because of the potential difficulties in selling holdings of less than 50 shares they might otherwise encounter, as described above under “—Purpose of and Reasons for the Reverse Stock Split.”

“Affiliates” of the company, including directors and executive officers, may the find the liquidity of their shares affected more adversely than nonaffiliates, as the lack of publicly-filed information may make it more difficult for an affiliate to establish that he, she or it is not an “underwriter” with the meaning of applicable federal securities laws. A determination that an affiliate was an “underwriter” would make the exemption from securities transaction registration for regular trading unavailable to such affiliate. The lack of any public trading market for the shares has generally precluded affiliates from relying on the common “safe harbor” from underwriter status however, with the result that the effect on the liquidity of the shares held by South Banking Company’s affiliates will be less pronounced than it would be to a company with an established public trading market.

Other Effects

▶	Shareholders hold less than 50 shares, vote against the reverse stock split and comply with other procedural steps of Georgia’s dissenters’ rights statute will have dissenters’ rights as described under “Dissenters’ Rights” below.

▶	The federal income tax consequences to shareholders as a result of the reverse stock split and purchase of fractional shares is described under “Federal Income Tax Consequences” below.

▶	The financial effects of the reverse stock split are set forth under “Financial Information” below, and in the Pro Forma Information attached as Appendix C to this proxy statement.

Background and Procedures

The board by unanimous vote on February 28, 2003, and upon recommendation of the special committee, adopted resolutions declaring: the terms and conditions of the reverse stock split and purchase of fractional shares advisable, fair to, and otherwise in the best interests of, the shareholders of the company; directing that the proposed amendment be submitted to the shareholders of the company for consideration; and recommending that such shareholders vote in favor of the reverse stock split. The following discussion summarizes the process by which the board reached its decision and the factors considered.

Board and Special Committee Meetings

South Banking Company first considered undertaking a “going private” transaction in the autumn of 2002, after the passage of the Sarbanes-Oxley Act. The board of directors was advised by its outside counsel, Kilpatrick Stockton LLP, as to matters concerning going private transactions and reverse stock splits, including the board’s fiduciary duties, in October 2002. At meetings held on December 5, 2002 and February 10, 2003, the board discussed the proposed reverse stock split and resulting going private transaction, and resolved to engage the financial consultant.

A special committee was formed and asked to act on behalf of the unaffiliated shareholders of the company for purposes of reviewing the desirability of undertaking the going private transaction which will result from the reverse stock split. The special committee consists of Messrs. Stuckey, Wade and Whiddon. As with the entire board, the members of the special committee are all officers of the company and/or its bank subsidiaries, and it is expected that they will continue to be officers after the reverse stock split. However, the members of the special committee are not individually or collectively controlling shareholders of the company—collectively, they currently hold approximately 1.6% of the company, and will hold slightly less after the reverse stock split and purchase of fractional shares. They are not related to the members of the Bennett family on the board, who together currently hold approximately 55.5% of the company, and will hold approximately 56.8% after the reverse stock split and purchase of fractional shares. In addition, other members of the Bennett family currently hold approximately 8,360 shares, or 2.1% of the shares outstanding. After the reverse stock split, such other family members will hold 162 shares, or 2.1% of the shares outstanding.

The special committee was also charged with the responsibility of recommending to the board a fair price to pay for the fractional shares resulting from the reverse stock split of the common stock, in the event it determined that undertaking the reverse stock split and going private transaction was desirable. To assist it in this task, the special committee retained Stevens & Company to act as its financial consultant. Information concerning the financial consultant is set forth below under “—Fairness—Report of the Financial Consultant.” Neither the financial consultant nor any other third party rendered any opinion as to whether the $40 per pre-split share cash consideration to be received in the reverse stock split by shareholders in lieu of fractional shares is fair to shareholders.

The special committee or its members met telephonically or in person on three occasions with the financial consultant during late February, 2003. During those meetings, discussions occurred and information shared concerning the advantages and disadvantages of going private through a reverse stock split, including the matters discussed above under “—Effects of the Reverse Stock Split,” and of appropriate methodologies for determining a fair price to pay for fractional shares.

On February 27, 2003, the special committee met with the financial consultant. At the meeting, the financial consultant reviewed with the committee its financial analysis of the consideration payable for fractional shares, and delivered its report containing the material features of such analysis. Based on the analyses performed, the report recommended that $40 per pre-split share cash consideration be offered in the reverse stock split. The full text of the financial consultant’s report, which is summarized below under “—Fairness—Report of the Financial Consultant,” is attached to this proxy statement as Appendix F. The committee discussed these matters and other related matters.

Based upon its deliberations at that meeting and at prior meetings, and after consultation with the financial consultant and consideration of the consultant’s report, the special committee by unanimous vote adopted resolutions declaring: the terms and conditions of the reverse stock split and purchase of fractional shares advisable, fair to, and otherwise in the best interests of, the shareholders of the company; recommending to the board that it find the same; recommend to the board that it direct that the proposed amendment be submitted to the shareholders of the company for consideration; and recommend to the board that it recommend that such shareholders vote in favor of the reverse stock split.

The board met on February 28, 2003 to consider the reverse stock split. At the meeting, the financial consultant reviewed with the board its financial analysis of the consideration payable for fractional shares, and delivered its report containing the material features of such analysis. The special committee members then discussed with the board its resolutions and recommendations referenced above. The board was also advised again on its fiduciary duties under these circumstances by its outside counsel. The board discussed these matters and other related matters.

Based upon its deliberations, upon the recommendations of the special committee, and after consultation with the financial consultant and consideration of the consultant’s report, the board by unanimous vote adopted resolutions declaring: the terms and conditions of the reverse stock split and purchase of fractional shares advisable, fair to, and otherwise in the best interests of, the shareholders of the company; directing that the proposed amendment be submitted to the shareholders of the company for consideration; and recommending that such shareholders vote in favor of the reverse stock split.

Neither the board nor the committee obtained an opinion from any third party any opinion as to whether the $40 per pre-split share cash consideration to be received in the reverse stock split by shareholders in lieu of fractional shares is fair to shareholders. The committee and the board determined that the cost of obtaining such a fairness opinion would have been prohibitively high in relation to the expenses of the transaction as detailed below under “Source of Funds and Expenses,” including the estimated $366,000 for purchasing fractional shares resulting from the reverse stock split. It is possible that if a dissenting shareholder sought an appraisal of the fair value for his eliminated fractional shares, a court could determine that the fair value is lower or higher than the $40 per pre-split share cash consideration to be received in the reverse stock split by shareholders in lieu of fractional shares.

In considering this recommendation, you should be aware that the board and the special committee may have some interests that differ from yours. For instance, although the board participates in the reverse stock split on the same terms as all shareholders and will receive the same consideration for their fractional shares as other shareholders, six of the seven directors of the company own over 50 shares, and consequently they will remain shareholders in the company after the reverse stock split. Also, like all remaining shareholders, their percentage ownership of the company will change a small amount due to the elimination of shareholders who currently hold less than 50 shares, but only in proportion to the other remaining shareholders. You should also be aware that every member of the board, including the special committee members, are officers of the company and/or its subsidiaries, and that three members of the board not serving on the special committee are related to each other and collectively control approximately 55.5% of the company’s outstanding common stock.

Fairness

Factors Considered by the Board and the Committee

The board and the committee considered a number of factors in determining whether it was in the best interests of the company and its shareholders to undertake a transaction to reduce the number of shareholders to less than 300 persons in order to terminate the registration of its common stock under the Securities Exchange Act.

▶	The board and the committee reviewed and discussed the cost savings to be achieved by suspending its filing and other obligations under the Securities Exchange Act. The board and the committee determined that cost savings of approximately $50,000 per year could be achieved if the company suspended such obligations.

▶	The board and the committee also considered the time and effort currently required of management to comply with the current and proposed reporting and other federal securities law requirements, including initiatives under the Sarbanes-Oxley Act.

▶	The board and the committee considered the liquidity, availability of public information and other effects that terminating the registration of the common stock might have on the market for the common stock and the ability of shareholders to buy and sell shares, taking into account the relatively small number of shareholders and absence of public trading market for the common stock.

▶	The board considered that the reverse stock split and purchase of fractional shares would allow small shareholders who might otherwise encounter difficultly selling their shares to liquidate their shares without any burdensome direct or indirect transaction costs at a price over 230% higher than the most recent prices paid for the company’s common stock.

The board and the committee determined that in South Banking Company’s circumstances the benefits to be gained from suspending its duty to file periodic SEC report and its other obligations under the Securities Exchange Act outweighed any detrimental effects.

In considering the price to be paid to shareholders otherwise entitled to fractional shares of post-split common stock, the board and the committee, in consultation with the financial consultant, reviewed and discussed a number of factors. The factors detailed in the financial analysis of the financial consultant, which were carefully considered by the board and committee, included:

▶	Book value per share, increased by the estimated average book value per share multiple implied in transactions in non-metro area community bank stocks over the past ten years;

▶	Discounted cash flow analysis, obtained by increasing earnings per shares by the estimated average earnings multiple implied in transactions in non-metro area community bank stocks over the past ten years;

▶	Comparable sales analysis of other community banks in Georgia of the same general size as South Banking Company and operate in similar markets;

▶	The range of discounts from the values obtained from the above analyses of 20-35% for community banks not traded in any public market; and

▶	Historical sales prices of South Banking Company stock.

The board and the committee considered that, based on these analyses, the financial consultant recommended a price of $40 per pre-split share cash consideration in lieu of fractional post-split shares. These matters are more fully discussed below under “—Report of the Financial Consultant.”

The board and the committee considered that multiple of book value per share, discounted for the stock’s illiquidity, was higher than the consideration proposed to be given for fractional shares. The board and committee also noted that the comparable company sales analysis was indeterminate.

However, the board and committee considered that the consideration proposed to be offered for fractional shares was higher than both the per share value obtained from the discounted cash flow analysis, discounted for the stock’s illiquidity, and the historical sales prices of the company’s stock. The board and committee particularly noted that the $40 per share of pre-split common stock proposed to be paid in lieu of fractional shares of post-split common stock was over 230% greater than the $12 per share price paid in all prior transactions of which the company was aware of during the past five years. In the third quarter of 2001, affiliates of the company purchased an aggregate of 480 shares in four transactions at a price per share of $12.00. No other known affiliate of the company has purchased any common stock in the past two years.

The board and committee also considered that the consideration proposed to be offered for fractional shares was higher than the average of the per share values obtained from the multiple of book value, discounted cash flow and historical stock price analyses.

The board and committee also considered the historical financial performance of the company, as forth in its SEC reports, particularly its Annual Report on Form 10-K for the year ended December 31, 2001 and its Quarterly Report for the quarter ended September 30, 2002, which are attached hereto as Appendices A and B, respectively.

The board and the committee also considered unaudited internal forecasts of operating results for fiscal year 2002 prepared by management containing the following projections: total assets of approximately $230.8 million; comprehensive income of approximately $2.1 million; total shareholders’ equity of $21.7 million; and net income per share of $4.48. The internal forecast was based upon assumptions that are inherently subject to significant economic, competitive, legislative, and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of the company. There can be no assurance that the forecast will be realized, and actual results may be higher or lower than those shown. See “Cautionary Notice Regarding Forward-Looking Information.”

The board and the committee considered that shareholders who own less than 50 shares will have dissenters’ rights under Georgia law, as described under “Dissenters’ Rights” below. The board and the committee discussed the possibility that if a dissenting shareholder sought an appraisal of the fair value for his eliminated fractional shares, a court could determine that the fair value is lower or higher than the $40 per pre-split share cash consideration to be received in the reverse stock split by shareholders in lieu of fractional shares.

The board also considered that the transaction had been recommended by the special committee, comprising three directors of the board who do not hold controlling stock interests and are not related to shareholders with controlling interests. The board and the committee discussed the possibility that its members and the members of the special committee may have some interests that differ from the rest of the company’s shareholders. Six of the seven directors of the company own over 50 shares, and consequently will remain shareholders in the company after the reverse stock split. In addition, the percentage ownership of four of the six directors who own shares will increase in a small amount due to the elimination of shareholders who hold less than 50 shares prior to the reverse stock split. All board members are also officers of the company and/or its subsidiaries and three of the board members not serving on the special committee are related to each other and collectively control approximately 55.5% of the company’s outstanding common stock.

The transaction however is not structured so that approval of at least a majority of unaffiliated stockholders is required, and the company is not required by law to do so. Although the board appointed a special committee for the purposes previously described, all of the directors of the company, including the special committee members, are employees of the company and/or its bank subsidiaries. No unaffiliated representative represented the unaffiliated shareholders in negotiating the price paid per share, although the special committee did retain the financial consultant to assist; as previously explained however, neither the financial consultant nor any other third party rendered any opinion as to whether the $40 per pre-split share cash consideration to be received in the reverse stock split by shareholders in lieu of fractional shares is fair to any shareholders.

The board and committee considered alternatives to the proposed reverse stock split, but determined to achieve its purpose through a reverse stock split because it believes that this structure is the simplest and most economical means of reducing the number of holders of the company’s common stock below 300, thereby achieving its goal of terminating its obligations under the Securities Exchange Act. The board considered an issuer tender offer as a means of going private, but rejected that alternative because there could be no assurance that it would reduce the number of the company’s shareholders to less than 300, and also because it would be prohibitively expensive. A “roundlot” tender offer was also considered, but this option was also rejected as it was not certain to reduce the company’s shareholder to less than 300. Other alternatives, including a merger with an unaffiliated third party, were not considered feasible because they would have required consent of the company’s largest shareholder (who is also a director of the company), which the company understood would not likely be forthcoming in such extraordinary transactions. In this regard, the company is not aware of any firm offers in the past two years from any person entity for the merger or consolidation of the company with or into any entity, the sale or other transfer of all or any substantial part of the assets of the company, or a purchase of securities of the company which would enable the new holder thereof to exercise control of the company.

In reaching their determinations and in view of the variety of factors considered in determining the fairness of the consideration to be paid for fractional interests and the advisability of the reverse stock split and going private transaction, the board and committee did not assign any relative or specific weights to the various factors considered by them, other than as set forth above.

Report of the Financial Consultant

The special committee selected and retained as its financial consultant Stevens & Company to assist it and the board in evaluating the proposed going private transaction and reverse stock split, and determining a fair price for the purchase of fractional shares. Neither the financial consultant nor any other third party however rendered any opinion as to whether the $40 per pre-split share cash consideration to be received in the reverse stock split by shareholders in lieu of fractional shares is fair to shareholders.

Stevens & Company is an investment banking firm that was established in 1987. Stevens has advised on 45 bank mergers and acquisitions and has helped establish private placements for community bank stocks. The company has performed services for banks in Virginia through Florida, with the majority being in the state of Georgia. South Banking Company will pay Stevens a fee of $7,500 for its financial consulting services. Although Stevens has previously consulted for the company and has been compensated for providing services in connection with prior transactions, there has been no material relationship between Stevens or any of its affiliates and South Banking Company or any of its affiliates in the past two years and none is currently contemplated, other than this current engagement.

The following is a summary of the material features of the report of the financial consultant, which summary is qualified in its entirety to the full text of the report attached to this proxy statement as Appendix F.

Background. South Banking Company’s subsidiary banks operate in low growth communities and are dependent on exceptional service and personal contacts to support the earnings stream. Growth has come from acquisitions of banks and branch operations that are supported by lines of credit from another bank. The company also operates a data processing subsidiary that serves the subsidiary banks as well as other community banks in their region.

Valuation Models. The most common measure of the value of a community banking institution is the relation to book value or a multiple of book value. A second tool is the value determined by the earnings multiple, which is the methodology used that reflects present value of future cash flows of an enterprise. In valuing stock in community banks that are not traded through a public market, discounts are applied. The range of discounts would be from 20% to 35%. A third analysis is a review of comparable sales in banks that are of the same general size as South Banking and operate in similar markets. Information relating to the historical sales price of the shares of South Banking Company, as well as potential reinvestment opportunities assuming dividends are paid by alternative financial investments, are also considered.

Book Value Analysis

As of December 31, 2002 (Estimated)

Total assets	$230,758,333
Total shareholders’ equity	21,721,293
Total shares outstanding	399,500
Book value as of December 31, 2002 (Est.)	$54.37

Assuming a cash transaction, the 10-year average of sales of community bank stock in non-metro areas will be at 1.52 times book value. Accordingly, 1.52 times $54.37 will yield a value of $82.54.

Discount Applications to Book Value

$82.54 discounted at 20%	$66.12
$82.54 discounted at 35%	$53.65
Book value at average discounts	$59.89

Earnings Multiple Analysis (Discounted Cash Flow)

	December 31,

	2001	2002 (Est.)

Net earnings	$1,867,297	$2,142,681
Earnings per share	$4.21	$4.48

Again, assuming a cash transaction, bank sale prices as a multiple of earnings in non-metro markets will average 10.5 times over the past ten years. Based on two-year average earnings of $4.35 per share, a 10.5 times multiple will yield a value of $45.62. Discount applications are now considered:

Discount Applications to Earnings Multiple

$45.62 discounted at 20%	$36.50
$45.62 discounted at 35%	$29.65
Earnings multiple at average discount	$33.08

Comparable Sales Analysis

Institution	Type of Transaction	Purchase to Book

Bank A (total assets $160 million)	Multiple purchases made over last 5 years	70% of Book
Bank B (total assets $70 million)	1,639 shares purchased during 2000-01	100% of Book
Bank C (total assets $75 million)	Multiple purchases made over last 5 years	80% of Book
Bank D (total assets $275 million)	Multiple purchases made over last 5 years	120% of Book
Bank E (total assets $75 million)	20% position reacquired from shareholder	125% of Book

The range of prices to book are across the board, and often relate to the purpose of the transaction.

Historical Sales Prices of South Banking Stock. The historical price of the stock has been at $12.00 per share over the last 5 years. It would appear that the shareholders have had a very strong bias towards continued operations and are comfortable with internal growth of their equity positions.

Dividend Policy. South Banking pays a relatively small dividend to their shareholders compared to other community banks. The major contributing factor is that earnings from the bank are used to service debt at the holding company that was used to acquire banking assets and expand the data processing unit. Accordingly, larger dividend payments by South Banking Company should not be anticipated over the next 5 years. It is accurate to point out that a shareholder could receive higher dividends through alternative investment options.

Conclusion. By averaging the discounted book value multiple ($59.89), discounted earnings multiple ($33.08) and historical trading price ($12.00), the resultant price would be $34.98. The book multiple appears high, but the historical price appears low. Taking into account all the foregoing criteria and analyses, the suggested price is $40 per share.

SOURCE OF FUNDS AND EXPENSES

South Banking Company anticipates funding the purchase of fractional interests resulting from the reverse stock split and its expenses in connection with this transaction entirely from its currently available funds. The expected aggregate purchase price of fractional shares is approximately $366,000, based upon the payment of $40 per pre-split share of common stock in lieu of issuing a fractional post-split share.

The company will pay all expenses in connection with the reverse stock split. The following table sets forth the approximate amount of expenses expected to be incurred in connection with the effectuation of this transaction:

SEC Filings Fees	$34
Legal	37,500
Accounting	2,500
Financial Consultation	7,500
Printing	9,500
Mailing	2,000
Miscellaneous	966
Total	$60,000

CONDUCT OF BUSINESS FOLLOWING REVERSE STOCK SPLIT

South Banking Company expects its business and operations to continue as they are currently being conducted and the reverse stock split is not anticipated to have any effect upon the operations of such business. It is anticipated however that the reverse stock split, by causing the company’s number of record shareholders to decline below 300, will permit the company to suspend its obligation to file periodic reports with the SEC under the Securities Exchange Act. As soon as practicable following the effectiveness of the reverse stock split, the company expects to make the necessary filing with the SEC to effect the suspension. The company will then immediately be relieved of its obligation to file periodic reports with the SEC. The company will also be relieved of other current and proposed securities laws and regulations, as described above under “Special Factors—Purpose of and Reasons For the Reverse Stock Split.”

Other than as described in this proxy statement, neither the company nor its management has any current plans, proposals or negotiations to effect any extraordinary transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to materially change its dividend rate or policy or indebtedness or capitalization; to change its board of directors or management; or otherwise to effect any material change in its corporate structure or business.

DISSENTERS’ RIGHTS

South Banking Company is a corporation organized under the laws of the State of Georgia, and its principal place of business and executive offices are in the State of Georgia. Georgia law confers rights upon shareholders of corporations organized under Georgia law to, in certain circumstances, demand payment for the fair value of all of their shares, and it establishes procedures for the exercise of those rights. These shareholder rights are referred to as “dissenters’ rights.”

In general, if the reverse stock split is completed, under Article 13 of the Georgia Business Corporation Code, a company shareholder holding less than 50 shares who dissents from the reverse stock split, and who otherwise complies with the provisions of Article 13, is entitled to demand and receive payment in cash of an amount equal to the fair value of all of such holder’s shares of the company’s common stock. Shareholders who hold more than 50 shares before the effectiveness of the reverse stock split, and will thus remain shareholders in the company after the reverse stock split, are not entitled to dissenters’ rights.

For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters’ rights under the Georgia Business Corporation Code, Georgia law provides that the fair value of a dissenting shareholder’s common stock equals the value of the shares immediately before the effective date of the reverse stock split, excluding any appreciation or depreciation in anticipation of the reverse stock split.

A dissenting shareholder must exercise his or her dissenters’ rights with respect to all of the shares he or she owns of record, other than those shares registered in the dissenting shareholder’s name but beneficially owned by another person. If a dissenting shareholder has shares registered in his or her name that are beneficially owned by another person, the dissenting shareholder may assert dissenters’ rights for less than all of the shares registered in his or her name, but only if he or she notifies the company in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights.

A shareholder who chooses to dissent from the reverse stock split and to receive payment of the fair value of his or her shares of common stock in accordance with the requirements of the Georgia Business Corporation Code must:

▶	deliver to the company, prior to the time the shareholder vote on the reverse stock split is taken, a written notice of his or her intent to demand payment for his or her shares registered in his or her name if the reverse stock split is completed; and

▶	not vote the shares registered in his or her name in favor of the reverse stock split.

Any filing of a written notice of intent to dissent with respect to the merger should be sent to: Olivia Bennett, Secretary, South Banking Company, 501 West 12th Street, Alma, Georgia 31510. A vote against the reverse stock split alone will not satisfy the requirements for compliance with Article 13 of the Georgia Business Corporation Code. A shareholder who wishes to dissent from the reverse stock split must, as an initial matter, separately comply with all of applicable conditions listed above.

Within ten days after the vote of company shareholders is taken at the special meeting, the company will provide to each shareholder who timely submitted a written notice of intent to dissent, and who did not vote in favor of the reverse stock split at the special meeting, a dissenters’ notice that:

▶	states where the dissenting shareholder is to send his, her, or its payment demand, and where and when the certificates for the dissenting shareholder’s shares, if any, are to be deposited;

▶	informs holders of uncertificated shares of common stock as to what extent transfer of the shares will be restricted after the payment demand is received;

▶	sets a date by which the company must receive the dissenting shareholder’s payment demand; and

▶	is accompanied by a copy of Article 13 of the Georgia Business Corporation Code.

Following receipt of the dissenters’ notice from the company, each dissenting shareholder must deposit his or her stock certificates and demand payment from the company in accordance with the terms of the dissenters’ notice. A dissenting shareholder who does not deposit his or her stock certificates and demand payment from South Banking Company by the date set forth in the dissenters’ notice will forfeit his or her right to payment under Article 13 of the Georgia Business Corporation Code.

Within ten days after the later of the date that the vote of shareholders is taken at the special meeting, or the date on which the company receives a payment demand, the company will send a written offer to each shareholder who complied with the provisions set forth in the dissenters’ notice to pay each such shareholder an amount that the company estimates to be the fair value of his or her shares, plus accrued interest. The offer of payment will be accompanied by:

▶	the company’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

▶	an explanation of how any interest was calculated;

▶	a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 14-2-1327 of the Georgia Business Corporation Code; and

▶	a copy of Article 13 of the Georgia Business Corporation Code.

If the dissenting shareholder chooses to accept the company’s offer of payment, he, she or it must do so by written notice to the company within 30 days after receipt of the offer of payment. A dissenting shareholder will be deemed to have accepted the offer of payment if he or she does not respond to that offer within the 30-day period. South Banking Company must make payment to each shareholder who responds to the offer of payment within 60 days after the making of the offer of payment, or the effective date of the reverse stock split, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in his, her, or its shares of company common stock.

If within 30 days after the company offers payment for the shares of a dissenting shareholder, the dissenting shareholder does not accept the estimate of fair value of his, her, or its shares and interest due thereon and demands payment of his, her, or its own estimate of the fair value of the shares and interest due thereon, then the company, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must file an action in the Superior Court in Bacon County, Georgia, requesting that the fair value of those shares be determined. The company must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If the company does not commence the proceeding within that 60-day period, it will be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

South Banking Company urges its shareholders to read all of the dissenter’s rights provisions of the Georgia Business Corporation Code, which are reproduced in full in Appendix E to this proxy statement and which are incorporated by reference into this proxy statement.

FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain federal income tax consequences. This discussion is included for general information only. No opinion of counsel or ruling from the Internal Revenue Service has been sought or obtained with respect to the federal, state or local income tax consequences of the reverse stock split. Because of the complexity of tax laws and because tax consequences may vary depending on the particular facts relating to each shareholder, you should consult your own tax advisor as to the federal, state, local and foreign tax effects of the reverse stock split in light of your individual circumstances.

Upon consummation of the reverse stock split, each 50 shares of pre-split common stock issued and outstanding immediately prior to the effective time of such split will be converted into one share of post-split common stock and all resulting fractional shares will be purchased by the company at the price of $40 per pre-split share.

There will be no direct tax consequences for those shareholders receiving only new shares of common stock upon the consummation of the reverse stock split, except for reallocation to the shareholders’ per share basis.

The receipt of cash by a shareholder in lieu of fractional shares of post-split common stock by the company will be a taxable transaction for such shareholder for federal income tax purposes. Each holder of fractional shares purchased by the company subsequent to the reverse stock split will recognize gain or loss upon the purchase of that shareholder’s fractional share equal to the difference, if any, between (1) the amount of the cash payment received for any fractional shares and (2) that shareholder’s adjusted tax basis in such fractional share. Assuming the pre-split common stock is held as a capital asset, the gain or loss recognized will be capital gain or loss, which will be long-term capital gain or loss if the shareholder’s holding period exceeds one year.

The cash payments due to the holders of fractional shares (other than certain exempt entities and persons) will be subject to a backup withholding tax at the rate of 30% under federal income tax law unless certain requirements are met. Generally, the company or its paying agent will be required to deduct and withhold the tax on cash payments due at the effective time of the purchase of fractional shares subsequent to the reverse stock split if (1) a shareholder fails to furnish a taxpayer identification number (in the case of an individual shareholder, his or her Social Security number) to the company or its paying agent or fails to certify under penalty of perjury that such number is correct; (2) the Internal Revenue Service notifies the company or its paying agent that the taxpayer identification number furnished by the shareholder is incorrect; (3) the IRS notifies the paying agent that the shareholder has failed to report interest, dividends, or original issue discount in the past; or (4) there has been a failure by the shareholder to certify under penalty of perjury that such shareholder is not subject to the backup withholding tax. Any amounts withheld by the company or its paying agent in collecting the backup withholding tax will reduce the federal income tax liability of the shareholders from whom such tax was withheld. The letter of transmittal which the company intends to mail to shareholders following the effectiveness of the reverse stock split will contain instructions on how to comply with these requirements.

South Banking Company will not recognize any gain or loss in connection with the reverse stock split.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING PERSONS

The name, present principal occupation or employment, five-year employment history and ownership of common stock of the directors, executive officers and controlling persons of South Banking Company is set forth below. Companies listed other than South Banking Company are its subsidiaries. None of the persons listed below has engaged in transactions with respect to the common stock during the past 60 days. During the last five years, none of the persons listed below has been convicted in a criminal proceeding nor were any of such persons a party to a judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. All such persons are U.S. citizens, and except as otherwise indicated, the address of the corporation in which such persons conduct their present principal occupation or employment is 501 West 12th Street, Alma, Georgia 31510. Beneficial ownership information is given o the extent known after reasonable inquiry, and is based on 399,500 shares of common stock outstanding as of the record date. Each of persons named below has been principally employed by South Banking Company or its subsidiaries for at least five years.

After reasonable inquiry, the company has learned that the following persons intend to vote their shares of common stock, and any shares such persons have proxy authority for, in favor of the reverse stock split for the reasons set forth above under “Special Factors.” As these shareholders hold a sufficient number of shares to assure approval of the reverse stock split, we expect that the reverse stock split will be approved at the special meeting.

Number of Shares Owned
(Percent of Outstanding)
Position with Company and
Name	Principal Occupation or Employment	Pre-Split	Post-Split

Olivia Bennett(1)(2)	Executive Vice President, Secretary and Director, South Banking Company; Chairman and Director, Alma Exchange Bank & Trust; Director, Banker’s Data Services, Inc.; Chairman, President and Director, Citizens State Bank; Chairman, President and Director, Peoples State Bank & Trust	189,372 (47.40%)	3,787 (48.51%)

Paul T. Bennett(1)(3)	President, Treasurer and Director, South Banking Company; Vice Chairman and Director, Citizens State Bank; Vice Chairman and Director, Peoples State Bank & Trust; Director and President, Banker’s Data Services, Inc.; Vice Chairman and Director, Alma Exchange Bank & Trust; Director, Chairman and President, Pineland State Bank	19,526 (4.89%)	390 (5.00%)

Lawrence Bennett(1)(4)	Director, South Banking Company; President and Director, Alma Exchange Bank & Trust; Director and Secretary, Banker’s Data Services, Inc.; Director, Peoples State Bank & Trust; Director, Pineland State Bank	12,814 (3.21%)	256 (3.28%)

Kenneth F. Wade	Director, South Banking Company; Executive Vice President and Director, Alma Exchange Bank & Trust; Director, Banker’s Data Services, Inc.	4,934 (1.24%)	98 (1.26%)

Charles Stuckey	Director, South Banking Company; Executive Vice President and Director, Peoples State Bank & Trust; Director, Banker’s Data Services, Inc.	992 (0.25%)	19 (0.24%)

James W. Whiddon	Director, South Banking Company; Executive Vice President and Director, Citizens Bank; Director, Banker’s Data Services	279 (0.07%)	5 (0.06%)

Richard Williams	Director, South Banking Company; Executive Vice President and Director, Pineland State Bank; Director, Banker’s Data Services, Inc.	—	—

(1)	Olivia Bennett is the mother of Paul T. Bennett and Lawrence Bennett.

(2)	Includes 166,085 pre-split shares owned by Estate of Valene Bennett of which Olivia Bennett is the Executrix and 23,287 pre-split shares owned by Bennett Family Limited Partnership of which she is the general partner.

(3)	The shares reported include 226 shares owned by Paul T. Bennett’s wife and 150 shares owned jointly with each of two children.

(4)	Owned jointly with Lawrence Bennett’s wife.

INTERESTS OF DIRECTORS, EXECUTIVE OFFICERS
AND CONTROLLING PERSONS IN THE REVERSE STOCK SPLIT

Shareholders should be aware that the persons named in the immediately preceding section may have interests that differ from yours in connection with the reverse stock split. Specifically, all such persons, with the exception of Mr. Williams who holds no shares, will continue to be shareholders of the company following the reverse stock split. The percentage ownerships of the four persons with the largest holdings as set forth above will increase (as with all remaining shareholders with holdings of about 2,100 share or more) as a result of the elimination of shareholders who currently own less than 50 shares. When the reverse stock split is effected, the persons named in the preceding section will hold approximately 58.3% of the outstanding shares of common stock. Such individuals now own approximately 57.1%. Other members of the Bennett family not listed in the table above currently hold approximately 8,360 shares, or 2.1% of the shares outstanding. After the reverse stock split, such other family members will hold 162 shares, or 2.1% of the shares outstanding. As noted previously, these persons intend to vote their shares of common stock, and any shares such persons have proxy authority for, in favor of the reverse stock split for the reasons set forth above under “Special Factors.” As these shareholders hold a sufficient number of shares to assure approval of the reverse stock split, we expect that the reverse stock split will be approved at the special meeting. The individual ownership of those persons, both before and after the split, is also set forth in the table above. See “Special Factors—Effects of the Reverse Stock Split.”

You should also be aware that all of the members of the board, including the special committee members, are officers of the company and/or its subsidiaries. The special committee consists of Messrs. Stuckey, Wade and Whiddon. The members of the special committee are not individually or collectively controlling shareholders of the company—collectively, they currently hold approximately 1.6% of the company, and will hold about the same amount after the reverse stock split and purchase of fractional shares. They are not related to the three members of the Bennett family on the board, who together currently hold 55.5% of the company, and will hold 56.8%after the reverse stock split and purchase of fractional shares.

The board was fully apprised of these potential differing interests. If because of these potential differing interests, any member of the board were to be deemed under Georgia law to have a financially significant beneficial interest in the reverse stock split that would reasonably be expected to exert an influence on the directors’ judgment, you should be aware that the affirmative vote at the special meeting of a majority of the shares of common stock not beneficially owned by the director or directors with such interests may preclude the reverse stock split from being enjoined or set aside, or from giving rise to an action for damages, based on such interests.

The reverse stock split is not subject to Georgia “fair price” and “business combinations with interested stockholders” statutes.

FINANCIAL INFORMATION

South Banking Company hereby incorporates by reference:

▶	The financial statements and the notes thereto, including the Report on Independent Accountants thereon, contained in the company’s Annual Report on Form 10-K for the Year Ended December 31, 2001, which is reproduced as Appendix A to this proxy statement;

▶	The unaudited financial statements and notes thereto contained in the company’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, which is reproduced as Appendix B to this proxy statement; and

▶	The pro forma financial information disclosing the effect of the reverse stock split and purchase of fractional shares on the company’s balance sheet as of September 30, 2002 and statements of income for the year ended December 31, 2001 and nine months ended September 30, 2002, attached as Appendix C to this proxy statement. Information concerning book value per share is also included. The ratio of earnings to fixed charges is not a meaningful measure and is not included.

According to unaudited internal forecasts of operating results for fiscal year 2002 prepared by management, the following results projected: total assets of approximately $230.8 million; comprehensive income of approximately $2.1 million; total shareholders’ equity of $21.7 million; and net income per share of $4.48. The internal forecast was based upon assumptions that are inherently subject to significant economic, competitive, legislative, and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of the company. There can be no assurance that the forecast will be realized, and actual results may be higher or lower than those shown. See “Cautionary Notice Regarding Forward-Looking Information.”

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

MARKET FOR COMMON STOCK AND DIVIDENDS

Set forth below is information concerning high and low sales prices by quarter for each of the last two fiscal years. The company’s common stock is not traded on any established public trading market. The company acts as its own transfer agent, and the information concerning sales prices set forth below is derived from the company’s stock transfer records. As of the record date for the special meeting, February 28, 2003, there were approximately 454 shareholders of record.

Sales Prices by Quarter

	High	Low

Fiscal Year 2002
First Quarter	—	—
Second Quarter	—	—
Third Quarter	—	—
Fourth Quarter	—	—
Fiscal Year 2001
First Quarter	—	—
Second Quarter	—	—
Third Quarter	$12.00	$12.00
Fourth Quarter	—	—

Set forth below is dividend information for the past two fiscal years.

	Dividends Paid Per Share

	2002	2001

First Quarter	—	—
Second Quarter	—	—
Third Quarter	—	—
Fourth Quarter	0.70	0.70

In the third quarter of 2001, affiliates of the company purchased an aggregate of 480 shares in four transactions at a price per share of $12.00. No other known affiliate of the company has purchased any common stock in the past two years.

EXCHANGE OF STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

When the proposed reverse stock split is effected, the company will send holders of record on the effective date of the reverse stock split transmittal forms and instructions for submitting their stock certificates in exchange for a new certificate or certificates representing the appropriate number of new shares of common stock and cash in lieu of fractional shares. Upon the effectiveness of the reverse stock split, which will occur concurrently with the filing of the necessary amendment to the company’s articles of incorporation with the Georgia Secretary of State, each certificate representing an outstanding share of common stock will be automatically deemed for all corporate purposes to evidence ownership of the reduced whole number of new shares of common stock if applicable, and the right to receive cash in lieu of any fractional share interest. Each shareholder of record who holds fewer than 50 shares of common stock immediately prior to the effectiveness of the reverse stock split will cease to have any shareholder rights or status upon effectiveness of the split and will only have the right to receive cash in lieu of the fractional share to which such shareholder of record would otherwise be entitled. These effects will occur upon effectiveness of the reverse stock split without any further action on the part of shareholders and without regard to the date or dates on which certificates formerly representing shares of pre-split common stock are physically surrendered.

To the extent that a person would otherwise be entitled to a fractional share as a result of the reverse stock split, then, upon such person’s surrender of old certificates along with a duly completed transmittal form, the company will forward to such person, in lieu of such fractional share, a cash payment equal to $40 per share for each share of common stock held of record by that person immediately prior to the effectiveness of the reverse stock split that is not combined with other shares of common stock to constitute a new whole share as part of the reverse stock split.

Until shareholders have surrendered their stock certificates in accordance with the transmittal instructions, such shareholders will not be entitled to receive dividends, if any, declared or payable to holders of record of post-split common stock, certificates representing the new shares of post-split common stock to which such shareholders may be entitled, or cash payments in lieu of fractional share interests. Such amounts, if any, will be remitted to the shareholder entitled thereto, without interest, promptly after the time existing common stock certificates are surrendered for exchange in accordance with the transmittal instructions, subject to applicable state laws relating to abandoned property.

No service charges or brokerage commissions will be payable by shareholders in connection with the reverse stock split.

If stock certificates have been lost or destroyed, the company may, in its discretion, accept in connection with the reverse stock split a duly executed affidavit and indemnity agreement of loss or destruction, in a form satisfactory to the company, in lieu of the lost or destroyed certificate. Additional instructions regarding lost or destroyed stock certificates will be included with the transmittal form and instructions sent to shareholders of record after the effectiveness of the reverse stock split.

The transmittal form and instructions will be sent by South Banking Company to shareholders of record after the effective date of the reverse stock split. Do not send in your stock certificates with your proxy card, or at any time before you receive the transmittal form and instructions.

CAUTIONARY NOTICE REGARDING FORWARD LOOKING INFORMATION

This proxy statement and its appendices contain statements about future events and expectations which are characterized as forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectations, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause actual results, events, performance or financial condition to differ materially from the expectations of future results, events, performance or financial condition that may be expressed or implied in any forward-looking statements. The words believe, may, will, should, anticipate, estimate, expect, intend, objective, seek, strive or similar words, or the negatives of these words, identify forward-looking statements. Factors that could cause actual results to differ materially from any forward-looking statements include those set forth under the heading “Special Cautionary Notice Regarding Forward-Looking Information” in the company’s Annual Report on Form 10-K for the Year Ended December 31, 2001 (reproduced as Appendix A to this proxy statement) and in the company’s other filings with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

South Banking Company is subject to Section 15(d) of the Securities Exchange Act and in accordance therewith files certain information with the SEC. The company has filed a Schedule 13E-3 with the SEC in connection with the proposed reverse stock split. As permitted by the rules and regulations of the SEC, this proxy statement does not contain all of the information set forth in the Schedule 13E-3. The Schedule 13E-3, including exhibits and other filings made by the company as described above, may be inspected at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. For information on the operation of the Public Reference Room, call the SEC at 1-800-SEC-0330. You can also obtain SEC filings of companies that file electronically with the SEC from the SEC’s Internet site at http://www.sec.gov.

GENERAL

Management knows of no matters which will be presented for consideration at the special meeting other than those stated in the notice of special meeting immediately preceding this proxy statement. If any other matters do properly come before the meeting, it is intended that the persons named in the accompanying proxy card will vote thereon in accordance with their judgment.

In addition to the solicitation of proxies from shareholders by use of the mails, it is expected that a limited number of officers or employees of the company, without additional compensation except payment of out-of-pocket expenses, may solicit proxies from shareholders by telephone or personal visits. All costs of solicitation, including the costs of preparing, assembling and mailing this proxy statement, will be borne by the company. The special committee of the board has retained Stevens & Company as its financial consultant to assist it, as described in “Special Factors.”

Shareholders are urged to fill in, date and sign the accompanying form of proxy and return it to South Banking Company as soon as possible.

By Order of the Board of Directors

Paul T. Bennett President and Treasurer

APPENDIX A

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

Form 10-K

Annual Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

For the fiscal year ended December 31, 2001
Commission file number 2-71249

South Banking Company

(Exact name of registrant as specified in its charter

Georgia	58-1418696

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

104 North Dixon Street, Alma, Georgia	31510

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (912) 632-8631

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act: None

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes	X	No

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation 5-K is not contained herein and will not be contained to the best of registrant’s knowledge in definitive proxy on information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. (X)

     State the aggregate market value of the voting stock held by nonaffiliates of the registrant: There is no established market for the outstanding common stock of the registrant.

     Indicate the number of shares outstanding of each of the registrant’s classes of common stock, as of the most recent practicable date.

Class	Outstanding at February 28, 2002

Common stock $1.00 par value per share	399,500

DOCUMENTS INCORPORATED BY REFERENCE

     List hereunder the following documents if incorporated by reference and the part of the Form 10-K into which the documents are incorporated: (1) any annual reports to security holders; (2) any prospectus filed pursuant to Rule 424(b) or (c) under the Securities Act of 1933. None

PART 1.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD LOOKING INFORMATION

     Statements and financial discussion and analysis contained in this Annual Report on Form 10-K that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company’s future plans, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company’s control. The important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation:

•	changes in interest rates and market prices, which could reduce the Company’s net interest margins, asset valuations and expense expectations;

•	changes in the levels of loan prepayments and the resulting effects on the value of the Company’s loan portfolio;

•	changes in local economic and business conditions which adversely affect the Company’s customers and their ability to transact profitable business with the Company, including the ability of its borrowers to repay their loans according to their terms or a change in the value of the related collateral;

•	increased competition for deposits and loans adversely affecting rates and terms;

•	the timing, impact and other uncertainties of the Company’s potential future acquisitions, including the Company’s ability to identify suitable future acquisition candidates, the success or failure in the integration of their operations, and the Company’s ability to enter new markets successfully and capitalize on growth opportunities;

•	increased credit risk in the Company’s assets and increased operating risk caused by a material change in commercial, consumer and/or real estate loans as a percentage of the total loan portfolio;

•	the failure of assumptions underlying the establishment of and provisions made to the allowance for loan losses;

•	changes in the availability of funds resulting in increased costs or reduced liquidity;

•	changes in the Company’s ability to pay dividends on its Common Stock;

•	increased asset levels and changes in the composition of assets and the resulting impact on the Company’s capital levels and regulatory capital ratios;

•	the Company’s ability to acquire, operate and maintain cost effective and efficient systems without incurring unexpectedly difficult or expensive but necessary technological changes;

•	the loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels;

•	changes in statutes and government regulations or their interpretations applicable to bank holding companies and the Company’s present and future banking and other subsidiaries, including changes in tax requirements and tax rates;

•	all written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by these cautionary statements.

Item 1. Business

     South Banking Company (the “Registrant”) is a business corporation organized at the direction of Alma Exchange Bank & Trust (“Alma Bank”) and Citizens State Bank (“Citizens Bank”) (collectively, the “Banks”) in 1980 under the Georgia Business Corporation Code. It was formed to obtain all the issued and outstanding shares of Common Stock of the Banks. Pursuant to the terms and provisions of a Plan of Reorganization and Agreement of Merger, dated as of January 13, 1981 and approved by the shareholders of the Banks on June 24, 1981, the Banks were reorganized into a holding company structure by merging the Banks with wholly-owned subsidiaries of the Registrant, which transaction was consummated on July 28, 1981. In connection with those mergers, the outstanding shares of Common Stock of the Banks were converted into shares of the Registrant at specified ratios and the Banks became wholly-owned subsidiaries of the Registrant. Pursuant to the terms and provision of an agreement of merger dated June 12, 1989 between South Banking and Georgia Peoples Bankshares, Inc. and approved by shareholders of Georgia Peoples on February 26, 1990, Georgia Peoples Bankshares and its subsidiary, Peoples State Bank, were merged into South Banking Company. In connection with the merger, the outstanding shares of Georgia Peoples Bankshares were converted into shares of the Registrant at specified ratios. During 1993, South Banking Company formed Banker’s Data Services, Inc. (“Banker’s Data”) for the purpose of handling all the computer functions of the Banks. Operations began in April, 1994. South Banking entered into an agreement in October of 1995 to acquire all the stock of Pineland State Bank (“Pineland Bank”) in Metter, Georgia. On January 11, 1996, the transaction was completed. On August 1, 2000, Pineland Bank acquired branches from Flag Inc. in Metter, Georgia, Cobbtown, Georgia, and Statesboro, Georgia.

     During 1998, Alma Bank formed South Financial Products, Inc. (SFP) as a vehicle to enter the financial services market and provide service to its customers. South Financial Products, Inc. offers a complete array of investment options including stocks, bonds, mutual funds, financial and retirement planning, tax advantaged investments and asset allocations. SFP offers securities through Unvest, a North Carolina based independent clearing firm. SFP is licensed and regulated through the National Association of Securities Dealers, the Securities and Exchange Commission and various state and federal banking authorities.

The maturing of the baby boomer generation is creating a market for asset management services. The Company expects growth in this department and anticipates that resulting fees will provide a stable stream of income.

The Banks

     The Banks operate full service banking business in Bacon, Appling, Candler, Tattnall, Bulloch, and Camden Counties, Georgia, providing such customary banking services as checking and savings accounts, various other types of time deposits, safe deposit facilities and money transfers. The Banks also finance commercial and agricultural transactions, make secured and unsecured loans, and provide other financial services to its customers. The Banks do not conduct trust activities. On December 31, 2000, Alma Bank and Peoples Bank ranked, on the basis of total deposits, as the 202nd and 272nd largest banks among 338 banks in Georgia. Citizens Bank, one of five banking operations in Camden County, ranked the 303rd largest bank among 338 banks in Georgia; and Pineland Bank, one of two banking operations in Metter, Georgia, ranked the 220th largest bank among 338 banks in Georgia, Sheshunoff’s Banks of Georgia (2001 edition).

     The Banks make and service both secured and unsecured loans to individuals, firms, and corporations. Commercial lending operations include various types of credit for the Banks’ customers. The Banks’ installment loan departments make direct loans to individuals and, to a limited extent, purchase installment obligations from retailers both with and without recourse. The Banks make a variety of residential, industrial, commercial, and agricultural loans secured by real estate, including interim construction financing. Each bank has established desired mixes of real estate, commercial, agricultural, and consumer lending depending upon activities within the local area. The ratios are established in accordance with risk diversification goals. All banks are located in small rural areas with low to moderate income levels. The banks primarily look to real estate lending as a major portion of portfolio. Real estate values have remained fairly stable over the past few years to give stability to lending activities. Loan to value ratios are maintained in the 60% to 80% level for various real estate lending. Loan to value ratio of non real estate loans vary from 50% for the inventory or receivables to 90% for vehicles and other consumer lending. The economy of the area remains fairly constant without great fluctuation. The national economy will effect the area primarily in the timber and other agricultural products; however, the movement is not as wide locally as national movement indicates. Citizens Bank, Pineland Bank and Peoples Bank act as agents for another bank in offering “Master Card” and “VISA” credit cards to its customers and does not assume the credit risk on these transactions. Alma Bank offers “Master Card” credit cards to its customers.

     At December 31, 2001, the Banks had correspondent relationships with 6 other commercial banks. These correspondent banks provide certain services to the banks such as processing checks and other items, buying and selling federal funds, handling money transfers and exchanges, shipping coins and currency, providing security and safekeeping of funds or other valuable items and furnishing limited management information and advice. As compensation for the services, the Banks maintain certain balances with its correspondents in non-interest bearing accounts.

Employees

     On December 31, 2001, the Registrant and its subsidiaries had 94 full-time and 20 part-time employees. The Registrant is not a party to any collective bargaining agreement and employee relations are deemed to be good.

Competition

     The Banking business is highly competitive. The Banks compete primarily with other commercial banks operating in Bacon, Camden, Appling, Tattnall, Bulloch, and Candler Counties. In addition, the Banks compete with other financial institutions, including savings and loan associations, credit unions and finance companies and, to a lesser extent, insurance companies and certain governmental agencies. The banking industry is also experiencing increased competition for deposits from less traditional sources such as money-market mutual funds.

Customers

     The majority of the Banks’ customers are individuals and small to medium-sized businesses headquartered within its service area. The Banks are not dependent upon a single or a very few customers, the loss of which would have a material adverse effect on the Banks. No customer accounts for more than 5% of the Banks’ total deposits at any time. Management does not believe that the Banks’ loan portfolio is dependent on a single customer or group of customers concentrated in a particular industry whose loss or insolvency would have a material adverse effect on the Banks.

Monetary Policies

     The results of operations of the Banks, and therefore of the Registrant, are affected by credit policies of monetary authorities, particularly the Board of Governors of the Federal Reserve System (the “Board of Governors”), even though the Banks are not members of the Federal Reserve.

     The instruments of monetary policy employed by the Federal Reserve include open market operations in U. S. Government securities and changes in the discount rate on member bank borrowing changes in reserve requirements against member bank deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve System, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the Banks.

Supervision and Regulations

     The Registrant is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the “Act”), and is required to register as such with the Board of Governors. The Registrant is required to file with the Board of Governors an annual report and such other information as may be required to keep the Board of Governors informed with respect to the Registrant’s compliance with the provisions of the Act. The Board of Governors may also make examinations of the Registrant and its subsidiaries from time to time.

     The Act requires every bank holding company to obtain the prior approval of the Board of Governors before it may acquire substantially all the assets of any bank or ownership or control of any voting shares of any bank, if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting shares of such bank. In no case, however, may the Board of Governors approve the acquisition by the Registrant of the voting shares of any bank located outside Georgia, unless such acquisition is specifically authorized by the laws of the state in which the bank to be acquired is located.

     In addition, a bank holding company is generally prohibited from engaging in or acquiring direct or indirect control of voting shares of any company engaged in nonbanking activities. One of the principal exceptions to this prohibition is for activities found by the Board of Governors, by order or regulation, to be so closely related to banking, managing or controlling banks as to be a proper incident thereto. Some of the activities that the Board of Governors has determined by regulation to be closely related to banking are: making or servicing loans and certain types of leases; performing certain data processing services; acting as fiduciary, investment or financial advisor; making investments in corporations or projects designed primarily to promote community welfare.

     In January, 1989, the Board of Governors issued final regulations which implement risk-based rules for assessing bank and bank holding company capital adequacy. The regulations revise the definition of capital and establish minimum capital standards in relation to assets and off-balance sheet exposures, as adjusted for credit risk.

Payment of Dividends and Other Restrictions

     South is a legal entity separate and distinct from its subsidiaries. There are various legal and regulatory limitations under federal and state law on the extent to which South’s subsidiaries can pay dividends or otherwise supply funds to South.

     The principal source of South’s cash revenues is dividends from its subsidiaries. The prior approval of the FRB or the Georgia Department of Bankers, as the case may be, is required if the total of all dividends declared by any state member bank of the Federal Reserve System in any calendar year exceeds the Bank’s net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock. The relevant federal and state regulatory agencies also have authority to prohibit a state member bank or bank holding company, which would include South and the Subsidiary Banks from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of the subsidiary, be deemed to constitute such an unsafe or unsound practice.

     Under Georgia law, the prior approval of the DBF is required before any cash dividends may be paid by a state bank if: (i) total classified assets at the most recent examination of such bank exceed 80% of the equity capital (as defined, which includes the reserve for loan losses) of such bank; (ii) the aggregate amount of dividends declared or anticipated to be declared in the calendar year exceeds 50% of the net profits (as defined) for the previous calendar year; or (iii) the ratio of equity capital to adjusted total assets is less than 6%.

     In addition, the Banks are subject to limitations under Section 23A of the Federal Reserve Act with respect to extensions of credit to, investments in, and certain other transactions with South. Furthermore, loans and extensions of credit are also subject to various collateral requirements.

Capital Adequacy

     The FRB has adopted risk-based capital guidelines for bank holding companies. The minimum ratio of total capital (“Total Capital”) to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. At least half of the Total Capital is to be composed of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of perpetual preferred stock, less goodwill (“Tier I Capital”). The remainder may consist of subordinated debt, other preferred stock and a limited amount of loan loss reserves.

     In addition, the FRB has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier I Capital to total assets, less goodwill (the “Leverage Ratio”) of 3% for bank holding companies that meet certain specified criteria, including those having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3% plus an additional cushion of 100 to 200 basis points. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the FRB has indicated that it will consider a “tangible Tier I capital leverage ratio” (deducting all intangibles) and other indications of capital strength in evaluating proposals for expansion or new activities.

     Effective December 19, 1992, a new Section 38 to the Federal Deposit Insurance Act implemented the prompt corrective action provisions that Congress enacted as a part of the Federal Deposit Insurance Corporation Improvement Act of 1991 (the “1991 Act”). The “prompt corrective action” provisions set forth five regulatory zones in which all banks are placed largely based on their capital positions. Regulators are permitted to take increasingly harsh action as a Bank’s financial condition declines. Regulators are also empowered to place in receivership or require the sale of a bank to another depository institution when a bank’s capital leverage ratio reaches two percent. Better capitalized institutions are generally subject to less onerous regulation and supervision than banks with less amounts of capital.

     The FDIC has adopted regulations implementing the prompt corrective action provisions of the 1991 Act, which place financial institutions in the following five categories based upon capitalization ratios: (i) a “well capitalized” institution has a total risk-based capital ratio of at least 10%, a Tier I risk-based ratio of at least 6% and a leverage ratio of at least 5%; (ii) an “adequately capitalized” institution has a total risk-based capital ratio of at least 8%, a Tier I risk-based ratio of at least 4% and a leverage ratio of at least 4%, (iii) an “undercapitalized” institution has a total risk-based capital ratio of under 8%, a Tier I risk-based ratio of under 4% or a leverage ratio of under 4%; (iv) a “significantly undercapitalized” institution has a total risk-based capital ratio of under 6%, a Tier I risk-based ratio of under 3% or a leverage ratio of under 3%; and (v) a “critically undercapitalized” institution has a leverage ratio of 2% or less. Institutions in any of the three undercapitalized categories would be prohibited from declaring dividends or making capital distributions. The FDIC regulations also establish procedures for “downgrading” an institution to a lower capital category based on supervisory factors other than capital.

     The downgrading of an institution’s category is automatic in two situations: (i) whenever an otherwise well-capitalized institution is subject to any written capital order or directive; and (ii) where an undercapitalized institution fails to submit or implement a capital restoration plan or has its plan disapproved. The Federal banking agencies may treat institutions in the well-capitalized, adequately capitalized and undercapitalized categories as if they were in the next lower level based on safety and soundness considerations relating to factors other than capital levels.

     All insured institutions regardless of their level of capitalization are prohibited by the Federal Deposit Insurance Corporation Improvement Act of 1991 (the “FDIC Act”) from paying any dividend or making any other kind of capital distribution or paying any management fee to any controlling person if following the payment or distribution the institution would be undercapitalized. While the prompt corrective action provisions of the FDIC Act contain no requirements or restrictions aimed specifically at adequately capitalized institutions, other provisions of the FDIC Act and the agencies’ regulations relating to deposit insurance assessments, brokered deposits and interbank liabilities treat adequately capitalized institutions less favorably than those that are well-capitalized.

     Under the FDIC’s regulations, all of the Subsidiary Banks are “well capitalized” institutions.

     The written policies of the Georgia Department of Banking and Finance (the “DBF”) require that state banks in Georgia generally maintain a minimum ratio of primary capital to total assets of 6.0%. At December 31, 2001, the Banks were in compliance with these requirements. In addition, the DBF is likely to compute capital obligations in accordance with the risk-based capital rules while continuing to require a minimum absolute level of capital.

     It is not anticipated that such minimum capital requirements will affect the business operations of the Banks. However, the Board, in connection with granting approval for bank holding companies to acquire other banks and bank holding companies or to engage in non-banking activities, requires bank holding companies to maintain tangible capital ratios at approximate peer group levels. This requirement can result in a bank holding company maintaining more capital than it would otherwise maintain. At the present time, South Banking Company’s tangible primary capital ratios are equal or above their peer group level.

     The laws of Georgia require annual registration with the DBF by all Georgia bank holding companies. Such registration includes information with respect to the financial condition, operations and management of intercompany relationships of the bank holding company and its subsidiaries and related matters. The DBF may also require such other information as is necessary to keep informed as to whether the provisions of Georgia law and the regulations and orders issued thereunder by the DBF have been in compliance with and the DBF may make examinations of the bank holding company and each bank subsidiary thereof.

     The banks are also subject to examination by the DBF and the FDIC. The DBF regulates and monitors all areas of the operations of the banks, including reserves, loans, mortgages, issuances of securities, payment of dividends, interest rates, and establishment of branches. Interest and certain other charges collected or contracted for by the Banks are also subject to state usury laws and certain federal laws concerning interest rates. The Banks’ deposits are insured by the FDIC up to the maximum permitted by law.

     Legislation has passed that would allow banks to branch statewide subject to certain restrictions. This law became effective July 1, 1996.

     Georgia banking laws permit bank holding companies to own more than one bank, subject to the prior approval of the Georgia Department of Banking and Finance; thereby, in effect, permitting statewide banking organizations. Such banks may be acquired as subsidiaries of the Registrant or merged into its existing bank subsidiaries.

Support of Subsidiary Banks

     Under the FRB policy, South is expected to act as a source of financial strength to, and to commit resources to support, each of the Subsidiary Banks. This support may be required at times when, absent such FRB policy, South may not be inclined to provide it. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a Federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     As a result of the enactment of Section 206 of the Financial Institutions Reform, Recovery and Enforcement Act (“FIRREA”) on August 9, 1989, a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution “in danger of default” is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulator assistance.

FDIC Insurance Assessments

     The Subsidiary Banks are subject to FDIC deposit insurance assessments for the Bank Insurance Fund (the “BIF”). Since 1989, the annual FDIC deposit insurance assessments increased from $.083 per $100 of deposits to a minimum level of $.23 per $100, an increase of 177 percent. The FDIC implemented a risk-based assessment system whereby banks are assessed on a sliding scale depending on their placement in nine separate supervisory categories, from $.23 per $100 of deposits for the healthiest banks (those with the highest capital, best management and best overall condition) to as much as $.31 per $100 of deposits for the less-healthy institutions, for an average of $.259 per $100 of deposits.

     On August 8, 1995, the FDIC lowered the BIF premium for “healthy” banks 83% from $.23 per $100 in deposits to $.04 per $100 in deposits, while retaining the $.31 level for the riskiest banks. The average assessment rate was therefore reduced from $.232 to $.044 per $100 of deposits. The new rate took effect on September 29, 1995. On November 14, 1995, the FDIC again lowered the BIF premium for “healthy” banks from $.04 per $100 of deposits to zero for the highest rated institutions (92% of the industry). All of the Subsidiary Banks are insured under the BIF fund and it is expected that they will be required to pay only the legally required annual minimum payments during 2002.

Recent Legislative and Regulatory Action

     On April 19, 1995, the four Federal bank regulatory agencies adopted revisions to the regulations promulgated pursuant to the Community Reinvestment Act (the “CRA”), which are intended to set distinct assessment standards for financial institutions. The revised regulations contain three evaluation tests: (i) a lending test which will compare the institution’s market share of loans in low- and moderate-income areas to its market share of loans in its entire service area and the percentage of a bank’s outstanding loans to low- and moderate-income areas or individuals; (ii) a services test which will evaluate the provisions of services that promote the availability of credit to low- and moderate-income areas; and (iii) an investment test, which will evaluate an institution’s record of investments in organizations designed to foster community development, small- and minority-owned businesses, and affordable housing lending, including state and local government housing or revenue bonds. The regulation is designed to reduce some paperwork requirements of the current regulations and provide regulators, institutions, and community groups with a more objective and predictable manner with which to evaluate the CRA performance of financial institutions. The rule became effective on January 1, 1996, at which time evaluation under streamlined procedures were scheduled to begin for institutions with assets of less than $250 million.

     These regulations have had little or no effect on South and the Subsidiary Banks. Congress and various Federal agencies (including Housing and Urban Development, the Federal Trade Commission and the Department of Justice)(collectively, the “Federal Agencies”) responsible for implementing the nation’s fair lending laws have been increasingly concerned that prospective home buyers and other borrowers are experiencing discrimination in their efforts to obtain loans. In recent years, the Department of Justice has filed suit against financial institutions, which it determined had discriminated, seeking fines and restitution for borrowers who allegedly suffered from discriminatory practices. Most, if not all, of these suits have been settled (some for substantial sums) without a full adjudication on the merits.

     On March 8, 1994, the Federal Agencies, in an effort to clarify what constitutes lending discrimination and specify the factors the agencies will consider in determining if lending discrimination exists, announced a joint policy statement detailing specific discriminatory practices prohibited under the Equal Opportunity Act and the Fair Housing Act. In the policy statement, three methods of proving lending discrimination were identified: (i) over evidence of discrimination, when a lender blatantly discriminates on a prohibited basis; (ii) evidence of disparate treatment, when a lender treats applicants differently based on a prohibited factor even where there is no showing that the treatment was motivated by prejudice or a conscious intention to discriminate against a person; and (iii) evidence of disparate impact, when a lender applies a practice uniformly to all applicants, but the practice has a discriminatory effect, even where such practices are neutral on their face and are applied equally, unless the practice can be justified on the basis of business necessity.

     On September 23, 1994, President Clinton signed the Reigle Community Development and Regulatory Improvement Act of 1994 (the “Regulatory Improvement Act”). The Regulatory Improvement Act contains funding for community development projects through banks and community development financial institutions and also numerous regulatory relief provisions designed to eliminate certain duplicative regulations and paperwork requirements. On September 29, 1994, President Clinton signed the Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Federal Interstate Bill”) which amended Federal law to permit bank holding companies to acquire existing banks in any state effective September 29, 1995, and to permit any interstate bank holding company to merge its various bank subsidiaries into a single bank with interstate branches after May 31, 1997. States have the authority to authorize interstate branching prior to June 1, 1997, or, alternatively, to opt out of interstate branching prior to that date. The Georgia Financial Institutions Code was amended in 1994 to permit the acquisition of a Georgia bank or bank holding company by out-of-state bank holding companies beginning July 1, 1995. On September 29, 1995, the interstate banking provisions of the Georgia Financial Institutions Code were superseded by the Federal Interstate Bill.

     On November 12, 1999, the Gramm-Leach-Bliley Act (“the Act”), formerly known as the Financial Modernization Act was enacted. The new statute is the most sweeping financial services legislation enacted in decades. It repeals depression-era laws and eliminates the barriers preventing affiliations among banks, insurance companies, and securities firms. Key provisions to the Act are summarized in the following paragraphs.

     Repeal of the Glass-Stegall Act — At its core, the Act repeals, effective 120 days after enactment, the anti-affiliation provisions in sections 20 and 32 of the Banking Act of 1933 (also known as the Glass-

Stegall Act) and amends provisions in the Bank Holding Company Act of 1956 to permit financial companies to offer a broad array of banking, insurance, securities, and other financial products, either through financial holding companies (“FHCs”) or through operating subsidiaries qualifying under the Act.

     In general, Congress decided to preserve the Federal Reserve’s role as the umbrella supervisor for holding companies. The Board will work, however, within a system of functional regulation designed to take advantage of the traditional strengths of the federal and state financial supervisors. In addition, the legislation establishes a mechanism for coordination between the Federal Reserve and Treasury regarding the approval of new financial activities for both holding companies and national bank financial subsidiaries.

     Banking organizations are prohibited under the Act from participating in new financial affiliations unless their depository institution subsidiaries are well capitalized and well managed. Regulators are required to address any failure to maintain safety and soundness standards in a prompt manner. In addition, regulators must prohibit holding companies from participating in new financial affiliations if, at the time of certification, any insured depository affiliate had received a less- than-satisfactory Community Reinvestment Act (“CRA”) rating at its most recent examination.

     Affiliation Authority — The Act amends section 4 of the Bank Holding Company Act (“BHCA”) to provide a new framework for engaging in new financial activities. Those bank holding companies (“BHCs”) that qualify to engage in the new financial activities are designated as financial holding companies (“FHCs”). New provisions of the BHCA permit BHCs that qualify as FHCs to engage in activities, and acquire companies engaged in activities that are financial in nature or incidental to such financial activities. FHCs are also permitted to engage in activities that are complementary to financial activities if the Board of Governors of the Federal Reserve Bank (“FRB Board”) determines that the activity does not pose a substantial risk to the safety or soundness of the institution or the financial system in general.

     The FRB Board may act by either regulation or order in determining what activities are financial in nature, incidental to financial in nature, or complementary. In doing so, the FRB must notify the Treasury of requests to engage in new financial activities and may not determine that an activity is financial or incidental to a financial activity if Treasury objects.

     Furthermore, Treasury may propose that the Board find a particular activity financial in nature or incidental to a financial activity. The Act establishes a similar procedure with regard to the Treasury’s (acting through the Office of the Comptroller of the Currency (“OCC”) determination of financial activities and activities that are incidental to financial activities for subsidiaries of national banks. Congress intends for the Federal Reserve and Treasury to establish a consultative process that will negate the need for either agency to veto a proposal of the other agency.

     Federal Home Loan Bank Reform — The Act reforms the Federal Home Loan Bank System, including greatly expanding the collateral that a community bank can pledge against FHLB System advances, thus giving smaller banks access to a substantial new liquidity source. FHLB members under $500 million in assets can now pledge small business and agricultural loans (or securities representing a whole interest in such loans) as collateral for advances.

     Privacy — The Act imposes a number of new restrictions on the ability of financial institutions — read as any entity offering financial products, including banks, insurance companies, securities houses, and credit unions — to share nonpublic personal information with nonaffiliated third parties. Specifically, the bill:

•	requires financial institutions to establish privacy policies and disclose them annually to all their customers, setting forth how the institutions share nonpublic personal financial information with affiliates and third parties

•	directs regulators to establish regulatory standards that ensure the security and confidentiality of customer information

•	permits customers to prohibit (opt-out-of permitting) such institutions from disclosing personal financial information to nonaffiliated third parties

•	prohibits transfer of credit card or other account numbers to third-party marketers

•	prohibits pretext calling (that is, makes it illegal for information brokers to call banks to obtain customer information with the intent to defraud the bank or customer)

•	protects stronger state privacy laws, as well as those not “inconsistent” with these Federal rules

•	requires the Treasury and other Federal regulators to study the appropriateness of sharing information with affiliates, including considering both negative and positive aspects of such sharing for consumers.

     The bill also imposes an affirmative obligation on banks to respect their customers’ privacy interests. Language protects a community bank’s ability to share information with third parties selling financial products (for example, insurance or securities) to bank customers. Community banks can thus continue such sales practices without being subject to the opt-out provisions contained elsewhere in the legislation.

     Bankruptcy Legislation — Although proposed bankruptcy legislation is not finalized and signed into law, it appears that the final legislation may assist in reducing the number of voluntary liquidation bankruptcies. This legislation may be of long-term benefit to financial institutions and other creditors.

     Various legislation, including proposals to substantially change the financial institution regulatory system and to expand or contract the powers of banking institutions and bank holding companies, is from time to time introduced in Congress. This legislation may change banking statutes and the operating environment of the combined company and its subsidiaries in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. The Registrant cannot accurately predict whether any of this potential legislation will ultimately be enacted, and, if enacted, the ultimate effect that it, or implementing regulations, would have upon the financial condition or results of operations of itself or any of its subsidiaries.

Omnibus Budget Reconciliation Act of 1993

     The Omnibus Budget Reconciliation Act of 1993 (the “Tax Act”) continues the recent legislation affecting banks and financial institutions. The Tax Act was designed as a deficit reduction with similarities to the 1990 Act which was also designed to slice $500 billion from the deficit.

     Generally the Tax Act affects all corporations as to a new 35% tax rate for income in excess of $10 million and the maximum corporate capital gains rate was increased to 35%. The Registrant currently will not be affected by the change due to the income level of the Registrant. Various other provisions would restrict certain deductions and/or change the treatment of certain transactions.

     Provisions that especially affect financial institutions included market to market Accounting for Securities. The Tax Act requires that securities that are inventory in the hands of a dealer be inventoried at fair market value (market to market). For the purposes of these rules, “securities” and a “dealer” are defined more broadly than under prior law. A “dealer” is any person who either regularly purchases securities from or sells securities to customers in the ordinary course of business or regularly offers to enter into, assume, offset, assign or otherwise terminate positions in securities with customers in the ordinary course of a trade or business. Banks have been determined to qualify as a dealer under the new definitions. Unless securities are properly identified as held for investment, all inventory will be required to be market to market.

     A second item affecting financial institutions is the treatment of tax-free FSLIC Assistance that was credited on or after March 4, 1991 in connection with the disposition of “covered” assets. Financial institutions are required to treat that assistance as compensation for any losses claimed on dispositions or charge-offs of these assets, effectively denying them any tax loss for those assets. This provision should not have any effect on the Registrant.

     The third item affecting financial institutions is the amortization of intangible assets effective for purchase after the enactment (August 10, 1993). Taxpayers are required to amortize most intangibles (including goodwill, core deposits, going concern value and covenant not to compete) used in a trade or business over a 15 year period. Exception to this rule includes mortgage service rights. The provision will have significant impact on any future purchases the holding company may decide to undertake.

     Some of the other provisions such as eliminating deductions for lobbying expense and club dues will impact the taxes payable by the Registrant.

Recent and Proposed Changes in Accounting Rules

     In June, 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. The statement is effective for annual and quarterly financial statements for fiscal years beginning after December 15, 1997, with earlier application permitted. For the Company, the statement became effective in the first quarter of 1998 and required reclassification of earlier financial statements for comparative purposes. SFAS No. 130 requires that changes in the amounts of comprehensive income items be shown in a primary financial statement. Comprehensive income is defined by the statement as “the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners.” While the adoption of this statement changed the look of the Company’s financial statements, it did not have a material effect on the Company.

     Also, in June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The statement is effective for financial statements for fiscal years beginning after December 15, 1997, with earlier application permitted. SFAS No. 131 changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. A company is required to report on operating segments based on the management approach. An operating segment is defined as any component of an enterprise that engages in business activities from which it may earn revenues and incur expenses. The management approach is based on the way that management organizes the segments within the enterprise for making operating decisions and assessing performance. The adoption of this standard did not have a material effect on the Company.

     In February 1998, the FASB issued SFAS No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits. The statement is effective for fiscal years beginning after December 15, 1997. SFAS No. 132 provides additional information to facilitate financial analysis and eliminates certain disclosures which are no longer useful. To the extent practical, the statement also standardizes disclosures for retiree benefits. The adoption of this standard did not have a material effect on the Company.

     In June 1998, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities.” This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation.

     In June of 1999, the FASB issued SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of FASB Statement No. 133.” This statement deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000, with early application encouraged. South is in the process of determining the impact, if any, the implementation of SFAS No. 133 and SFAS No. 137 will have on its results of operations.

     In October 1998, the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by Mortgage Banking Enterprise, an amendment to SFAS No. 65. This statement is effective for the first fiscal quarter beginning after December 15, 1998, (or January 1, 1999 for the Company). The statement requires that after the securitization of mortgage loans held for sale, any retained mortgage-backed securities be classified in accordance with SFAS No. 115, based on the entity’s ability and intent to sell or hold those investments. Prior to this statement, mortgage banking entities were required to classify these securities as trading only. The adoption of this standard did not have a material effect on the Company.

     In September 2000, the FASB issued Statement of Financial Accounting Standards No. 140, “Accounting for transfers and Servicing of Financial Assets and Extinguishments of Liabilities — a Replacement of FASB Statement No. 125” (“SFAS 140”). SFAS 140 revises the criteria for accounting for securitizations and other transfers of financial assets and collateral. In addition, SFAS 140 requires certain additional disclosures. Except for the new disclosure provisions, which were effective for the year ended December 31, 2000, SFAS 140 was effective for the transfer of financial assets occurring after March 31, 2001. The provisions of SFAS 140 did not have a significant effect on the company.

     In July 2001, the FASB issued Statements of Financial Accounting Standards No. 141, “Business Combinations” (“FAS 141”) and No. 142, “Goodwill and Other Intangible Assets"(“FAS 142”). These standards change the accounting for business combinations by, among other things, prohibiting the prospective use of pooling-of-interests accounting and requiring companies to stop amortizing goodwill and certain intangible assets with an indefinite useful life created by business combinations accounted for using the purchase method of accounting. Instead, goodwill and intangible assets deemed to have an indefinite useful life will be subject to an annual review for impairment. The new standards generally will be effective in the first quarter of 2002. The provisions of these statements did not have an effect on the company.

Industry Developments

     Certain recently-enacted and proposed legislation could have an effect on both the costs of doing business and the competitive factors facing the financial institution’s industry. Because of the uncertainty of the final terms and likelihood of passage of the proposed legislation, the Company is unable to assess the impact of any proposed legislation on its financial condition or operations at this time.

Selected Statistical Information

     The tables and schedules on the following pages set forth certain significant statistical data with respect to: (i) the distribution of assets, liabilities and shareholders’ equity and the interest rates and interest differentials experienced by, the Registrant and its subsidiaries; (ii) the investment portfolio of the Registrant and its subsidiaries; (iii) the loan portfolio of the Registrant and its subsidiaries, including types of loans, maturities and sensitivity to changes in interest rates and information on nonperforming loans; (iv) summary of the loan loss experience and reserves for loan losses of the Registrant and its subsidiaries; (v) types of deposits of the Registrant and its subsidiaries; and (vi) the return on assets and equity for the Registrant and its subsidiaries.

I. DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS’ EQUITY;
INTEREST RATES AND INTEREST DIFFERENTIALS

A.	The condensed average balance sheets for the periods indicated are presented below.

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2001	2000	1999

	(In Thousands)
ASSETS
Cash and due from banks	$6,705	$6,283	$7,836
Cash in bank — interest bearing	957	822	1,355
Taxable investment securities	16,518	16,884	15,905
Nontaxable investment securities	1,326	1,613	1,825
Others	1,343	1,487	1,435
Federal funds sold and securities purchased under agreements to resell	18,028	9,945	8,757
Loans — net	166,639	148,195	121,166
Other assets	14,555	10,762	8,031

Total Assets	$226,071	$195,991	$166,310

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits: Demand — non-interest bearing	$24,903	$22,444	$20,341
Demand — interest bearing	30,600	24,959	23,777
Savings	11,809	11,122	10,674
Time	131,154	114,026	92,406

Total Deposits	$198,466	$172,551	$147,198
Federal funds purchased	23	114	55
Other borrowed funds	6,065	4,518	3,087
Other liabilities	2,453	1,768	962

Total Liabilities	$207,007	$178,951	$151,302
Shareholders’ equity	19,064	17,040	15,008

Total Liabilities and Shareholders’ Equity	$226,071	$195,991	$166,310

B.	Interest Rates. The tables below show for the periods indicated the average amount outstanding for major categories of interest earning assets and interest bearing liabilities; the average interest rates earned or paid; the interest income and expense earned or paid thereon; net interest earnings and the net yield on interest-earning assets.

	Year Ended December 31, 2001

	Average	Yield/
	Balance	Interest	Rate

	(In Thousands)
ASSETS
Cash in banks — interest bearing	$957	$54	5.64%
Loans	166,639	16,737	10.04%
Taxable investments	16,518	947	5.73%
Non-taxable investments	1,326	66	4.97%
Other	1,343	60	4.47%
Federal funds sold and securities purchased under agreements to resell	18,028	741	4.11%

Total Interest-Bearing Assets	$204,811	$18,605	9.08%

LIABILITIES
Demand — interest bearing	$30,600	$694	2.27%
Savings deposits	11,809	314	2.65%
Other time deposits	131,154	7,897	6.02%
Other borrowing	6,065	429	7.07%
Federal funds purchased	23	1	4.34%

Total Interest-Bearing Liabilities	$179,651	$9,335	5.20%

Net interest earnings		$9,270

Net yield on interest earning assets			3.88%

	Year Ended December 31, 2000

	Average	Yield/
	Balance	Interest	Rate

	(In Thousands)
ASSETS
Cash in banks — interest bearing	$822	$53	6.44%
Loans	148,195	16,604	11.20%
Taxable investments	16,884	1,021	6.05%
Non-taxable investments	1,613	79	4.90%
Other	1,487	73	4.91%
Federal funds sold and securities purchased under agreements to resell	9,945	623	6.26%

Total Interest-Bearing Assets	$178,946	$18,453	10.31%

LIABILITIES
Demand — interest bearing	$24,959	$648	2.59%
Savings deposits	11,122	359	3.23%
Other time deposits	114,026	7,115	6.24%
Other borrowing	4,518	448	9.91%
Federal funds purchased	114	8	7.02%

Total Interest-Bearing Liabilities	$154,739	$8,578	5.54%

Net interest earnings		$9,875

Net yield on interest earning assets			4.77%

	Year Ended December 31, 1999

	Average	Yield/
	Balance	Interest	Rate

	(In Thousands)
ASSETS
Cash in banks — interest bearing	$1,355	$78	5.75%
Loans	121,166	12,859	10.61%
Taxable investments	15,905	936	5.88%
Non-taxable investments	1,825	87	4.77%
Other	1,435	96	6.68%
Federal funds sold and securities purchased under agreements to resell	8,757	462	5.28

Total Interest-Bearing Assets	$150,443	$14,518	9.65%

LIABILITIES
Demand — interest bearing	$23,777	$633	2.66%
Savings deposits	10,674	352	3.30%
Other time deposits	92,406	5,037	5.45%
Other borrowing	3,087	236	7.65%
Federal funds purchased	55	3	5.45

Total Interest-Bearing Liabilities	$129,999	$6,261	4.82%

Net interest earnings		$8,257

Net yield on interest earning assets			4.83%

(1)  Note: Loan fees are included for rate calculation purposes. Loan fees included in interest amounted to approximately $1,208,871 in 2001, $999,520 in 2000 and $892,522 in 1999. Non accrual loans have been included in the average balances.

C.	Interest Differentials. The following tables set forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rates.

2001 Compared to 2000

	Increase (Decrease) Due to (1)

	Volume	Rate	Change

	(In Thousands)
Interest earned on:
Cash in banks — interest bearing	$9	$(8)	$1
Loans	2,066	(1,933)	133
Taxable investments	(22)	(52)	(74)
Nontaxable investments	(14)	1	(13)
Other	(7)	(6)	(13)
Federal funds sold and securities purchased under agreement to resell	505	(387)	118

Total Interest-Earning Assets	$2,537	$(2,385)	$152

2001 Compared to 2000 (Con’t)

	Increase (Decrease) Due to (1)

	Volume	Rate	Change

	(In Thousands)
Interest paid on:
NOW deposits	$144	$(98)	$46
Savings deposits	22	(67)	(45)
Other time deposits	1,070	(288)	782
Other borrowing	153	(172)	(19)
Federal funds purchased	(6)	(1)	(7)

Total Interest-Bearing Liabilities	$1,383	$(626)	$757

Net Interest Earnings	$1,154	$(1,759)	$(605)

(1)  The change in interest due to volume has been determined by applying the rate from the earlier year to the change in average balances outstanding from one year to the next. The change in interest due to rate has been determined by applying the change in rate from one year to the next to average balances outstanding in the later year.

2000 Compared to 1999

	Increase (Decrease) Due to (1)

	Volume	Rate	Change

	(In Thousands)
Interest earned on:
Cash in banks — interest bearing	$(31)	$6	$(25)
Loans	2,867	878	3,745
Taxable investments	57	28	85
Nontaxable investments	(10)	2	(8)
Other	3	(26)	(23)
Federal funds sold and securities purchased under agreement to resell	63	98	161

Total Interest-Earning Assets	$2,949	$986	$3,935

Interest paid on:
NOW deposits	$31	$(16)	$15
Savings deposits	14	(7)	7
Other time deposits	1,178	900	2,078
Other borrowing	109	103	212
Federal funds purchased	3	2	5

Total Interest-Bearing Liabilities	$1,335	$982	$2,317

Net Interest Earnings	$1,614	$4	$1,618

(1) The change in interest due to volume has been determined by applying the rate from the earlier year to the change in average balances outstanding from one year to the next. The change in interest due to rate has been determined by applying the change in rate from one year to the next to average balances outstanding in the later year.

1999 compared to 1998

	Increase (Decrease) Due to (1)

	Volume	Rate	Change

	(In Thousands)
Interest earned on
Cash in banks — interest bearing	$(3)	$(1)	$(4)
Loans	1,084	(377)	707
Taxable investments	(38)	38	—
Nontaxable investments	(7)	2	(5)
Other	24	14	38
Federal funds sold and securities purchased under agreement to resell	(137)	(2)	(139)

Total Interest-Earning Assets	$923	$(326)	$597

Interest paid on:
NOW deposits	$31	$(76)	$(45)
Savings deposits	52	12	64
Other time deposits	372	(499)	(127)
Other borrowing	(23)	(3)	(26)
Federal funds purchased	3	—	3

Total Interest-Bearing Liabilities	$435	$(566)	$(131)

Net Interest Earnings	$488	$240	$728

(1)  The change in interest due to volume has been determined by applying the rate from the earlier year to the change in average balances outstanding from one year to the next. The change in interest due to rate has been determined by applying the change in rate from one year to the next to average balances outstanding in the later year.

II. INVESTMENT PORTFOLIO

A.	Types of Investments The carrying amounts of investment securities at the dates indicated are summarized as follows:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2001	2000	1999

	(In Thousands)
U. S. Treasury and other U. S. government agencies and corporations	$15,691	$18,449	$16,292
State and political subdivisions (domestic)	1,131	1,529	1,714
Mortgage backed securities	236	399	502
Equities	262	465	545

Totals	$17,320	$20,842	$19,053

B.     Maturities     The amounts of investment securities in each category as of December 31, 2001 are shown in the following table according to maturity classifications (1) one year or less, (2) after one year through five years, (3) after five years through ten years, (4) after ten years.

	U. S. Treasury
	and Other U. S.
	Government		State
	Agencies and		and Political		Mortgage Backed
	Corporations		Subdivisions		Securities

		Average		Average
		Yield		Yield		Average
	Amount	(1)	Amount	(1)(2)	Amount	Yield

	(In Thousands)
Maturity:
One year or less	$1,962	4.46%	$359	8.14%	$—	—
After one year through five years	10,815	5.00	309	7.35	—	—
After five years through ten years	2,914	4.92	103	7.33	—	—
After ten years	—	—	360	9.14	236	7.27

Totals	$15,691	4.92%	$1,131	8.17%	$236	7.27%

(1)	Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the acquisition price of each security in that range.

(2)	Yields on securities of state and political subdivisions are stated on a tax equivalent basis, using a tax rate of 34%.

III. Loan Portfolio

     A.     Types of Loans     The amount of loans outstanding at the indicated dates are shown in the following table according to type of loan.

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2001	2000	1999

	(In Thousands)
Commercial, financial and agricultural	$49,558	$42,973	$34,607
Real estate — mortgage	85,876	81,314	62,829
Real estate — construction	9,015	7,646	13,413
Installments	27,929	31,294	21,433

	$172,378	$163,227	$132,282
Less — Unearned income	289	253	216
Reserve for possible losses	2,756	2,728	2,169

Total Loans	$169,333	$160,246	$129,897

B.     Maturities and Sensitivity to Changes in Interest Rates     The amount of total loans by category outstanding as of December 31, 2001 which, based on remaining repayments of principal, are due in (1) one year or less, (2) more than one year but less than five and (3) more than five years are shown in the following table. The amounts due after one year are classified according to the sensitivity to changes in interest rates.

	Maturity Classification

		Over One
	One Year	Through	Over
Types of Loans	or Less	Five Years	Five Years	Total

	(In Thousands)
Commercial, financial and agricultural	$21,309	$13,789	$14,460	$49,558
Real estate mortgage	37,159	29,669	19,048	85,876
Real estate construction	4,178	1,331	3,506	9,015
Installment	8,736	13,320	5,873	27,929
Total loans due after one year with:
Predetermined interest rate		50,484

Floating interest rate		48,512

C.     Nonperforming Loans     The following table presents, at the dates indicated, the aggregate amounts of nonperforming loans for the categories indicated.

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2001	2000	1999

	(In Thousands)
Loans accounted for on a non-accrual basis	$1,002	$876	$422
Loans contractually past due ninety days or more as to interest or principal payments	1,028	734	419
Loans, the terms of which have been renegotiated to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower	4	8	29

C. Nonperforming Loans — (con’t)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2001	2000	1999

(In Thousands)
Loans now current about which there are serious doubts as to the ability of the borrower to comply with present loan repayment terms	—	—	—

     Loans are placed on non-accrual basis when loans are past due ninety days or more. Management can elect not to place loans on non-accrual status if net realizable value of collateral is sufficient to cover the balance and accrued interest.

D.     Commitments and Lines of Credit     The banks provide commitments and lines of credit to their most worthy customers only. Commitments are for short terms, usually not exceeding 30 days, and are provided for a fee of 1% of the amount committed. Lines of credit are for periods extending up to one year. No fee is usually charged with respect to the unused portion of a line of credit. Interest rates on loans made pursuant to commitments or under lines of credit are determined at the time that the commitment is made or line is established.

E. Rate Sensitivity Analysis

SOUTH BANKING COMPANY
DECEMBER 31, 2001
INTEREST RATE RISK

Note: Dollar amounts in columns are cumulative amounts

Total assets on this date equaled $224,791

	0 - 3	0 - 12	0 to 3	0 to 5	0 - 15
Interest Rate Risk	Months	Months	Years	Years	Years

Rate sensitive assets:
Securities (fixed rates)	$—	$4,483	$7,837	$15,711	$16,823
Securities (floating rates)	236	236	236	236	236
Mutual funds @ UVEST	57	45	57	57	57
CD’s at banks	797	1,174	1,273	1,273	1,273
Loans (fixed rates)	19,975	44,265	73,030	83,519	93,379
Loans (floating rates)	74,473	75,893	75,893	75,893	75,893
Federal funds sold	10,252	10,252	10,252	10,252	10,252

Total rate sensitive assets	$105,790	$136,348	$168,578	$186,941	$197,913

Rate sensitive liabilities:
CD/IRA’s under $100M	$30,333	$83,714	$90,930	$91,426	$91,426
CD/IRA’s => $100M	8,589	30,200	31,760	31,760	31,760
Regular savings/Christmas	11,510	11,510	11,510	11,510	11,510
Now/Super Now	23,382	23,382	23,382	23,382	23,382
Money market deposit	7,923	7,923	7,923	7,923	7,923
Treasury, tax & loan note	35	35	35	35	35
Federal funds purchased	0	0	0	0	0
Note payable-Ford Motor	3	7	7	7	7
Note payable-Banker’s Bank	0	325	1,125	2,125	4,725
Note payable-Waycross Bank & Trust	0	0	0	0	0
Note payable-Banker’s Bank (BDS)	51	204	612	849	849
Note payable-FHLB	1,500	1,500	1,500	1,500	1,500

Total rate sensitive liabilities	$83,326	$158,800	$168,784	$170,517	$173,117

Rate sensitive assets less Rate sensitive liabilities	$22,464	$(22,452)	$(206)	$16,424	$24,796

Rate sensitive assets less Rate sensitive liabilities/Total assets	9.99%	(9.99%)	(0.09%)	7.31%	11.03%

Rate sensitive assets/ Rate sensitive liabilities	126.96%	85.86%	99.88%	109.63%	114.32%

E. Rate Sensitivity Analysis

SOUTH BANKING COMPANY
DECEMBER 31, 2001

     The rate sensitivity analysis table is designed to demonstrate South’s sensitivity to changes in interest rates by setting forth in comparative form the repricing maturities of South’s assets and liabilities for the period shown. A ratio of greater than 1.0 times interest earnings assets to interest bearing liabilities indicates that an increase in interest rates will generally result in an increase in net income for South and a decrease in interest rates will result in a decrease in net income. A ratio of less than 1.0 times earnings assets to interest-bearing liabilities indicates that a decrease in interest rates will generally result in an increase in net income for South and an increase in interest rates will result in a decrease in net income.

IV. Summary of Loan Loss Experience

     The following table summarizes loan balances at the end of each period and average balances during the year for each category; changes in the reverse for possible loan losses arising from loans charged off and recoveries on loans previously charged off; additions to the reserve which have been charged to operating expense; and the ratio of net charge-offs during the period to average loans.

		Year Ended	Year Ended	Year Ended
		December 31,	December 31,	December 31,
		2001	2000	1999

		(In Thousands)
A.	Average amount of loans outstanding	$166,639	$148,195	$121,166
B.	Balance of reserve for possible loan losses at
	beginning of period	$2,728	$2,169	$1,971

C.	Loans charged off:
	Commercial, financial and agricultural	$398	$274	$149
	Real estate - mortgage	225	127	67
	Installments	379	263	217

		$1,002	$664	$433

D.	Recoveries of loans previously charged off:
	Commercial, financial and agricultural	$4	$83	$2
	Real estate	49	29	31
	Installment	85	99	95

		$138	$211	$128

E.	Net loans charged off during period	$864	$453	$305

	Additions to reserve charged to operating
	expense during period (1)	$893	$424	$503
	Addition from bank acquisition	—	588	—

		$893	$1,012	$503

F.	Balance of reserve for possible loan losses at
	end of period	$2,757	$2,728	$2,169

G.	Ratio of net loans charged off during the period to
	average loans outstanding	.52	.31	.25

(1)	Although the provisions exceeded the minimum provision required by regulatory authorities, the Board of Directors believe that the provision has not been in excess of the amount required to maintain the reserve at a sufficient level to cover potential losses. The amount charged to operations and the related balance in the reserve for loan losses is based upon periodic evaluations by management of the loan portfolio. These evaluations consider several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience and management’s estimation of future potential losses.

(2)	Management’s review of the loan portfolio did not allocate reserves by category due to the portfolio’s small size. The reserves were allocated on the basis of a review of the entire portfolio. The portfolio does not contain excessive concentrations in any industry or loan category that might expose South to significant risk.

V. Deposits

A.	Average deposits, classified as demand deposits, savings deposits and time certificates of deposit for the periods indicated are presented below:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2001	2000	1999

	(In Thousands)
Demand deposits	$24,903	$22,444	$20,341
NOW deposits	30,600	24,959	23,777
Savings deposits	11,809	11,122	10,674
Time certificates of deposits	131,154	114,026	92,406

Total Deposits	$198,466	$172,551	$147,198

B.	The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2001 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months and (4) over twelve months.

Three months or less	$8,741
Over three through twelve months	21,505
Over twelve months	1,560

Total	$31,806

VI. Return on Assets and Shareholders’ Equity

     The following rate of return information for the periods indicated is presented below:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2001	2000	1999

Return on assets(1)	.74%	1.35%	1.28%
Return on equity(2)	8.83%	15.53%	14.18%
Dividend payout ratio(3)	16.63%	10.57%	12.20%
Equity to assets ratio(4)	8.43%	8.69%	9.02%

(1)	Net income divided by average total assets.

(2)	Net income divided by average equity.

(3)	Dividends declared per share divided by net income per share.

(4)	Average equity divided by average total assets.

Item 2. Properties

     Alma Bank’s main banking office and the Registrant’s principal executive offices are located at 104 North Dixon Street, Alma, Georgia 31510. The building, containing approximately 13,040 square feet of usable office and banking space, and the land, approximately 1.2 acres, are owned by Alma Bank. Alma Bank also has a separate drive-in banking facility located at 505 South Pierce Street, Alma, Georgia. The building, containing 510 square feet, in which the branch is located and the land, approximately .4 acres, on which it is located are owned by Alma Bank.

     Citizens Bank’s main banking office is located at 205 East King Street, Kingsland, Georgia 31548. The building, containing approximately 6,600 square feet of usable office and banking space, and the land, approximately 2 acres, are owned by Citizens Bank.

     Peoples Bank’s main banking office is located at Comas and E. Parker Streets, Baxley, Georgia 31513. The building, containing approximately 7,800 square feet of usable office and banking space, and the land, approximately 2.5 acres, are owned by the Peoples Bank. The Bank does not have branches.

     Pineland Bank’s main banking office is located at 257 North Broad Street, Metter, Georgia 30439. The building, containing approximately 10,000 square feet of usable office and banking space, and the land, approximately 1 acre, are owned by the Pineland Bank.

     Pineland Bank also has three branches. The branch in Metter, Georgia is a limited service drive-in facility containing approximately 500 square feet and is situated on land covered by a long term lease.

A building acquired in the Flag acquisition houses the branch in Cobbtown, Georgia. This facility consists of a 3,396 square foot building on a 90 x 120 ft. lot. A building in Statesboro, Georgia is leased to accommodate a small branch. This lease is renewed on an annual basis.

Item 3. Legal Proceedings

     Neither the Registrant or its subsidiaries are parties to, nor is any of their property the subject of, any material pending legal proceedings, other than ordinary routine proceedings incidental to the business of the Banks, nor to the knowledge of the management of the Registrant are any such proceedings contemplated or threatened against it or its subsidiaries.

Item 4. Submission of Matters to a vote of Security Holders

     None applicable.

Part II.

Item 5. Market for the Registrant’s Common Stock and Related Security Holder Matters

     There is no public market for the common stock of South or the Banks. The last known selling price of South’s common stock, based on information available to South’s management, was $12.00 per share on September 13, 2001. As of March 1, 2002, the Company had 469 shareholders with 399,500 shares outstanding.

     For the years ended December 31, 2001, 2000 and 1999, South paid cash dividends of $279,628 or $.70 per share, $279,628 or $.70 per share, and $259,675 or $.65 per share, respectively. These dollars equate to dividend payout ratios (dividends declared divided by net income) of 16.63%, 10.57% and 12.20% in 2001, 2000 and 1999, respectively. Certain other information concerning dividends and historical trading prices is set forth below:

QUARTERLY COMMON STOCK DATA

     Set forth below is information concerning high and low sales prices by quarter for each of the last two fiscal years and dividend information for the last two fiscal years. The Company’s common stock is not traded on any established pubic trading market. The Company acts as its own transfer agent, and the information concerning sales prices set forth below is derived from the Company’s stock transfer records. As of December 31, 2001, there were 469 shareholders of record.

SALES PRICES BY QUARTER

	High	Low

Fiscal Year 2001
First Quarter	$—	$—
Second Quarter	—	—
Third Quarter	12.00	12.00
Fourth Quarter	—	—

	SALES PRICES BY QUARTER

	High	Low

Fiscal Year 2000
First Quarter	$12.00	$12.00
Second Quarter	—	—
Third Quarter	12.00	12.00
Fourth Quarter	—	—

	DIVIDENDS PAID PER SHARE

	2001	2000

Fiscal Year
March 31	$.00	.00
June 30.00		.00
September 30.00		.00
December 31.70		.70

Item 6. Selected Financial Data

	Years Ended December 31,

	2001	2000	1999	1998	1997

	(In Thousands)
Total Assets	$224,791	$220,450	$173,807	$164,890	$149,895

Operations:
Interest income	$18,605	$18,454	$14,518	$13,920	$12,328
Interest expense	9,335	8,578	6,261	6,392	5,387

Net interest income	$9,270	$9,876	$8,257	$7,528	$6,941
Provision for loan losses	893	424	503	286	179

Net interest income after provision for loan losses	$8,377	$9,452	$7,754	$7,242	$6,762

Other income	$3,125	$2,718	$2,298	$1,905	$1,569

Other expenses	$9,085	$8,302	$6,906	$6,387	$6,017

Income before income taxes	$2,417	$3,868	$3,146	$2,760	$2,314

Federal income taxes	733	1,222	1,017	831	768

Net income before extraordinary items	$1,684	$2,646	$2,129	$1,929	$1,546

Extraordinary items	$—	$—	$—	$—	$—

Net income	$1,684	$2,646	$2,129	$1,929	$1,546

Per Share Data:
Income after extraordinary items	$4.21	$6.62	$5.33	$4.83	$3.86

Net income	$4.21	$6.62	$5.33	$4.83	$3.86

Dividends declared	$.70	$.70	$.65	$.65	$.60

Book value	$49.71	$45.73	$39.57	$35.56	$31.28

Item 6. Selected Financial Data (con’t)

		Years Ended December 31,

	2001	2000	1999	1998	1997

	(In Thousands)
Profitability Ratios Net income to average total assets	.74%	1.35%	1.28%	1.23%	1.13%

Net income to average stockholders’ equity	8.83%	15.52%	14.18%	14.45%	13.06%

Net interest Margin	3.88%	4.77%	4.83%	4.52%	5.18%

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

     The purpose of this discussion is to focus on information about South Banking Company’s financial condition and results of operations which is not otherwise apparent from the consolidated financial statement included in this report. Reference should be made to those statements, selected statistical information and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

Financial Condition and Liquidity

Financial Condition

     South functions as a financial institution and as such its financial condition should be examined in terms of trends in its sources and uses of funds. A comparison of daily average balances indicate how South has managed its sources and uses of funds. Included in the selected statistical information, the comparison of daily average balance in the business portion of the filing indicated how South has managed its sources and uses of funds. South used its funds primarily to support its lending activities.

     South’s total assets increased to $224,790,523 at year end 2001 from $220,450,038 at year end 2000. This increase of $4,340,485 represents a 1.9% increase in 2001 compared to 14.7% increase in 2000. This increase is attributable to normal growth within the banking area with limited entry into competitive situations for large deposits. Due to the increased competition in certain markets, the net interest margins have declined. The net interest margin is not anticipated to change much in 2002 as the effect of the new competition and rate reductions have leveled off. However, continued decreases in the prime rate could impact the margins. The interest rate sensitivity analysis, which is a part of this report, gives some indication of the repricing opportunities of South. The gap ratios for the first twelve months are outside the limits established by the Bank as ideal, however, the current interest rates are not favorable to customers purchasing certificates in excess of twelve months. Loan demand continues to be strong with loans increasing $9,151,132 in 2001. The banks continue to look for good quality loans as loans represent the highest yielding asset on the Bank’s books. The rural economy of the Banks’ market area has been stable prior to 1998. The Banks have noticed some decline beginning in 1999, 2000 and 2001 in the overall economy, and especially in the agricultural and timber industries. While the Banks are not heavy into these industries, the decline in these areas have impacted the overall economy. Classified loans for regulatory purposes remain at low levels and, despite the problem in the local economies, do not represent any trend or uncertainties which management reasonably expects will materially impact future operating results, liquidity of capital resources, or represents material credits about which management is aware that causes management to have serious doubts as to the ability of such borrowers to comply with the loan payment terms.

     South’s investment portfolio, including certificates of deposits in other banks, decreased to $18,593,836 from $21,667,660. The decrease of $3,073,824 from operations is an indication of the loan demand of the banks and the desire of the banks to utilize the assets of South in the highest yielding manner available to the banks without creating liquidity problems. South has maintained adequate federal funds sold and investments available for sale to sufficiently maintain adequate liquidity. South’s securities are primarily short term of three years or less in maturity, enabling South to better monitor the rate sensitivity of these assets. Unrealized gain and losses on this portfolio is not material to the statement as South maintains a slight unrealized gain of $158,707.

     As the primary source of funds, aggregate deposits increased by $3,321,388 in 2001 compared to $21,505,401 in 2000. This represents a 1.72% increase for the year compared to a 14.07% increase in 2000. This illustrates the efforts of the banks to maintain good core deposits. Most of the growth was from the demand accounts which have lower interest rates as time certificate rates have dropped to levels customers do not wish to lock-in rates for extended periods.

Liquidity

     The primary function of asset/liability management is to assure adequate liquidity and maintain an appropriate balance between interest sensitive earning assets and interest bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors desiring to withdraw funds or borrowers requiring assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

     Interest rate sensitivity varies with different types of interest-earning assets and interest bearing liabilities. Overnight federal funds on which rates change daily and loans which are tied to prime differ considerably from long-term investment and fixed rate loans. Similarly, time deposits over $100,000 and money market accounts are much more interest sensitive than passbook savings and long-term capital notes. The shorter-term interest rate sensitivities are key to measuring the interest sensitivity gap, or excess interest-sensitive earning assets over interest-bearing liabilities. An interest rate sensitivity table is included elsewhere in this document, and it shows the interest sensitivity gaps for different time intervals as of December 31, 2001. The first 30 days there is an excess of interest-bearing assets over interest-bearing liabilities. South becomes more sensitive to interest rate fluctuations on a short time period. While the cumulative gap declines with each time interval, South remains within a manageable position.

     Marketable investment securities, particularly those of shorter maturities, and federal funds sold are the principal sources of asset liquidity. Securities maturing in one year or less amounted to $2,062,259 and federal funds sold net of federal funds purchased with daily maturities amounted to $10,252,000 at year end 2001, a decrease from prior years as loan demand exceeded deposit growth. Maturing loans and certificates of deposits in other banks are other sources of liquidity.

     The overall liquidity of South has been enhanced by a significant aggregate amount of core deposits. These core deposits have remained constant during this period. South has utilized less stable short-term funding sources to enhance liquidity such as large denomination time deposits and money market certificates within its current customer base, but has not attempted to acquire these type of accounts from non-core deposit customers. South has utilized its core deposit base to help insure it maintains adequate liquidity.

     Historically, the trend in cash flows as represented in the statement of cash flows shows a steady increase in cash generated by operations from the last three years. This is a result of increasing net income for each year until 2001. While income is not predictable, it is anticipated that liquidity will continue to be enhanced by the operations of the bank. Operations activity, however, generate only a small portion of the cash flow activities of the bank. Primary cash flow comes from investing activities such as sales and/or maturity of investment securities and in the financing activity through an increase in deposits. The primary use of cash flow includes the purchase of securities and making new loans as investing activities. The history of the bank’s cash flow indicates a nonrepeating source such as proceeds from borrowings utilized as sources of cash for the purpose of acquisition or expansion. South’s overall cash flows indicate the relative stability and manageable growth of the bank’s assets. South utilized deposit growth as its primary source of funds to handle growth. South’s liquidity is maintained at levels determined by management to be sufficient to handle the cash needs that might arise at any given date. Outside sources are maintained, but South looks to these sources only on a very short term basis. South’s long term liquidity plans include utilizing internally generated deposits as its primary source of cash flows and utilizing the shifting of the make up of assets to handle short term demands on cash.

Capital Resources

     In January 1989, the Federal Reserve Board released new standards for measuring capital adequacy for U. S. banking organizations. These standards are based on the original risk-based capital requirements first proposed in early 1986 by U. S. bank regulators and then developed jointly by authorities from the twelve leading industrial countries. As a result, the standards are designed to not only provide more risk-responsive capital guidelines for financial institutions in the U. S., but also incorporate a consistent framework for use by financial institutions operating in the major international financial markets.

     In general, the standards require banks and bank holding companies to maintain capital based on “risk-adjusted” assets so that categories of assets with potentially higher credit risk will require more capital backing than assets with lower risk. In addition, banks and bank holding companies are required to maintain capital to support, on a risk-adjusted basis, certain off-balance sheet activities such as loan commitments and interest rate swaps.

     The Federal Reserve Board standards classify capital into two tiers, referred to as Tier 1 and Tier 2. Tier 1 capital consists of common shareholders’ equity, noncumulative and cumulative (BHCs only) perpetual preferred stock and minority interest less goodwill. Tier 2 capital consists of allowance for loan and lease losses, perpetual preferred stock (not included in Tier 1), hybrid capital instruments, term subordinated debt and intermediate-term preferred stock. By December 31, 1992, all banks were required to meet a minimum ratio of 8% of qualifying total capital to risk-adjusted total assets with at least 4% Tier 1 capital. Capital that qualifies as Tier 2 capital is limited to 100% of Tier 1 capital.

Loans and Asset Quality

     Management of the Company believes that the loan portfolio is adequately diversified. Commercial loans are spread through numerous types of businesses with no particular industry concentrations. Loans to individuals are made primarily to finance consumer goods purchased. At December 31, 2001, total loans, net of unearned discounts, were 85% of total earning assets. Loans secured by real estate accounted for 55% of total loans as of December 31, 2001. Most of the loans classified as real estate-mortgage are commercial loans where real estate provides additional collateral. The Banks do not participate in the secondary loan market.

     Nonperforming assets include nonaccrual loans, accruing loans past due 90 days or more and other real estate, which includes foreclosures, deeds in lieu of foreclosure and in-substance foreclosures.

     A loan is generally classified as nonaccrual when full collectibility of principal or interest is doubtful or a loan becomes 90 days past due as to principal or interest, unless management determines that the estimated net realizable value of the collateral is sufficient to cover the principal balance and accrued interest. When interest accruals are discontinued, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged to the allowance for loan losses. Nonperforming loans are returned to performing status when the loan is brought current and has performed in accordance with contract terms for a period of time. A summary of South’s loan loss experience is included elsewhere in this report.

Distribution of Nonperforming Assets

	2001	2000	1999

	(In Thousands)
Nonaccrual loans	$1,002	$876	$442
Past due 90 days still accruing	1,028	734	419
Other real estate (ORE)	1,265	725	168

	$3,295	$2,335	$1,029

Nonperforming loans to year end loans	1.18%	.99%	.65%

Nonperforming assets to year end loan and ORE	1.91%	1.42%	.78%

     The ratio of nonperforming assets has increased each year from 1994 to 1997. However in 1998 and 1999, a slight decrease occurred as 90 days past dues declined. During 2000 and 2001, the economy in the banks’ market area declined with certain loans deteriorating to nonperforming status. Management continues to work on nonperforming assets to reduce this ratio.

Asset-Liability Management and Market Risk Sensitivity

     Market risk is the risk of loss from adverse changes in market prices and rates. The Company’s market risk arises principally from interest rate risk inherent in its lending, deposit and borrowing activities. Management actively monitors and manages its inherent rate risk exposure. Although the Company manages other risks, as in credit quality and liquidity risk, in the normal course of business, management considers interest rate risk to be its most significant market risk and could potentially have the largest material effect on the Company’s financial condition and results of operations. Other types of market risks, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of the Company’s business activities.

     The Company’s profitability is affected by fluctuations in interest rates. Management’s goal is to maintain a reasonable balance between exposure to interest rate fluctuations and earnings. A sudden and substantial increase in interest rates may adversely impact the Company’s earnings to the extent that the interest rates on interest-earning assets and interest-bearing liabilities do not change at the same speed, to the same extent or on the same basis. The Company monitors the impact of changes in interest rates on its net interest income using several tools.

     The Banks’ goal is to minimize interest rate risk between interest bearing assets and liabilities at various maturities through its Asset- Liability Management (ALM). ALM involves managing the mix and pricing of assets and liabilities in the face of uncertain interest rates and an uncertain economic outlook. It seeks to achieve steady growth of net interest income with an acceptable amount of interest rate risk and sufficient liquidity. The process provides a framework for determining, in conjunction with the profit planning process, which elements of the Company’s profitability factors can be controlled by management. Understanding the current position and implications of past decisions is necessary in providing direction for the future financial management of the Company. The Company uses an asset-liability model to determine the appropriate strategy for current conditions.

     Interest sensitivity management is part of the asset-liability management process. Interest sensitivity gap (GAP) is the difference between total rate sensitive assets and rate sensitive liabilities in a given time period. The Company’s rate sensitive assets are those repricing within one year and those maturing within one year. Rate sensitive liabilities include insured money market accounts, savings accounts, interest-bearing transaction accounts, time deposits and borrowings. The profitability of the Company is influenced significantly by management’s ability to manage the relationship between rate sensitive assets and liabilities. At December 31, 2001, approximately 69% of the Company’s earnings assets could be repriced within one year compared to approximately 92% of its interest-bearing liabilities. This compares to 58% and 92% in 2000.

     The Company’s current GAP analysis reflects that in periods of increasing interest rates, rate sensitive assets will reprice slower than rate sensitive liabilities. The Company’s GAP analysis also shows that at the interest repricing of one year, the Company’s net interest margin would be adversely impacted. This analysis, however, does not take into account the dynamics of the marketplace. GAP is a static measurement that assumes if the prime rate increases by 100 basis points, all assets and liabilities that are due to reprice will increase by 100 basis points at the next opportunity. However, the Company is actually able to experience a benefit from rising rates in the short term because deposit rates do not follow the national money market. They are controlled by the local market. Loans do follow the money market; so when rates increase they reprice immediately, but the Company is able to manage the deposit side. The Company generally does not raise deposit rates as fast or as much. The Company also has the ability to manage its funding costs by choosing alternative sources of funds.

     The Company’s current GAP position would also be interpreted to mean that in periods of declining interest rates, the Company’s net interest margin would benefit. However, competitive pressures in the local market may not allow the Company to lower rates on deposits, but force the Company to lower rates on loans.

     Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Company could undertake in response to changes in interest rates.

     The rate sensitivity analysis as presented in the selected statistical information shows the Company’s financial instruments that are sensitive to changes in interest rates, categorized by expected maturity. Market risk sensitive instruments are generally defined as on and off balance sheet derivatives and other financial instruments.

Notes to Market Risk Sensitivity Table:

•	Expected maturities are contractual maturities adjusted for prepayments of principal when possible. The Company uses certain assumptions to estimate expected maturities.

•	For loans, the Company has used contractual maturities due to the fact that the Company has no historical information on prepayment speeds. Since most of these loans are consumer and commercial loans, and since the Company’s customer base is community-based, the Company feels its prepayment rates are insignificant.

•	For mortgage-backed securities, expected maturities are based upon contractual maturity, projected repayments and prepayment of principal. The prepayment experience herein is based on industry averages as provided by the Company’s investment trustee.

•	Loans receivable includes non-performing loans.

•	Interest-bearing liabilities are included in the period in which the balances are expected to be withdrawn as a result of contractual maturities. For accounts with no stated maturities, the balances are included in the 0 to 90 day category.

•	The interest rate sensitivity gap represents the difference between total interest-earning assets and total interest-bearing liabilities.

     An important aspect of achieving satisfactory net interest income is the composition and maturities of rate sensitive assets and liabilities. The table generally reflects that in periods of rising interest rates, rate sensitive liabilities will reprice faster than rate sensitive assets, thus having a negative effect on net interest income. It must be understood, however, that such an analysis is only a snapshot picture and does not reflect the dynamics of the market place. Therefore, management reviews simulated earnings statements on a monthly basis to more accurately anticipate its sensitivity to changes in interest rates.

Results of Operations

2001 Compared to 2000

     Net interest income remains an effective measurement of how well management has balanced South’s interest rate sensitive assets and liabilities. Net interest income decreased by $605,669. The decrease of 6.1%, which included a full year of the 2000 branch acquisitions, compared to a 25.8% increase in 2000 when the branch acquisitions were included after August. The primary determinants of the decrease were loans and time deposits. Loan demand increased slightly and funds were channeled into loans as they represent the highest yielding asset. Management continued its policy of limited solicitation of high interest deposits. The drastic reduction in rates by the Federal Reserve system resulted in repricing of most of interest rate sensitive assets and deposits. As the tables presented earlier demonstrate the assets rates decreased faster than deposits therefore, the margins were squeezed resulting in the decrease in net interest income. The yield on interest earning assets decreased to 9.08% from 10.31% while interest bearing deposits yield decreased to 5.20% from 5.54%. The net yield decreased to 3.88% from 4.77%. With the rate reduction not anticipated to continue this trend should correct itself during 2002; however, with the low rates currently in the market, this margin will remain low.

     Interest and fees on loans increased only $133,211 or .8% in 2001 from 2000 due to rate decreases of 123 basis points and loan growth of 5.6% in 2001. Interest on investment securities decreased $131,101 or 11.1% in 2001 from 2000 due to a slight decrease in the yield in investments as rates have decreased. Interest income on federal funds sold increased $117,989 or 18.9% due to higher average balances invested and lower rates.

     Total interest expense increased 8.8% or $756,847 from 2000 to 2001. The largest component of total interest expense is interest expense on deposits, which increased $783,123 or 9.6% from 2000 to 2001 due to a growth in deposits. The average rate paid on deposits was 5.13%, 5.54% and 4.82% in 2001, 2000 and 1999, respectively.

     The allowance for possible loan losses is established through charges to expense in the form of a provision for loan losses. The provision for loan losses was $893,000 and $424,000, respectively, for the years ended December 31, 2001 and 2000. The provision in 2001 reflects replenishing the allowance for loan losses to cover net charge-offs of $864,439, plus providing for the increase in total loans outstanding. The allowance for loan losses to total loans outstanding is 1.60% at December 31, 2001. Net charge-offs to average loans are .52% for 2001 as compared to 0.31% for 2000.

     The allowance for loan losses is based on an in-depth analysis of the loan portfolio. Specifically included in that analysis are the following types of loans: loans determined to be of a material amount, loans commented on by regulatory authorities, loans commented on by internal and external auditors, loans past due more than 60 days, and loans on a nonaccrual status. The allowance for loan losses is not allocated to specific credit risk, but rather to the overall loan portfolio as the individual banks are relatively small and can be looked at as a whole. The overall loan portfolio remains of good quality, however, some deterioration has been noted in the economy which reflects on the loan portfolio. The Banks have made provisions where necessary to reflect the overall quality of loans.

Non-Interest Income

     Non-interest income for 2001 increased by $407,219 or 15.0% over 2000, as compared to an increase in 2000 of $420,249 or 15.5% over 1999. These increases generally resulted from increased activity in data processing, financial services and service charges on deposits. A significant contributor to non-interest income is service charges on deposit accounts which increased 13.4%. Management views deposit fee income as critical influence on profitability. Periodic monitoring of competitive fee schedules and examination of alternative opportunities ensure that the Company realizes the maximum contribution to profits from this area. The addition of the branch acquisition contributed to the increase in fees.

Non-Interest Expense

     Non-interest expenses totaled $9,084,778 in 2001 as compared to $8,301,997 in 2000. This represented a 9.4% increase from 2000 to 2001, and a 20.2% increase from 1999 to 2000. The overall increases during the year were attributable to growth in all geographic markets, and includes operations of branches acquired during 2000. Salaries and other personnel expenses, which comprised 54% of total non-interest expenses for 2001, were up $694,299 or 16.4% over 2000 due to normal salary increases, benefit cost increases, and increased personnel due to two new branches. During 2000 and 1999, salaries and other personnel expenses accounted for 52% and 54% of total other operating expenses, respectively.

     Combined net occupancy and furniture and equipment expenses decreased $130,966, or 8.8% from 2000 to 2001, as compared to an increase of $298,051, or 25.4% in 2000.

Income Taxes

     Income tax expense totaled $733,859 in 2001 as compared to $1,221,738 in 2000. The changes in net income tax expense for the years were due to changes in taxable income for each respective year. Taxable income is affected by net income, income on tax exempt investment securities and loans, and the provision for loan losses. For tax purposes, the Bank can only recognize actual loan losses. The Company works actively with outside tax consultants to minimize tax expenses.

2000 Compared to 1999

     Net interest income remains an effective measurement of how well management has balanced South’s interest rate sensitive assets and liabilities. Net interest income increased by $1,619,133. The increase of 25.8%, which included the results of the branch acquisitions, compared to a 9.68% increase in 1999. The primary determinants of the increase were loans and time deposits. As loan demand increases, funds are channeled into higher yielding loans. Management continues its policy of not soliciting high interest deposits and was able to maintain stable cost of funds. The growth of assets and liabilities was primarily the reason for the increase as net interest yield decreased slightly to 4.77% from 4.83%. With the low interest rate currently in the market and South’s current rate gap, South will continue its efforts to channel funds into higher yielding assets. Due to the rate sensitivity gap, South will attempt to improve its current position with a controlled attempt to lengthen its maturity of interest rate sensitive liabilities although this remains difficult without rate adjustments upward.

     Interest and fees on loans increased $3,744,981 or 29.13% in 2000 from 1999 due to rate increases of 59 basis points and loan growth of 23.8% in 2000. Interest on investment securities increased $53,083 or 4.8% in 2000 from 1999 due to a slight increase in the yield in investments as rates have increased slightly. Interest income on federal funds sold increased $160,488 or 34.7% due to higher average balances invested and higher rates.

     Total interest expense increased 37% or $2,316,587 from 1999 to 2000. The largest component of total interest expense is interest expense on deposits, which increased $2,109,540 or 35.1% from 1999 to 2000 due to a rate increase and growth in deposits. The average rate paid on deposits was 5.54%, 4.82% and 5.27% in 2000, 1999 and 1998, respectively.

     The allowance for possible loan losses is established through charges to expense in the form of a provision for loan losses. The provision for loan losses was $424,000 and $503,000, respectively, for the years ended December 31, 2000 and 1999. The provision in 2000 reflects replenishing the allowance for loan losses to cover net charge-offs of $452,964, plus providing for the increase in total loans outstanding. The allowance for loan losses to total loans outstanding is 1.67% at December 31, 2000. Net charge-offs to average loans are .31% for 2000 as compared to 0.25% for 1999.

     The allowance for loan losses is based on an in-depth analysis of the loan portfolio. Specifically included in that analysis are the following types of loans: loans determined to be of a material amount, loans commented on by regulatory authorities, loans commented on by internal and external auditors, loans past due more than 60 days, and loans on a nonaccrual status. The allowance for loan losses is not allocated to specific credit risk, but rather to the overall loan portfolio as the individual banks are relatively small and can be looked at as a whole. The overall loan portfolio remains of good quality, however, some deterioration has been noted in the economy which reflects on the loan portfolio. The Banks have made provisions where necessary to reflect the overall quality of loans.

Non-Interest Income

     Non-interest income for 2000 increased by $420,249 or 15.5% over 1999, as compared to an increase in 1999 of $392,788 or 20.6% over 1998. These increases generally resulted from increased activity in data processing, financial services and service charges on deposits. A significant contributor to non-interest income is service charges on deposit accounts which increased 24.2%. Management views deposit fee income as critical influence on profitability. Periodic monitoring of competitive fee schedules and examination of alternative opportunities ensure that the Company realizes the maximum contribution to profits from this area. The addition of the branch acquisition contributed to the increase in fees.

Non-Interest Expense

     Non-interest expenses totaled $8,301,997 in 2000 as compared to $6,905,856 in 1999. This represented an 20.2% increase from 1999 to 2000, and a 8% increase from 1998 to 1999. The overall increases during the year were attributable to growth in all geographic markets, and includes operations of branches acquired during the year. Salaries and other personnel expenses, which comprised 51% of total non-interest expenses for 2000, were up $535,840 or 14.5% over 1999 due to normal salary increases, benefit cost increases, and increased personnel due to two new branches. During 1999 and 1998, salaries and other personnel expenses accounted for 54% and 51% of total other operating expenses, respectively.

     Combined net occupancy and furniture and equipment expenses increased $298,051, or 25.4% from 1999 to 2000, as compared to an increase of $26,489, or 2.3% in 1999.

Income Taxes

     Income tax expense totaled $1,221,738 in 2000 as compared to $1,017,056 in 1999. The changes in net income tax expense for the years were due to changes in taxable income for each respective year. Taxable income is affected by net income, income on tax exempt investment securities and loans, and the provision for loan losses. For tax purposes, the Bank can only recognize actual loan losses. The Company works actively with outside tax consultants to minimize tax expenses.

Results of Operations

1999 Compared to 1998

     Net interest income remains an effective measurement of how well management has balanced South’s interest rate sensitive assets and liabilities. Net interest income increased by $728,607. The increase of 9.68% compared to a 8.45% increase in 1998. The primary determinants of the increase were loans and time deposits. As loan demand increased, funds were channeled into higher yielding loans. Management continues its policy of not soliciting high interest deposits and was able to maintain stable cost of funds. The growth of assets and liabilities was only part of the reason for the increase as net interest yield increased to 4.83% from 4.52%. With the low interest rates in the market and South’s interest rate gap, South continued its efforts to channel funds into higher yielding assets. Due to the rate sensitivity gap, South attempted to improve its current position with a controlled attempt to lengthen its maturity of interest rate sensitive liabilities although this is difficult without rate adjustments upward.

     Interest and fees on loans increased $706,985 or 5.82% from 1998 to 1999 due to loan growth of 15.1% in 1999. Interest on investment securities decreased $29,504 or 2.5% from 1998 to 1999 due to a reduction in the yield in investments as rates have increased slightly. Interest income on federal funds sold decreased $113,905 or 18.9% due to higher average balances invested.

     Total interest expense decreased 20% or $131,134 from 1998 to 1999. The largest component of total interest expense is interest expense on deposits, which decreased $117,482 or 1.9% from 1998 to 1999 due to a rate decrease that offset growth in deposits. The average rate paid on deposits was 4.82%, 5.27% and 5.10% in 1999, 1998 and 1997, respectively.

     The allowance for possible loan losses is established through charges to expense in the form of a provision for loan losses. The provision for loan losses was $503,000 and $286,000, respectively, for the years ended December 31, 1999 and 1998. The provision in 1999 reflects replenishing the allowance for loan losses to cover net charge-offs of $432,472, plus providing for the 15.10% increase in total loans outstanding. The allowance for loan losses to total loans outstanding is 1.64% at December 31, 1999. Net charge-offs to average loans are .25% for 1999 as compared to 0.12% for 1998.

     The allowance for loan losses is based on an in-depth analysis of the loan portfolio. Specifically included in that analysis are the following types of loans: loans determined to be of a material amount, loans commented on by regulatory authorities, loans commented on by internal and external auditors, loans past due more than 60 days, and loans on a nonaccrual status. The allowance for loan losses is not allocated to specific credit risk, but rather to the overall loan portfolio as the individual banks are relatively small and can be looked at as a whole. The overall loan portfolio remains of good quality, however, some deterioration was noted in the economy which reflects on the loan portfolio. The Banks have made provisions where necessary to reflect the overall quality of loans.

Non-Interest Income

     Non-interest income for 1999 increased by $392,788 or 20.6% over 1998, as compared to an increase in 1998 of $335,546 or 21.4% over 1997. These increases generally resulted from increased activity in data processing, financial services and service charges on deposits. A significant contributor to non-interest income is service charges on deposit accounts which increased 24.2%. Management views deposit fee income as critical influence on profitability. Periodic monitoring of competitive fee schedules and examination of alternative opportunities ensure that the Company realizes the maximum contribution to profits from this area.

Non-Interest Expense

     Non-interest expenses totaled $6,905,856 in 1999 as compared to $6,386,678 in 1998. This represented an 8% increase from 1998 to 1999, and a 6% increase from 1997 to 1998. The overall increases during the year were due to growth in all geographic markets, which is evidenced by the growth in deposits of 4.7% from 1998 to 1999 and 11% from 1997 to 1998. Salaries and other personnel expenses, which comprised 54% of total non-interest expenses for 1999, were up $410,409 or 12.5% over 1998 due to normal salary increases, benefit cost increases, and increased personnel due to the one new branch. During 1998 and 1997, salaries and other personnel expenses accounted for 51% and 50% of total other operating expenses, respectively.

     Combined net occupancy and furniture and equipment expenses increased $26,489, or 2.3% from 1998 to 1999, as compared to an increase of $102,423, or 9.8%, in 1998.

Income Taxes

     Income tax expense totaled $1,017,056 in 1999 as compared to $830,744 in 1998. The changes in net income tax expense for the years were due to changes in taxable income for each respective year. Taxable income is affected by net income, income on tax exempt investment securities and loans, and the provision for loan losses. For tax purposes, the Bank can only recognize actual loan losses. The Company works actively with outside tax consultants to minimize tax expenses.

Regulatory Matters

     During the year 2001, federal and state regulatory agencies completed asset quality examinations at South’s subsidiary banks. South’s level and classification of identified potential problem loans was not revised significantly as a result of this regulatory examination process. However, one bank has seen some increase in classified loans as a result of branch acquisitions in the year 2000.

     Examination procedures require individual judgments about a borrower’s ability to repay loans, sufficiency of collateral values and the effects of changing economic circumstances. These procedures are similar to those employed by South in determining the adequacy of the allowance for loan losses and in classifying loans. Judgments made by regulatory examiners may differ from those made by management.

     Management and the boards of directors of South and affiliates evaluate existing practices and procedures on an ongoing basis. In addition, regulators often make recommendations during the course of their examinations that relate to the operations of South and its affiliates. As a matter of practice, management and the boards of directors of South and its subsidiaries consider such recommendations promptly.

Impact of Inflation and Changing Prices

     The majority of assets and liability of a financial institution are monetary in nature; therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity-to-assets ratio. An important effect of this has been the reduction of asset growth to maintain appropriate levels. Another significant effect of inflation is on other expenses, which tend to rise during periods of general inflation.

     Management believes the most significant impact on financial results is South’s ability to react to changes in interest rates. As discussed previously, management is attempting to maintain an essentially balanced position between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations.

Item 8.	Financial Statements and Supplementary Data

     The following consolidated financial statements of the Registrant and its subsidiaries are included on pages F1 through F47 of this Annual report on Form 10-K.

     Consolidated Balance Sheets — December 31, 2001 and 2000

     Consolidated Statements of Income and Other Comprehensive Income — Years ended December 31, 2001, 2000 and 1999

     Consolidated Statements of Changes in Stockholders’ Equity — Years ended December 31, 2001, 2000 and 1999

     Consolidated Statements of Cash Flow — Years ended December 31, 2001, 2000 and 1999

     Notes to Consolidated Financial Statements

Item 9.	Disagreement on Accounting and Financial Disclosures

     Not applicable.

Part III.

Item 10.	Directors and Executive Officers of the Registrant

     The Directors and Executive Officers of the Registrant and their respective ages, positions with the Registrant, principal occupation and Common Stock of the Registrant beneficially owned as of March 1, 2001 are as follows:

Director
		(Officer) of	# of shares
	Position with	Registrator	Owned
	Registrant	of one of	Beneficiary
	& Principal	the Banks	(Percent of
Name (Age)	Occupation	Since	Class)

Paul T. Bennett (46)	President, Treasurer and Director;
Vice Chairman and Director, Citizens Bank;
Vice Chairman and Director,
Peoples State Bank & Trust, Baxley, Georgia;
President Peoples Bank, Lyons, Georgia;
Director and President
Banker’s Data Services;
Director, Alma Exchange
Bank and Trust;
Director, Chairman and
President Pineland
	State Bank	1978(1)(2) (3) (4)	19,000 (4.75%)
Olivia Bennett (82)	Executive Vice President, Secretary and Director; Chairman and Director, Alma Bank; Director, Banker’s Data Services; Chairman of Board, President, Citizens Bank; Director, Peoples Bank	1969(1)(2) (3)	189,307 (47.39%)
Lawrence Bennett (54)	President and Director, Alma Bank; Director, Banker’s Data Services; Director, Peoples Bank, Baxley; Director Peoples Bank, Lyons Director, Pineland State Bank	1987(1)(2) (4)	12,498 (3.13%)

Item 10.	Directors and Executive Officers of the Registrant (Con’t)

Director
		(Officer) of	# of shares
	Position with	Registrator	Owned
	Registrant	of one of	Beneficiary
	& Principal	the Banks	(Percent of
Name (Age)	Occupation	Since	Class)

Charles Stuckey (54)	Director; Executive Vice President, Peoples Bank; Director, Banker’s Data Services	1990(3)	992 (.2%)
James W. Whiddon (57)	Director; Executive Vice President and Director, Citizens Bank; Director, Banker’s Data Services	1989(2)	279 (.1%)
Kenneth F. Wade (59)	Director; Executive Vice President, Director and Cashier, Alma Bank; Director, Banker’s Data Services	1980(1)	4,934 (1.23%)

(1)	Director of Alma Bank
(2)	Director of Citizens Bank
(3)	Director of Peoples Bank
(4)	Director of Pineland State Bank

     Included in shares owned by Olivia Bennett are 166,085 shares owned by Estate of Valene Bennett of which she is the Executrix and 22,983 shares owned by Bennett Family Limited Partnership of which she is the general partner.

     None of the directors are a director of a publicly-held corporation which is required to file reports with the Securities and Exchange Commission.

     Each of the Directors and Executive Officers have been engaged in his or her present principal occupation for at least five years. Olivia Bennett is the mother of Paul T. Bennett and Lawrence Bennett. There are no other family relationships between any other Director or Executive Officer. Directors serve until the next annual meeting of shareholders or until their successors are elected and qualified. Officers serve at the pleasure of the Board of Directors.

Item 11. Management Renumeration and Transactions

     The following information is given as to the cash and cash equivalent forms of renumeration received by South’s CEO.

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)
				Other				All
Name and				Annual	Restricted			Other
Principal				Compen-	Stock	Options/	LTIP	Compen-
Position	Year	Salary	Bonus	sation (2)	Award	SARS #	Payouts	sation

Paul T. Bennett	2001	196,700	—	32,090	—	—	—	—
CEO	2000	182,848	—	31,440	—	—	—	—
CEO	1999	164,348	—	28,910	—	—	—	—
CEO	1998	140,956	—	26,200	—	—	—	—
	1997	125,138	—	20,235	—	—	—	—
Olivia Bennett Secretary	2001	202,618	—	20,875	—	—	—	—
	2000	215,099	—	20,915	—	—	—	—
	1999	205,366	—	20,345	—	—	—	—
	1998	195,935	—	22,010	—	—	—	—
	1997	182,936	—	15,135	—	—	—	—

(1)	Does not include fees and dues for clubs and fraternal and civic organizations paid by the Banks to certain officers for business related purposes. Also, does not include any amounts for use of an automobile.

(2)	Other compensation consists of director fees from registrant and subsidiary banks.

Transactions with Management

Item 12. Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth, as of March 1, 2002, the beneficial ownership of Common Stock of Registrant by the Only “person” (as that term is defined by the Securities and Exchange Commission), who owns of record or is known by the Registrant to own beneficially 5% or more of the outstanding shares of Common Stock of the Registrant and by all Executive Officers and Directors of the Registrant as a group.

	Number of	Percent of
	Shares Owned	Outstanding
Name	Beneficially	Shares

Estate of Valene Bennett Route 4 Alma, Georgia 31510	166,085	41.57%
Olivia Bennett Route 4 Alma, Georgia 31510	23,222	5.81%
ll Executive Officers and Directors as a group (7 persons)	227,248	56.9%

Item 13.	Certain Relationships and Related Transactions

     The Banks have had, and expect to have in the future, banking transactions in the ordinary course of business with Directors and Officers of the Banks and their associates, including corporations, partnerships and other organizations in which such Directors and Officers have an interest, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions have not involved more than the normal risk of collectibility or presented other unfavorable features.

Item 14.	Exhibits, Financial Statement Schedule and Reports on Form 8-K

Item 14(a) 1. and 3. and Item 14(d)

(a)	The following documents are filed as part of this report:

1.	Financial Statements

(a)	South Banking Company and Subsidiaries:
(i)	Consolidated Balance Sheets — December 31, 2001 and 2000
(ii)	Consolidated Statements of Income and Other Comprehensive Income — Years ended December 31, 2001, 2000 and 1999
(iii)	Consolidated Statements of Stockholders’ Equity — Years ended December 31, 2001, 2000 and 1999
(iv)	Consolidated Statements of Cash Flow — Years ended December 31, 2001, 2000 and 1999
(b)	South Banking Company (Parent Corporation Only):
(i)	Balance Sheets — December 31, 2001 and 2000
(ii)	Statements of Income and Other Comprehensive Income — Periods ended December 31, 2001, 2000 and 1999
(iii)	Statements of Stockholders’ Equity — Periods ended December 31, 2001, 2000 and 1999
(iv)	Statements of Cash Flow — Years ended December 31, 2001, 2000, and 1999

Item 14.	Exhibits, Financial Statement Schedule and Reports on Form 8-K (Con’t)

3.	Exhibits required by Item 7 of regulation S-K:

(3)	Articles of Incorporation and By-Laws (included as Exhibits 3(a) and (b), respectively, to Appendix II to Registrant’s Registration Statement on Form S-14, File No. 2-71249, previously filed with the Commission and incorporated herein by reference).

(13)	2002 Annual Report to Shareholders of South Banking Company (not deemed filed except to the extent that sections thereof are specifically incorporated into this report on Form 10-K by reference).

(22)	List of the Registrant’s subsidiaries:

(1)	Alma Exchange Bank & Trust
(2)	Citizens State Bank
(3)	Peoples State Bank & Trust
(4)	Bankers’ Data Services, Inc.
(5)	Pineland State Bank
(6)	South Financial Products, Inc.

     All of the Registrant’s subsidiaries were incorporated under the laws of the State of Georgia and are doing business in Georgia under the above names.

(b)	The registrant has not filed a Form 8-K during the last quarter of the period.

(c)	The response to this Item 14(c) is included in item 14(a).

(d)	Financial Statements Schedules — None.

POWER OF ATTORNEY

     Know all men by these present, that each person whose signature appears below constitutes and appoints Paul T. Bennett, his attorney-in-fact, to sign any amendments to this Report, and to file the same, with exhibits thereto, and other documents in connection therewith. The Securities and Exchange Commission hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Date:	March 29, 2002	/s/ Paul T. Bennett
Paul T. Bennett Principal Executive, Financial and Accounting Officer and Director

Date:	March 29, 2002	/s/ Olivia Bennett
Olivia Bennett Executive Vice President And Director

Date:	March 29, 2002	/s/ Charles Stuckey
Charles Stuckey Director

Date:	March 29, 2002	/s/ James W. Whiddon
James W. Whiddon Director

Date:	March 29, 2002	/s/ Kenneth F. Wade
Kenneth F. Wade Director

Date:	March 29, 2002	/s/ Lawrence Bennett
Lawrence Bennett Director

SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SOUTH BANKING COMPANY

Date:	March 29, 2002	By:	/s/ Paul T. Bennett

Paul T. Bennett President, Treasurer and Director

SUPPLEMENTAL INFORMATION

     The following supplemental information has not been sent to the Registrant’s shareholders, but will be sent subsequent to the filing of this Annual Report on Form 10-K:

(1)	2001 annual report to shareholders.

(2)	Proxy statement for 2001 annual meeting of shareholders.

     The foregoing materials will be furnished to the Commission when they are sent to the shareholders since the Registrant does not have securities registered pursuant to Section 12 of the Securities Exchange Act of 1934. The foregoing materials shall not be deemed to be “filed” with the Commission or otherwise subject to the liabilities of Section 18 of that Act.

SOUTH BANKING COMPANY

ALMA, GEORGIA

FINANCIAL STATEMENTS

DECEMBER 31, 2001

REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
South Banking Company
Alma, Georgia 31510

     We have audited the accompanying consolidated balance sheets of South Banking Company and Subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of South Banking Company and Subsidiaries at December 31, 2001 and 2000 and the consolidated results of its operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Respectfully submitted,

H. H. BURNET & COMPANY, P.C.

Waycross, Georgia
February 6, 2002

SOUTH BANKING COMPANY
ALMA, GEORGIA
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2001	2000

ASSETS

Cash and due from banks	$11,140,462	$8,911,914

Deposits in other banks - interest bearing	$1,273,000	$825,279

Investment securities Available for sale	$17,173,350	$20,695,055

Held to maturity — market value of $152,583 in 2001 and $151,512 in 2000	$147,536	$147,326

Georgia Bankers stock	$547,283	$547,283

Federal Home Loan Bank stock	$426,100	$426,100

Federal funds sold	$10,252,000	$14,693,000

Loans	$172,378,811	$163,227,679
Less: Unearned discount	(288,968)	(253,273)
Reserve for loan losses	(2,756,780)	(2,728,219)

	$169,333,063	$160,246,187

Bank premises and equipment	$6,715,813	$6,111,361

Intangible assets	$1,680,572	$1,916,358

Other assets	$6,101,344	$5,930,175

Total Assets	$224,790,523	$220,450,038

The accompanying notes are an integral part of these financial statements.

SOUTH BANKING COMPANY
ALMA, GEORGIA
CONSOLIDATED BALANCE SHEETS (Con’t)

	December 31,	December 31,
	2001	2000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Deposits: Demand — non-interest bearing	$29,999,788	$24,298,756
Demand — interest bearing	32,764,586	27,404,525
Savings	10,537,057	11,326,824
Time	122,699,172	129,649,110

	$196,000,603	$192,679,215
Borrowing	5,581,251	6,223,363
Accrued expenses and other liabilities	1,850,430	2,236,900
Federal funds purchased	—	—
N/P — Federal Home Loan Bank	1,500,000	1,040,000

Total Liabilities	$204,932,284	$202,179,478

Stockholders’ Equity
Common stock $1 par value; shares authorized - 1,000,000, shares issued and outstanding - 2001 and 2000 - 399,500 and 399,500, respectively	$399,500	$399,500
Surplus	3,070,831	3,070,831
Undivided profits	16,291,126	14,887,046
Accumulated other comprehensive income	96,782	(86,817)

Total Stockholders’ Equity	$19,858,239	$18,270,560

Total Liabilities and Stockholders’ Equity	$224,790,523	$220,450,038

The accompanying notes are an integral part of these financial statements.

SOUTH BANKING COMPANY
ALMA, GEORGIA
CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2001	2000	1999

Interest Income
Interest and other fees on loans	$16,737,159	$16,603,948	$12,858,967
Interest on deposits - interest bearing	54,303	53,224	78,124
Interest on federal funds sold	740,769	622,780	462,292
Interest on investment securities:
U.S. Treasury	31,021	77,571	144,635
U.S. Government agencies	898,919	910,190	753,245
Mortgage backed securities	16,360	33,411	37,875
State and municipal subdivisions	66,100	79,343	86,777
Other securities	60,031	73,017	95,849

Total Interest Income	$18,604,662	$18,453,484	$14,517,764

Interest Expense
Interest on deposits	$8,904,780	$8,121,657	$6,012,117
Interest — other borrowing	429,874	456,150	249,103

Total Interest Expense	$9,334,654	$8,577,807	$6,261,220

Net interest income	$9,270,008	$9,875,677	$8,256,544
Provision for loan losses	893,000	424,000	503,000

Net interest income after provision for loan losses	$8,377,008	$9,451,677	$7,753,544

Other Operating Income
Service charge on deposits	$1,787,500	$1,576,094	$1,446,630
Commission on insurance	81,052	89,036	68,614
Other income	528,323	429,101	399,993
Securities gains (losses)	(3,684)	7	236
Data processing fees	537,212	459,036	382,396
Gain (Loss) on sale of fixed assets	60,333	2,019	—
Financial service income	134,601	162,825	—

Total Other Operating Income	$3,125,337	$2,718,118	$2,297,869

The accompanying notes are an integral part of these financial statements.

SOUTH BANKING COMPANY
ALMA, GEORGIA
CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME (Con’t)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2001	2000	1999

Other Operating Expenses
Salaries	$3,676,504	$3,354,689	$2,866,950
Profit sharing and other personnel expenses	1,247,944	875,460	827,359
Occupancy expense of bank premises	514,595	475,452	408,211
Furniture and equipment expense	826,664	996,773	756,963
Stationery and supplies	199,901	254,881	167,909
Data processing	295,852	310,141	240,633
Director fees	182,760	174,260	170,260
Other real estate expenses	92,080	13,006	21,112
Other expenses	2,048,478	1,847,335	1,437,459

Total Other Operating Expenses	$9,084,778	$8,301,997	$6,905,856

Income before income taxes	$2,417,567	$3,867,798	$3,145,557
Applicable income taxes	733,859	1,221,738	1,017,056

Net Income	$1,683,708	$2,646,060	$2,128,501

Other comprehensive income before tax
Unrealized gain on securities	$291,307	$151,160	$(402,268)

Other comprehensive income before tax	$291,307	$151,160	$(402,268)
Income tax expenses related to items of other comprehensive income	107,708	57,048	(136,771)

Other comprehensive income, net of tax	$183,599	$94,112	$(265,497)

Comprehensive Income	$1,867,307	$2,740,172	$1,863,004

Per share data based on weighted outstanding shares:
Weighted average outstanding	399,500	399,500	399,500

Net Income	$4.21	$6.62	$5.33

The accompanying notes are an integral part of these financial statements.

SOUTH BANKING COMPANY
ALMA, GEORGIA
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

				Accumulated
				Other	Total
	Common		Undivided	Comprehensive	Stockholders'
	Stock	Surplus	Profits	Income	Equity

Balance,
December 31, 1998	$399,500	$3,070,831	$10,651,788	$84,568	$14,206,687
Net income	—	—	2,128,501	—	2,128,501
Cash dividends	—	—	(259,675)	—	(259,675)
Unrealized gain (loss) on securities available for sale	—	—	—	(265,497)	(265,497)

Balance,
December 31, 1999	$399,500	$3,070,831	$12,520,614	$(180,929)	$15,810,016
Net income	—	—	2,646,060	—	2,646,060
Cash dividends	—	—	(279,628)	—	(279,628)
Unrealized gain (loss) on securities available for sale	—	—	—	94,112	(94,112)
Redemption of shares	—	—	—	—	—

Balance,
December 31, 2000	$399,500	$3,070,831	$14,887,046	$(86,817)	$18,270,560
Net income	—	—	1,683,708	—	1,683,708
Cash dividends	—	—	(279,628)	—	(279,628)
Unrealized gain (loss) on securities available for sale	—	—	—	183,599	183,599
Redemption of shares	—	—	—	—	—

Balance,
December 31, 2001	$399,500	$3,070,831	$16,291,126	$96,782	$19,858,239

The accompanying notes are an integral part of these financial statements.

SOUTH BANKING COMPANY
ALMA, GEORGIA
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2001	2000	1999

Cash Flows From Operating Activities:
Net income	$1,683,708	$2,646,060	$2,128,501
Add expenses not requiring cash:
Provision for depreciation and amortization	1,080,954	930,972	668,207
Provision for loan losses	893,000	424,000	503,000
Provision for loss on ORE	52,000	3,408	5,000
Bond portfolio losses (gains)	3,685	—	(202)
(Gain) loss on sale of premises & equipment	(60,070)	(2,019)	(6,080)
(Gain) loss on sale of other real estate owned	20,625	23,040	34,444
Increase (decrease) in taxes payable	136,792	(236,230)	290,973
Increase (decrease) in interest payable	(403,513)	568,654	(39,109)
Increase (decrease) in other liabilities	(119,749)	324,957	(348,857)
(Increase) decrease in interest receivable	341,390	(460,066)	167,420
(Increase) decrease in prepaid expenses	(175,310)	(80,167)	17,824
(Increase) decrease in other assets	260,171	(284,686)	(101,191)
Recognition of unearned loan income	60,094	—	61,852

Net Cash Provided By Operating Activities	$3,773,777	$3,857,923	$3,381,782

Cash Flows From Investing Activities:
Proceeds from maturities of securities held to maturity	$—	$600,000	$—
Purchase of securities held to maturity	—	—	—
Proceeds from maturity of securities available for sale	25,668,030	2,101,866	6,371,028
Net loans to customers	(11,476,813)	(13,197,595)	(17,816,584)
Proceeds from sale of securities available for sale	295,094	—	—

The accompanying notes are an integral part of these financial statements.

SOUTH BANKING COMPANY
ALMA, GEORGIA
CONSOLIDATED STATEMENTS OF CASH FLOWS (Con’t)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2001	2000	1999

Cash Flows From Investing Activities: (con’t)
Purchase of securities available for sale	$(22,139,058)	$(4,339,254)	$(7,849,323)
Purchase of premises and equipment	(2,044,019)	(1,645,225)	(696,558)
Proceeds from sale of premises and equipment	639,520	29,970	11,538
Proceeds from sale of other real estate owned	659,090	885,084	163,262
Purchase of Bank stock	—	—	(250,000)
Purchase of FHLB stock	—	—	(29,900)
Purchase of Bank Branches	—	(4,193,634)	—

Net Cash Provided By Investing Activities	$(8,398,156)	$(19,758,788)	$(20,096,537)

Cash Flows From Financing Activities:
Net increase (decrease) in demand deposits, NOW and money markets	$11,061,093	$1,686,060	$(3,360,349)
Net increase in savings and time deposits	(7,739,705)	19,819,341	10,170,379
Proceeds from borrowing	1,523,810	4,756,750	38,812
Payments on borrowing	(1,705,922)	(256,463)	(578,499)
Dividends paid	(279,628)	(279,628)	(259,675)
Payments to retire stock	—	—	—
Increase in federal funds purchased	—	(1,140,000)	1,140,000

Net Cash Provided By Financing Activities	$2,859,648	$24,586,060	$7,150,668

Net increase (decrease) in Cash and Cash Equivalents	$(1,764,731)	$8,685,195	$(9,564,087)
Cash and Cash Equivalents at Beginning of Year	24,430,193	15,744,998	25,309,085

Cash and Cash Equivalents at End of Year	$22,665,462	$24,430,193	$15,744,998

The accompanying notes are an integral part of these financial statements.

SOUTH BANKING COMPANY
ALMA, GEORGIA
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

Note 1.	Significant Accounting Policies

The accounting and reporting policies of South Banking Company, Inc. and its subsidiaries conform with generally accepted accounting principles and with practices within the banking industry.

(a) Basis of Presentation

During 1996, Pineland State Bank was acquired by South Banking Company. The transaction was accounted for using the purchase method. During 2000, Pineland State Bank acquired, in its immediate vicinity, three branches of Flag, Inc. The transaction was accounted for using the purchase method.

(b) Principles of Consolidation

The consolidated financial statements include the accounts of South Banking Company, Alma, Georgia (The Bank) and its wholly owned bank subsidiaries, Alma Exchange Bank, Alma, Georgia; Peoples State Bank, Baxley, Georgia; Citizens State Bank, Kingsland, Georgia; Pineland State Bank, Metter, Georgia; and its wholly owned computer center, Bankers’ Data Services, Inc., Alma, Georgia. All significant intercompany transactions and balances have been eliminated in consolidation.

(c) Nature of Operations:

The Banks provide a variety of banking services to individuals and businesses through its offices in Alma, Georgia; Kingsland, Georgia; Baxley, Georgia; Metter, Georgia; Cobbtown, Georgia; and Statesboro, Georgia. Its primary source of revenue is loans to customers who are primarily low to middle income individuals and small to mid size businesses.

(d) Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SOUTH BANKING COMPANY
ALMA, GEORGIA
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

Note 1.	Significant Accounting Policies (Con’t)

(d) Use of Estimates (Con’t)

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of fore-closed real estate. In connection with the determination of the estimated losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

(e) Securities:

The Bank’s investments in securities are classified in two categories and accounted for as follows.

•	Securities to be Held to Maturity. Bonds, notes and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

•	Securities Available for Sale. Securities available for sale consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as securities to be held to maturity.

Declines in fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary have resulted in write-downs of the individual securities to their fair value. The related write-downs have been included in earnings as realized losses.

SOUTH BANKING COMPANY
ALMA, GEORGIA
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

Note 1.	Significant Accounting Policies (Con’t)

(e) Securities (Con’t)

Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of shareholders’ equity until realized.

Gains and losses on the sale of securities available-for-sale are determined using the specific-identification method.

Federal Home Loan Bank Stock

Individual banks within the holding company have joined the Federal Home Loan Bank (“FHLB”) of Atlanta to increase the Bank’s available liquidity. As a FHLB member, the Banks are required to acquire and retain shares of capital stock in FHLB of Atlanta in an amount equal to the greater of (1) 1.0% of the aggregate outstanding principal amount of the residential mortgage loans, home purchase contracts, and similar obligations, or (2) 0.3% of total assets at the beginning of each year. The Bank is in compliance with this requirement with an investment in FHLB stock of $426,100 and $426,100 at December 31, 2001 and 2000, respectively. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value.

(f) Loans Receivable:

Loans and Interest Income

Loans are carried at principal amounts outstanding reduced by unearned discounts. Interest income on all loans is recorded on an accrual basis. The accrual of interest is generally discontinued on loans which become 90 days past due as to principal or interest. The accrual of interest on some loans, however, may continue even though they are 90 days past due, if the loans are well secured, in the process of collection, and management deems inappropriate. If non-accrual loans decrease their past due status to 60 days or less, they are reviewed individually by management to determine if they should be returned to accrual status.

Impaired Loans

The Bank accounts for its impaired loans in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, which requires that all creditors value all specifically

SOUTH BANKING COMPANY
ALMA, GEORGIA
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

Note 1.	Significant Accounting Policies (Con’t)

Impaired Loans (Con’t)

reviewed nonhomogeneous loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement at the loan’s fair value. Fair value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan’s effective interest rate. SFAS No. 114 was amended by SFAS No. 118 to allow a creditor to use existing methods for recognizing interest income on impaired loans and by requiring additional disclosures about how a creditor recognizes interest income related to impaired loans.

The Bank determines which loans are impaired through a loan review process. When the ultimate collectibility of an impaired loan’s principal is in doubt, wholly or partially, all cash receipts are applied to principal. When this doubt no longer exists, cash receipts are applied under the contractual terms of the loan agreement first to principal and then to interest income. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Further cash receipts are recorded as recoveries or any amounts previously charged off. SFAS No. 114 specifically states that it need not be applied to “large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment”. Thus, the Company determined that the statement does not apply to its consumer loan, credit card, or residential mortgage loan portfolios, except that it may choose to apply it to certain specific larger loans determined by management. In effect, these portfolios are covered adequately in the Company’s normal formula for determining loan loss reserves.

Loan Fees and Costs

Nonrefundable fees and certain direct costs associated with originating or acquiring loans are recognized as yield adjustment over the contractual life of the related loans, or if the related loan is held for resale, until the loan is sold. Recognition of deferred fees and costs is discontinued on non-accrual loans until they return to accrual status or are charged-off. Commitment fees associated with lending are deferred and if the commitment is exercised, the fee is

SOUTH BANKING COMPANY
ALMA, GEORGIA
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001

Note 1.	Significant Accounting Policies (Con’t)

Loan Fees and Costs (Con’t)

recognized over the life of the related loan as a yield adjustment. If the commitment expires unexercised, the amount is recognized upon expiration of the commitment.

(g) Allowances for Loan Losses:

The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

(h) Premises and Equipment:

Land is carried at cost. Other premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line and the declining balance methods based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

(i) Other Real Estate (ORE)

Real estate acquired in satisfaction of a loan and in-substance foreclosures are reported in other assets. In-substance foreclosures are properties in which a borrower with

SOUTH BANKING COMPANY
ALMA, GEORGIA
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

Note 1.	Significant Accounting Policies (Con’t)

(i) Other Real Estate (ORE) (Con’t)

little or no equity in the collateral, effectively abandons control of the property or has no economic interest to continue involvement in the property. The borrower’s ability to rebuild equity based on current financial conditions also is considered doubtful. Properties acquired by foreclosure or deed in lieu of foreclosure and properties classified as in-substance foreclosures are transferred to ORE and recorded at the lower of cost or fair market value based on appraised value at the date actually or constructively received. Loan losses arising from the acquisition of such property are charged against the allowance for loan losses. Losses on ORE due to subsequent valuation adjustments are recorded on a specific property basis.

(j) Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of the allowance for loan losses and accumulated depreciation. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Bank files a consolidated federal income tax return with its subsidiaries. Each subsidiary provides for income taxes on a separate return basis and remits to the parent company amounts determined to be currently payable.

(k) Intangibles

The intangibles (Goodwill and Core Deposits) recorded by the Company in the acquisition of Pineland State Bank and subsequent branches are being amortized on a straight line basis over eight to ten years.

(l) Earnings Per Share

Earnings per share are based on the weighted average number of shares outstanding.

SOUTH BANKING COMPANY
ALMA, GEORGIA
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31,2001

Note 1.	Significant Accounting Policies (Con’t)

(m) Comprehensive Income

Comprehensive income includes net income and all other changes in equity during a period except those resulting from investments by owners and distributions to owners. Other comprehensive income includes revenues, expenses, gains, and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income.

Comprehensive income and accumulated other comprehensive income are reported net of related income taxes. Accumulated other comprehensive income for the Bank consists solely of unrealized holding gains or losses on available-for-sale securities. In accordance with SFAS No. 130, the Company elected to disclose changes in comprehensive income in its Consolidated Statements of Income and Comprehensive Income.

(n) Cash Flow Information

For purposes of the statements of cash flows, the Company considers cash, federal funds sold and due from banks as cash and cash equivalents. Cash paid during the years ended December 31, 2001, 2000 and 1999 for interest was $9,738,167, $8,117,741, and $6,300,329, respectively. Total income tax payments during 2001, 2000 and 1999 were $844,223, $1,552,939, and $1,025,000, respectively.

(o) Recent Pronouncements and Accounting Changes

The Financial Accounting Standards Board (FASB) issued Statement of Financial Standards (SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, on July 20, 2001.

SFAS No. 141 provides that all business combinations shall be accounted for using the purchase method of accounting; the use of the pooling-of-interests method is now prohibited. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001 or to all business combinations accounted for by the purchase method that are completed after June 30, 2001. The Company has not been involved in any recent business combination discussions.

SOUTH BANKING COMPANY
ALMA, GEORGIA
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31,2001

Note 1.	Significant Accounting Policies (Con’t)

(o) Recent Pronouncements and Accounting Changes (Con’t)

SFAS No. 142 provides that goodwill shall not be amortized but should be tested for impairment on an annual basis, using criteria prescribed in the statement. If the carrying amount of goodwill exceeds its implied fair value, as recalculated, an impairment loss equal to the excess shall be recognized. Recognized intangible assets other than goodwill should be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (superseded by SFAS No. 144, see discussion which follows). SFAS No. 142 will be effective for fiscal years beginning after December 15, 2001.

The Company’s intangible assets at December 31, 2001 are classified as intangible assets other than goodwill. Approximately $1.576 million of the intangibles recorded on the balance sheet at December 31, 2001 represents the remaining unamortized intangible related to the Company’s 2000 acquisition of three branch offices from another bank. The balance of $104 thousand is the remaining intangibles from the original purchase of the bank in 1996. The intangible are being amortized over eight to ten years in accordance with SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, which was not superseded by SFAS No. 142. During December 2001, the FASB announced it will undertake a limited-scope project to reconsider part of the guidance in SFAS No. 72. Issuance of a final statement is not expected until the fourth quarter of 2002.

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, was issued by the FASB on October 3, 2001 and is effective for fiscal years beginning after December 15, 2001. This statement effectively supersedes SFAS No. 121 and Accounting Principles Board (APB) Opinion No. 30 and requires that long-lived assets, including discontinued operations, that are to be disposed of by sale be measured at the lower of carrying amount or fair value less cost to sell. The statement also resolves certain implementation issues regarding SFAS No. 121. This statement is not expected to have a material impact on the Company’s statements of financial condition or results of operations.

SOUTH BANKING COMPANY
ALMA, GEORGIA
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31,2001

Note 2.	Investment Securities

The amortized cost and estimated market values of investments in debt securities are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Securities available for sale - December 31, 2001:
U.S. Government and agency securities	$15,583,819	$165,042	$57,519	$15,691,342
State and municipal securities	948,774	34,883	—	983,657
Mortgage backed securities	227,844	8,207	—	236,051
Equity securities	259,253	3,047	—	262,300

Totals	$17,019,690	$211,179	$57,519	$17,173,350

December 31, 2000:
U.S. Government and agency securities	$18,538,619	$13,424	$102,839	$18,449,204
State and municipal securities	1,349,710	31,796	—	1,381,506
Mortgage backed securities	394,373	5,187	975	398,585
Equity securities	550,000	—	84,240	465,760

Totals	$20,832,702	$50,407	$188,054	$20,695,055

Securities to be Held to Maturity - December 31, 2001:
U.S. Government and agency securities	$—	$—	$—	$—
State and municipal securities	147,536	5,047	—	152,583
Mortgage backed securities	—	—	—	—

Totals	$147,536	$5,047	$—	$152,583

SOUTH BANKING COMPANY
ALMA, GEORGIA
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

Note 2.	Investment Securities (Con’t)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2000
U.S. Government and agency securities	$—	$—	$—	$—
State and municipal securities	147,326	4,186	—	151,512
Mortgage backed securities	—	—	—	—

Totals	$147,326	$4,186	$—	$151,512

Gross realized gains and loses on sales of available-for-sale securities were $-0- and $(3,685) in 2001, respectively and $-0- and $-0-, respectively for 2000 and $-0- and $-0-, respectively in 1999. During the year ended December 31, 2001, investment securities available for sale, with a fair value at the date of sale of $295,094, were sold. In the years 2000 and 1999, no securities were sold.

Assets, principally securities carried at approximately $11,615,367 at December 31, 2001 and $12,406,833 at December 31, 2000, were pledged to secure public deposits and for other purposes required or permitted by law.

The scheduled contractual maturities of securities to be held to maturity and securities available for sale at December 31, 2001 were as follows:

	Securities		Securities
	To Be Held		Available
	To Maturity		for Sale

	Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value

Due in one year or less	$100,000	$100,836	$1,931,605	$1,962,259
Due from one year to five years	—	—	11,103,871	11,227,555
Due from five years to ten years	—	—	3,198,257	3,173,119
Due after ten years	47,536	51,747	526,704	548,117

	$147,536	$152,583	$16,760,437	$16,911,050

SOUTH BANKING COMPANY
ALMA, GEORGIA
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

Note 2.	Investment Securities (Con’t)

The market value of State and Other Political Subdivision Obligations is established with the assistance of an outside bond department and is based on available market data which often reflects transactions of relatively small size and is not necessarily indicative of prices at which large amounts of particular issues could readily be sold or purchased.

Expected maturities will differ from contractual maturities because issuers may have the right to call on prepay obligations with or without call on prepayment penalties.

Note 3.	Loans

The composition of the bank’s portfolio was as follows:

	2001	2000

	(In Thousands)
Commercial, financial and agricultural	$49,558	$42,973
Real estate — mortgage	85,876	81,314
Real estate — construction	9,015	7,646
Installment and consumer	27,929	31,294

Total Loans	$172,378	$163,227
Less: Unearned discount	(289)	(253)
Reserve for loan losses	(2,756)	(2,728)

Loans, net	$169,333	$160,246

Non-accrual loans (principally collateralized by real estate) amounted to approximately $1,002,000, $876,000 and $442,000 at December 31, 2001, 2000, and 1999, respectively. Impaired loans were $-0- and $-0- at December 31, 2001 and 2000.

The Company and its subsidiaries have granted loans to the officers and directors of the Company, its subsidiaries, and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $520,150 and $633,116 at December 31, 2001 and 2000. During 2001, $358,381 of new loans were made, and repayments totaled $471,347.

SOUTH BANKING COMPANY
ALMA, GEORGIA
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

Note 4.	Reserve for Loan Losses

Transactions in the reserve for loan losses are summarized as follows:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2001	2000	1999

Balance at beginning of period	$2,728,219	$2,168,877	$1,970,620

Additions: Provision charged to operating expenses	$893,000	$424,000	$503,000
Balance from bank acquisition	—	588,306	—

	$893,000	$1,012,306	$503,000

Deductions: Loans charged off	$1,002,886	$664,298	$432,472
Less: recoveries	138,447	211,334	127,729

	$864,439	$452,964	$304,743

Balance at end of period	$2,756,780	$2,728,219	$2,168,877

Additions to the reserve for loan losses are based on management’s evaluation of the loan portfolio under current economic conditions, past loan loss experience and such other factors which, in management’s judgment, deserve recognition in estimating loan losses. Loans are charged off when, in the opinion of management, such loans are deemed to be uncollectible. Recognized losses are charged to the reserve and subsequent recoveries added.

Loans having carrying values of $1,436,843 and $833,029 were transferred to foreclosed real estate in 2001 and 2000, respectively.

The bank is not committed to lend additional funds to debtors whose loans have been modified.

SOUTH BANKING COMPANY
ALMA, GEORGIA
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

Note 5.	Deposits

The aggregate amount of short-term jumbo CDs, each with a minimum denomination of $100,000, was approximately $31,805,741 in 2001 and $37,569,711 in 2000.

At December 31, 2001, the scheduled maturities of CDs are as follows:

(In Thousands)
2002	$113,427
2003 and 2004	8,777
2005 and thereafter	495

$122,699

Note 6.	Premises and Equipment

A summary of the account:

	Year Ended	Year Ended
	December 31,	December 31,
	2001	2000

Land	$640,582	$526,763
Buildings	5,971,572	4,936,869
Furniture and equipment	5,697,359	5,470,568

	$12,309,513	$10,934,200
Less: Accumulated depreciation	5,593,700	4,822,839

	$6,715,813	$6,111,361

Depreciation expense was $860,117 in 2001, $803,318 in 2000 and $614,430 in 1999.

Note 7.	Borrowings

Data relating to borrowing is as follows:

	Year Ended	Year ended
	December 31,	December 31,
	2001	2000

Parent Company -
Note payable in 10 annual payments with interest payable quarterly and accrues at prime rate minus 50 basis points. Subsidiary bank stock is pledged to secure loan	$4,725,000	$5,000,000

Note payable due June 30, 2001 Interest payable quarterly and accrues at prime rate and is secured by bank stock	—	200,000

SOUTH BANKING COMPANY
ALMA, GEORGIA
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

Note 7.	Borrowings (Con’t)

	Year Ended	Year ended
	December 31,	December 31,
	2001	2000

Subsidiary — Bankers Data Services, Inc.

Note payable due January 27, 2002 monthly principal amount of $10,833.33 plus interest. Interest accrues at prime minus 1% Computer equipment is pledged as collateral for loan.	824,419	987,847

Note payable in 36 monthly payments of $434.02. Interest accrues at 1.9% rate and is secured by vehicle.	433	5,580

Note payable in 24 monthly payments of $664.13. Interest accrues at 5.9% rate and is secured by vehicle.	6,465	13,816

Note payable in 24 monthly payments of $791.66. Interest accrues at 0% and is secured by auto.	17,416	—

Subsidiary — Alma Exchange Bank

Note payable in 36 monthly payments of $696.98. Interest accrues at 3.9% rate and is secured by vehicle.	7,517	16,120

Note payable in 3 annual payments of $7,937. Interest accrues at 0% and is secured by auto.	23,811	—

Following are maturities of long term debt for each of the next five years.

2002	$486,851
2003	520,853
2004	562,937
2005	605,000
2006	655,000

SOUTH BANKING COMPANY
ALMA, GEORGIA
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

Note 8.	Income Taxes

Income tax expense (benefit) was $733,859 for 2001, (an effective rate of 30.4%), $1,221,738 for 2000 (an effective rate of 31.6%) and $1,017,056 for 1999 (an effective rate of 32.3%). The actual expense for 2001, 2000 and 1999 differs from the “expected” tax expense for those years (computed by applying the federal corporate rate of 34%) as follows:

	2001	2000	1999

Computed “expected” tax expenses	34.0%	34.0%	34.0%
Alternative minimum tax	—	—	—
Effect of State Income Tax	(.1)%	1.1%	2.4%
Tax exempt interest on securities and loans	(4.6)%	(3.6)%	(2.9)%
Other, net	1.1%	.1%	(1.2)%

	30.4%	31.6%	32.3%

The current and deferred amounts of these tax provisions were as follows:

	2001	2000	1999

Current — Federal	$725,566	$1,178,493	$1,140,833
— State	—	83,299	104,994
Deferred — Federal	7,123	(24,534)	(146,891)
— State	1,170	(15,520)	(81,880)

	$733,859	$1,221,738	$1,017,056

The tax effects of each type of income and expense item that gave rise to deferred taxes are:

	December 31,	December 31,
	2001	2000

Net unrealized appreciation on securities available for sale	$(55,726)	$50,833
Depreciation	(219,899)	(190,400)
Deferred loan fees	101,281	85,229
Allowance for credit losses	788,595	806,587
Other	32,728	9,626
Purchase accounting treatment	(65,820)	(65,820)

Net deferred tax asset (liability)	$581,159	$696,055

SOUTH BANKING COMPANY
ALMA, GEORGIA
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

Note 9.	Employee Benefit Plans

The Company maintains a 401K deferred compensation plan for all subsidiaries effective January 1, 1993. The Company elected to match 75% of employee contributions for 2001, 2000 and 1999. The expense to the Company for 2001, 2000 and 1999 was $140,000, $134,297, and $115,297, respectively.

Note 10.	Leases

The Pineland State Bank leases 5.35 acres of land in Candler County under an operating lease expiring December 31, 2054 with an option to lease the land for an additional 75 years.

Minimum future rental payments under non-cancelable operating lease having remaining term in excess of 1 year as of December 31, 2001 for each of the next 5 years and in the aggregate is:

Year Ended

2002	$4,000
2003	4,000
2004	4,000
2005	4,000
2006	4,000
Subsequent to 2007	192,000

Total minimum future rental payments	$212,000

In June, 1997, the parties amended the lease to allow Pineland State Bank to sublet part of the property and in consideration, the landlord will receive 50% of gross rental under the sublease in addition to the minimum amount above.

Note 11.	Liabilities

Standby Letters of Credit. These transactions are used by the Company’s customers as a means of improving their credit standing in their dealings with others. Under these agreements, the Company agrees to honor certain financial commitments in the event that its customers are unable to do so. As of December 31, 2001 and 2000, the Company had $911,779 and $450,240 in outstanding standby letters of credit.

Loan Commitments. As of December 31, 2001 and 2000, the Company had commitments outstanding to extend credit totaling $15,710,009 and $28,328,739, respectively. These commitments generally require the customers to maintain certain credit standards. Management does not anticipate any material losses as a result of these commitments.

SOUTH BANKING COMPANY
ALMA, GEORGIA
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

Note 12.	Financial Instruments

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, and standby letters of credit, and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of those instruments reflect the extent of the Bank’s involvement in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to Extend Credit and Financial Guarantees.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies; but, may include accounts receivable; inventory, property, plant and equipment; and income-producing commercial properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements, including commercial paper and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds various assets as collateral supporting those commitments for which collateral is deemed necessary.

The Bank has not been required to perform on any financial guarantees during the past two years. The Bank has not incurred any losses on its commitments in 2001, 2000 or 1999.

SOUTH BANKING COMPANY
ALMA, GEORGIA
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

Note 13.	Restrictions on Subsidiary Dividends, Loans or Advances

Dividends are paid by the Company from its assets which are mainly provided by dividends from the Banks. However, certain restrictions exist regarding the ability of the Banks to transfer funds to the Company in the form of cash dividends, loans or advances. The approval of the Georgia Department of Banking is required to pay dividends in excess of 50% of the Bank’s net profits for the prior year.

Note 14.	Restrictions on Cash and Due from Banks

Under Federal Reserve regulation, the Bank also is limited as to the amount it may loan to its affiliates, including the Company, unless such loans are collateralized by specified obligations. At December 31, 2001, the maximum amount available for transfer from the Bank to the Company in the form of loans approximated 20% of consolidated net equity.

The bank is required to maintain reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 2001 was approximately $-0-

Note 15.	Related Party Transactions

The Company has entered into a split dollar life insurance arrangement with a director and substantial shareholder. The Company and director’s trust each contribute toward the payment of premium for life insurance policy. The Company records its contribution at the present value of anticipated future return or total cash surrender value of policy, whichever is higher; however, the carrying amount cannot exceed the amount of premiums paid by the Company. The Company will receive all reimbursement from anticipated withdrawal of cash surrender value or from the proceeds of policy in the event of the death of the director. All cash surrender value of the policy accrues to the benefit of the Company until such time as the cash surrender value exceeds advances made by the Company. As of December 31, 2001, $962,596 is carried in other assets related to this arrangement.

SOUTH BANKING COMPANY
ALMA, GEORGIA
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

Note 16.	Fair Value of Financial Instruments

The following table shows the estimated fair value and the related carrying values of South Banking Company’s financial instruments at December 31, 2001 and 2000. Items which are not financial instruments are not included.

	2001

	Carrying	Estimated
	Amount	Fair Value

Cash and due from financial institutions	$11,140,462	$11,140,462
Interest earning balances with financial institutions	1,273,000	1,273,000
Federal funds sold	10,252,000	10,252,000
Securities available for sale	17,173,350	17,173,350
Securities held to maturity	147,536	152,583
Federal Home Loan Bank stock	426,100	426,100
Georgia Bankers Bank — stock	547,283	770,240
Loans — net of allowances	169,333,063	161,938,092
Demand and savings deposits	73,301,431	73,301,431
Time deposits	122,699,172	123,606,169
Federal funds purchased	—	—

	2000

Cash and due from financial institutions	8,911,914	$8,911,914
Interest earning balances with financial institutions	825,279	825,279
Federal funds sold	14,693,000	14,693,000
Securities available for sale	20,695,055	20,695,055
Securities held to maturity	147,326	151,512
Federal Home Loan Bank stock	426,100	426,100
Georgia Bankers Bank — stock	547,283	784,085
Loans — net of allowances	160,246,187	158,371,357
Demand and savings deposits	63,030,105	63,030,105
Time deposits	129,649,110	132,081,000
Federal funds purchased	—	—

For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 2001 and 2000. The estimated fair value for cash and due from financial institutions and federal funds sold are considered to approximate cost. The estimated fair value for interest-earning balances with financial institutions, securities available-for-sale, securities held-to-maturity, and Georgia Bankers Bank stock are based on quoted market values for the individual securities or for equivalent securities. The estimated fair value for commercial loans is based on estimates of the difference in interest rates the Company would charge the borrowers for similar such loans with similar maturities made at December 31, 2001 and 2000, applied for an estimated time period until the loan is assumed to reprice or be paid. The estimated fair value for other loans is based on

SOUTH BANKING COMPANY
ALMA, GEORGIA
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

Note 16.	Fair Value of Financial Instruments (Con’t)

estimates of the rate the Company would charge for similar such loans at December 31, 2001 and 2000 applied for the time period until estimated repayment. The estimated fair value for individual retirement account deposits and time deposits is based on estimates of the rate the Company would pay on such deposits or borrowings at December 31, 2001 and 2000, applied for the time period until maturity. The estimated fair value for other financial instruments and off-balance-sheet loan commitments are considered to approximate cost at December 31, 2001 and 2000.

While these estimates of fair value are based on management’s judgment of the most appropriate factors, there is no assurance that were the Company to have disposed of such items at December 31, 2001 and 2000, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 2001 and 2000 should not necessarily be considered to apply at subsequent dates.

In addition, other assets and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in the financial statements, nevertheless, may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, the trained work force, customer goodwill, and similar items.

Note 17.	Regulatory Matters

The Company and its subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

SOUTH BANKING COMPANY
ALMA, GEORGIA
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

Note 17.	Regulatory Matters (Con’t)

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Company and its subsidiaries meet all capital adequacy requirements to which it is subject.

As of December 31, 2001, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that, management believes, have changed the institution’s category.

The Company and its subsidiaries’ actual capital amounts and ratios are also presented in the table.

								To Be Well
								Capitalized Under
				For Capital				Prompt Corrective
	Actual			Adequacy Purposes				Action Provisions:

	Amount	Ratio		Amount		Ratio		Amount		Ratio

As of December 31, 2001:
Total Capital (to Risk Weighted Assets) Consolidated	$20,435	10.9	% >	$15,041	>	8.0	% >	$18,801	>	10.0%
Subsidiary - Alma	7,775	11.5	% >	5,384	>	8.0	% >	6,730	>	10.0%
Subsidiary - Baxley	6,737	15.9	% >	3,381	>	8.0	% >	4,227	>	10.0%
Subsidiary - Kingsland	3,192	12.4	% >	2,065	>	8.0	% >	2,581	>	10.0%
Subsidiary - Metter	5,410	10.4	% >	4,159	>	8.0	% >	5,199	>	10.0%

SOUTH BANKING COMPANY
ALMA, GEORGIA
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

Note 17.	Regulatory Matters (Con’t)

								To Be Well
								Capitalized Under
				For Capital				Prompt Corrective
	Actual			Adequacy Purposes				Action Provisions:

	Amount	Ratio		Amount		Ratio		Amount		Ratio

As of December 31, 2001:
Tier I Capital (to Risk Weighted Assets) Consolidated	$18,080	9.6	% >	$7,520	>	4.0	% >	$11,280	>	6.0%
Subsidiary - Alma	6,924	10.3	% >	2,692	>	4.0	% >	4,038	>	6.0%
Subsidiary - Baxley	6,207	14.7	% >	1,691	>	4.0	% >	2,536	>	6.0%
Subsidiary - Kingsland	2,868	11.1	% >	1,032	>	4.0	% >	1,549	>	6.0%
Subsidiary - Metter	4,769	9.2	% >	2,080>	>	4.0	% >	3,120	>	6.0%

As of December 31, 2001:
Tier I Capital (to Average Assets) Consolidated	$18,080	8.1	% >	$8,924	>	4.0	% >	$11,155	>	5.0%
Subsidiary - Alma	6,924	8.9	% >	3,104	>	4.0	% >	3,881	>	5.0%
Subsidiary - Baxley	6,207	12.1	% >	2,052	>	4.0	% >	2,565	>	5.0%
Subsidiary - Kingsland	2,868	9.1	% >	1,266	>	4.0	% >	1,583	>	5.0%
Subsidiary - Metter	4,769	7.8	% >	2,435	>	4.0	% >	3,043	>	5.0%

SOUTH BANKING COMPANY
ALMA, GEORGIA
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

Note 17.	Regulatory Matters (Con’t)

								To Be Well
								Capitalized Under
				For Capital				Prompt Corrective
	Actual			Adequacy Purposes				Action Provisions:

	Amount	Ratio		Amount		Ratio		Amount		Ratio

As of December 31, 2000:
Tier I Capital (to Risk Weighted Assets)
Consolidated	$18,647	10.7	% >	$13,933	>	8.0	% >	$17,407	>	10.0%
Subsidiary - Alma	7,463	12.9	% >	4,597	>	8.0	% >	5,746	>	10.0%
Subsidiary - Baxley	6,444	16.1	% >	3,324	>	8.0	% >	4,155	>	10.0%
Subsidiary - Kingsland	2,914	12.7	% >	1,841	>	8.0	% >	2,302	>	10.0%
Subsidiary - Metter	4,924	8.9	% >	4,435	>	8.0	% >	5,544	>	10.0%

As of December 31, 2000:
Tier I Capital (to Risk Weighted Assets)
Consolidated	16,441	9.4	% >	6,963	>	4.0	% >	10,444	>	6.0%
Subsidiary - Alma	6,739	11.7	% >	2,298	>	4.0	% >	3,448	>	6.0%
Subsidiary - Baxley	5,924	14.8	% >	1,662	>	4.0	% >	2,493	>	6.0%
Subsidiary - Kingsland	2,625	11.4	% >	921	>	4.0	% >	1,381	>	6.0%
Subsidiary - Metter	4,251	7.7	% >	2,217	>	4.0	% >	3,326	>	6.0%

SOUTH BANKING COMPANY
ALMA, GEORGIA
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

Note 17.	Regulatory Matters (Con’t)

								To Be Well
								Capitalized Under
				For Capital				Prompt Corrective
	Actual			Adequacy Purposes				Action Provisions:

	Amount	Ratio		Amount		Ratio		Amount		Ratio

As of December 31, 2000:
Tier I Capital (to Average Assets)
Consolidated	$16,441	9.3	% >	$7,038	>	4.0	% >	$8,797	>	5.0%
Subsidiary - Alma	6,739	9.1	% >	2,977	>	4.0	% >	3,721	>	5.0%
Subsidiary - Baxley	5,924	12.2	% >	1,938	>	4.0	% >	2,422	>	5.0%
Subsidiary - Kingsland	2,6251	8.8	% >	1,182	>	4.0	% >	1,477	>	5.0%
Subsidiary - Metter	4,251	6.9	% >	2,461	>	4.0	% >	3,077;	>	5.0%

SOUTH BANKING COMPANY
(PARENT CORPORATION ONLY)

ALMA, GEORGIA

FINANCIAL STATEMENTS

DECEMBER 31, 2001

REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
South Banking Company
Alma, Georgia 31510

     Under date of February 14, 2002, we reported on the consolidated balance sheets of South Banking Company, as of December 31, 2001 and 2000, and the related statements of income, cash flows and stockholders’ equity for the three years in the period ended December 31, 2001.

     In connection with our examination of the aforementioned consolidated financial statements, we also audited the accompanying balance sheets (Parent Corporation Only) as of December 31, 2001 and 2000 and the related statements of income, cash flows and stockholders’ equity for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of South Banking Company (Parent Corporation Only) as of December 31, 2001 and 2000, and the results of its operations, stockholders’ equity and its cash flows for the three years then ended in conformity with accounting principles generally accepted in the United States of America.

Respectfully submitted,

February 14, 2002	H. H. BURNET & COMPANY, P. C

SOUTH BANKING COMPANY
(PARENT CORPORATION ONLY)
ALMA, GEORGIA
BALANCE SHEETS

	December 31,	December 31,
	2001	2000

ASSETS
Cash and due from banks
Interest bearing	$1,243,497	$1,064,896
Non-interest bearing	36,862	32,846
Investment in bank’s subsidiaries	22,543,800	21,420,680
Investment in nonbank subsidiaries	463,535	341,298
Investment-Habersham Bank Corp.-available for sale	—	215,760
Investment-Nexity Financial-available for sale	250,000	250,000
Other assets	16,423	60,948
Prepaid income taxes	351,370	214,577
Due from subsidiaries	—	—

Total Assets	$24,905,487	$23,601,005

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$186	$186
Other liabilities	3,018	788
Accrued income taxes	—	—
Notes payable	4,725,000	5,200,000
Due to subsidiaries	319,044	129,471

Total Liabilities	$5,047,248	$5,330,445

Stockholders’ Equity
Common stock of $1 par value; authorized 1,000,000 shares; issued and outstanding, 2000 and 1999 399,500 and 399,500, respectively	$399,500	$399,500
Surplus	3,070,831	3,070,831
Undivided profits	16,291,126	14,887,046
Accumulated other comprehensive income	96,782	(86,807)

Total Stockholders’ Equity	$19,858,239	$18,270,560

Total Liabilities and Stockholders’ Equity	$24,905,487	$23,601,005

The accompanying note is an integral part of these financial statements.

SOUTH BANKING COMPANY
(PARENT CORPORATION ONLY)
ALMA, GEORGIA
STATEMENT OF INCOME

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2001	2000	1999

Income
Dividends from bank Subsidiaries	$994,156	$985,387	$977,614
Miscellaneous income	—	788	682
Interest income	45,641	23,479	18,431
Management fees	108,000	102,000	102,000
Dividends – other	2,673	5,345	10,091
Loss on sale of stock	(4,906)	—	—

Total Income	$1,145,564	$1,116,999	$1,108,818

Expenses
Salaries	$80,543	$83,169	$79,300
Amortization	1,498	13,526	13,526
Interest	337,286	318,822	212,684
Professional fees	25,791	75,045	33,045
Other	67,837	75,621	63,109

Total Expenses	$512,955	$566,183	$401,664

Income before income taxes and equity in undistributed income (loss) of subsidiaries	$632,609	$550,816	$707,154
Provision (credit) for income taxes	(136,526)	(164,606)	(95,172)

Income before equity in undistributed income in subsidiaries	$769,135	$715,422	$802,326

Equity in undistributed income of bank subsidiaries	$792,336	$1,904,756	$1,251,684
Equity in undistributed income (loss) of nonbank subsidiaries	122,237	25,882	74,491

	$914,573	$1,930,638	$1,326,175

Net Income	$1,683,708	$2,646,060	$2,128,501

The accompanying note is an integral part of these financial statements.

SOUTH BANKING COMPANY
(PARENT CORPORATION ONLY)
ALMA, GEORGIA
STATEMENT OF INCOME (con’t)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2001	2000	1999

Other Comprehensive Income before tax
Unrealized gain on securities	$278,166	$151,160	$(402,268)

Other Comprehensive Income before tax	$278,166	$151,160	$(402,268)
Income tax expenses related to items of other comprehensive income	94,577	57,048	(136,771)

Other comprehensive income, net of tax	$183,589	$94,112	$(265,497)

Comprehensive income	$1,867,297	$2,740,172	$1,863,004

Per share data based on weighted outstanding shares:
Weighted average outstanding	399,500	399,500	399,500

Net Income	$4.21	$6.62	$5.33

The accompanying note is an integral part of these financial statements.

SOUTH BANKING COMPANY
(PARENT CORPORATION ONLY)
ALMA, GEORGIA
STATEMENT OF STOCKHOLDERS’ EQUITY

				Accumulated
				Other	Total
	Common		Undivided	Comprehensive	Stockholders'
	Stock	Surplus	Profits	Income	Equity

Balance, December 31, 1998	$399,500	$3,070,831	$10,651,788	$84,568	$14,206,687
Net income	—	—	2,128,501	—	2,128,501
Cash dividends	—	—	(259,675)	—	(259,497)
Unrealized gain (loss) on securities available for sale	—	—	—	(265,497)	(265,497)

Balance, December 31, 1999	$399,500	$3,070,831	$12,520,614	$(180,929)	$15,810,016
Net income	—	—	2,646,060	—	2,646,060
Cash dividends	—	—	(279,628)	—	(279,628)
Unrealized gain (loss) on securities available for sale	—	—	—	94,112	94,112
Redemption of Shares	—	—	—	—	—

Balance, December 31, 2000	$399,500	$3,070,831	$14,887,046	$(86,817)	$18,270,560
Net income	—	—	1,683,708	—	1,683,708
Cash dividends	—	—	(279,628)	—	(279,628)
Unrealized gain (loss) on securities available for sale	—	—	—	183,599	183,599
Redemption of shares	—	—	—	—	—

Balance, December 31, 2001	$399,500	$3,070,831	$16,291,126	$96,782	$19,858,239

The accompanying note is an integral part of these financial statements.

SOUTH BANKING COMPANY
(PARENT CORPORATION ONLY)
ALMA, GEORGIA
STATEMENT OF CASH FLOWS

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2001	2000	1999

Cash Flows From Operating Activities:
Net income	$1,683,708	$2,646,060	$2,128,501
Add expenses not requiring cash:
Depreciation and Amortization	11,731	21,870	17,649
Undistributed earnings of Subsidiaries	(914,573)	(1,930,638)	(1,326,175)
Loss on sale of stock	(4,906)	—	—
Increase (decrease) in other liabilities	2,230	788	—
Increase (decrease) in accrued income taxes	—	(21,653)	21,652
(Increase) decrease in other assets	1,369	635	(1,979)
(Increase) decrease in prepaid income taxes	(136,793)	(214,577)	145,937
(Increase) decrease in due from subsidiary-taxes	—	105,672	(129,928)
Increase (decrease) in due to subsidiary	189,573	129,471	—

Net Cash Provided by Operating Activities	$842,151	$737,718	$855,657

Cash Flows From Investing Activities:
Capital contribution to Subsidiary	$(200,000)	$(2,700,000)	$—
Purchase of Nexity Financial Stock	—	—	(250,000)
Purchase of C B Financial Stock
Purchase of fixed assets	—	(27,532)	—
Sale of CB Financial	295,094	—	—

Net Cash Used by Investing Activities	$95,094	$(2,727,532)	$(250,000)

The accompanying note is an integral part of these financial statements.

SOUTH BANKING COMPANY
(PARENT CORPORATION ONLY)
ALMA, GEORGIA
STATEMENT OF CASH FLOWS (con’t)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2001	2000	1999

Cash Flows From Financing Activities:
Payments on note payable Bank	$(475,000)	$(60,000)	$(390,000)
Proceeds from notes payable to banks	—	2,900,000	—
Dividends paid	(279,628)	(279,628)	(259,675)
Redemption of common stock	—	—	—

Net Cash Provided (Used) by Financing Activities	$(754,628)	$2,560,372	$(649,675)

Net increase (decrease) in cash and cash equivalents	$182,617	$570,558	$(44,018)
Cash and Cash Equivalents at beginning of year	1,097,742	527,184	571,202

Cash and Cash Equivalents at end of year	$1,280,359	$1,097,742	$527,184

The accompanying note is an integral part of these financial statements.

SOUTH BANKING COMPANY
(PARENT CORPORATION ONLY)
ALMA, GEORGIA
NOTES TO FINANCIAL STATEMENTS

(A)	Summary of Significant Accounting Policies

General-

The following notes to the financial statements of South Banking Corporation, formed on July 28, 1981, (parent corporation only) (the corporation) includes only that information which is in addition to information presented in the consolidated financial statements and notes to consolidated financial statements.

Investment in subsidiaries-

The corporation reports its investment in the common stock of its subsidiaries at its equity in the net assets of the subsidiaries.

Organization costs-

Organization costs have been deferred and are being amortized on a straight-line basis over a period of five years.

APPENDIX B

SECURITY AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

Form 10-Q

QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For quarter ended September 30, 2002       Commission file number 2-71249

South Banking Company

(Exact name of registrant as specified in its charter)

Georgia	58-1418696

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

104 North Dixon Street, Alma, Georgia	31510

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (912) 632-8631

Former name, former address and former fiscal year, if changed since last report.

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such report(s), and (2) has been subject to such filing requirement for the past 90 days.

Yes    X         No

     Indicate the number of shares outstanding of each of the registrant’s classes of common stock, as of September 30, 2002.

     Common stock, $1.00 par value — 399,500 shares outstanding

SOUTH BANKING COMPANY

SOUTH BANKING COMPANY
ALMA, GEORGIA

Part I.	Financial Information
	Consolidated Financial Statements	3-9
	Notes to Consolidated Financial Statements	10-11
	Management's Discussion and Analysis of Financial Condition and Results of Operations	12-19
Part II.	Other Information	20-24

SOUTH BANKING COMPANY
ALMA, GEORGIA
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

		September 30,	December 31,
		2002	2001

	ASSETS
Cash and due from banks		$7,819,376	$11,140,462

Deposits in other banks — interest bearing		$1,972,000	$1,273,000

Investment securities:
Available for sale		$16,683,964	$17,173,350

Held to maturity		$47,693	$147,536

Georgia Bankers stock		$547,283	$547,283

Federal Home Loan Bank stock		$438,100	$426,100

Federal funds sold		$18,210,000	$10,252,000

Loans		$172,784,818	$172,378,811
Less: Unearned discount		(285,380)	(288,968)
Reserve for loan losses		(2,961,580)	(2,756,780)

		$169,537,858	$169,333,063

Bank premises and equipment		$6,628,712	$6,715,813

Intangible assets		$1,503,733	$1,680,572

Other assets		$4,897,248	$6,101,344

Total Assets		$228,285,967	$224,790,523

The accompanying notes are an integral part of these financial statements.

SOUTH BANKING COMPANY
ALMA, GEORGIA
CONSOLIDATED BALANCE SHEETS (con’t)
(UNAUDITED)

	September 30,	December 31,
	2002	2001

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits: Demand — noninterest bearing	$29,344,664	$29,999,788
Demand — interest bearing	33,464,574	32,764,586
Savings	12,896,654	10,537,057
Time	121,490,339	122,699,172

	$197,196,231	$196,000,603
Borrowing	5,402,971	5,581,251
Accrued expenses and other liabilities	1,524,706	1,850,430
Federal funds purchased	—	—
Note payable — FHLB	3,000,000	1,500,000

Total Liabilities	$207,123,908	$204,932,284

Stockholders’ Equity
Common stock $1 par value; shares authorized — 1,000,000, shares issued and outstanding — September 30, 2002 and December 31, 2001 — 399,500 and 399,500, respectively	$399,500	$399,500
Surplus	3,070,831	3,070,831
Undivided profits	17,516,549	16,291,126
Accumulated other comprehensive income	175,179	96,782

Total Stockholders’ Equity	$21,162,059	$19,858,239

Total Liabilities and Stockholders’ Equity	$228,285,967	$224,790,523

The accompanying notes are an integral part of these financial statements.

SOUTH BANKING COMPANY
ALMA, GEORGIA
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three	Three	Nine	Nine
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	September	September	September	September
	30, 2002	30, 2001	30, 2002	30, 2001

Interest Income:
Interest & fees on loans	$3,426,126	$4,153,805	$10,303,079	$12,896,895
Interest on Federal funds sold	84,136	146,261	237,201	665,928
Interest on deposits with other banks	15,085	13,288	34,272	36,056
Interest on investment securities:
U.S. Treasury	3,965	7,773	18,977	23,225
U.S. Government agencies	177,776	207,835	520,421	697,111
Mortgage backed bonds	1,047	3,750	4,061	13,744
State & municipal Subdivisions	11,855	14,605	39,878	51,494
Other	9,181	12,914	29,241	47,680

Total Interest Income	$3,729,171	$4,560,231	$11,187,130	$14,432,133

Interest Expense:
Interest on deposits	$1,204,142	$2,154,026	$3,943,401	$7,088,071
Interest on other borrowings	62,552	93,047	189,323	361,241

Total Interest Expense	$1,266,694	$2,247,073	$4,132,724	$7,449,312

Net interest income	$2,462,477	$2,313,158	$7,054,406	$6,982,821
Provision for loan losses	320,000	242,500	762,000	553,000

Net interest income after provision for loan losses	$2,142,477	$2,070,658	$6,292,406	$6,429,821

The accompanying notes are an integral part of these financial statements.

SOUTH BANKING COMPANY
ALMA, GEORGIA
CONSOLIDATED STATEMENTS OF INCOME (con’t)
(UNAUDITED)

	Three	Three	Nine	Nine
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2002	2001	2002	2001

Other Operating Income:
Service charge on deposit accounts	$456,014	$472,432	$1,303,686	$1,313,797
Commission on Insurance	22,518	17,421	67,167	62,483
Other income	68,536	143,129	386,676	702,647
Computer processing Fees	136,344	132,758	433,486	399,655
Gain (loss) on sale of securities	2,736	(4,906)	4,810	(4,906)
Financial service income	32,063	—	89,459	—

Total Other Operating Income	$718,211	$760,834	$2,285,284	$2,473,676

Other Operating Expenses:
Salaries	$954,193	$1,000,467	$2,790,229	$2,913,589
Profit sharing & personnel expense	171,061	178,485	502,736	541,223
Occupancy expense	133,623	125,606	395,041	386,585
Furniture & fixtures expense	262,557	277,118	817,249	806,181
Payroll taxes	60,066	61,490	182,908	186,173
Data processing	35,532	81,130	175,674	234,830
Other operating Expenses	570,466	568,383	1,848,637	1,773,672

Total Other Operating Expenses	$2,187,498	$2,292,679	$6,712,474	$6,842,253

Income before income taxes	$673,190	$538,813	$1,865,216	$2,061,244
Applicable income taxes	227,167	155,592	639,793	668,913

Net Income	$446,023	$383,221	$1,225,423	$1,392,331

The accompanying notes are an integral part of these financial statements.

SOUTH BANKING COMPANY
ALMA, GEORGIA
CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME (con’t)
(UNAUDITED)

	Three	Three	Nine	Nine
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2002	2001	2002	2001

Other comprehensive income, net of tax:
Unrealized gains (losses) on Securities	$53,883	$91,555	$78,397	$265,359

Other Comprehensive Income (Loss)	$53,883	$91,555	$78,397	$265,359

Comprehensive Income	$499,906	$474,776	$1,303,820	$1,657,690

Per share data based on weighted average outstanding shares
Weighted average outstanding shares	399,500	399,500	399,500	399,500

Net Income	$1.25	$.96	$3.26	$3.49

The accompanying notes are an integral part of these financial statements.

SOUTH BANKING COMPANY
ALMA, GEORGIA
STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months	Nine Months
	Ended	Ended
	September	September
	30, 2002	30, 2001

Cash Flows from Operating Activities:
Net income	$1,225,423	$1,392,331
Add expenses not requiring cash:
Provision for depreciation and Amortization	822,109	810,920
Provision for loan losses	762,000	553,000
Bond portfolio gains (losses)	(4,805)	(4,906)
Gain on sale of other real estate owned	—	—
Increase (decrease) in taxes payable	241,111	97,309
Increase (decrease) in interest payable	(565,989)	105,642
Increase (decrease) in other liabilities	(846)	9,191
(Increase) decrease in interest receivable	191,043	17,563
(Increase) decrease in prepaid expenses	(106,723)	(187,837)
(Increase) decrease in other assets	1,076,489	(102,956)
Recognition of unearned loan income	(2,035)	(2,289)

Net Cash Used in Operating Activities	$3,637,777	$2,687,968

Cash Flows from Investing Activities:
Proceeds from sale of investment securities — available for sale	$—	$295,094
Proceeds from maturities of investment securities — available for sale	12,277,562	21,894,982
Purchase of investment securities - available for sale	(11,651,098)	(17,842,279)
Net loans to customers	(964,760)	(10,992,191)
Purchase of premise and equipment	(568,915)	(1,580,162)
Proceeds from sale of premises and equipment	—	645,197
Proceeds from maturity of investment securities — held to maturity	100,000	—
Purchase of investment securities - held to maturity	—	—
Purchase of equity securities	—	—

The accompanying notes are an integral part of these financial statements.

SOUTH BANKING COMPANY
ALMA, GEORGIA
STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months	Nine Months
	Ended	Ended
	September	September
	30, 2002	30, 2001

Cash Flows from Investing Activities:(con’t)
Purchase of FHLB stock	$(12,000)	$—

Net Cash Used in Investing Activities	$(819,211)	$(7,579,359)

Cash Flows from Financing Activities:
Net increase(decrease)in demand deposits, NOW and money market	$44,864	$4,311,230
Net increase(decrease)in savings and time deposits	1,150,764	(500,694)
Net increase(decrease)in borrowings	(178,280)	(328,310)
Dividends paid	—	—
Redemptions of company stock	—	—
Increase(decrease)in federal funds sold	—	—
Increase(decrease)note payable — FHLB	1,500,000	(1,040,000)

Net Cash Provided (Used) From Financing Activities	$2,517,348	$2,442,226

Net Increase(Decrease)in Cash and Cash Equivalents	$5,335,914	$(2,449,165)

Cash and Cash Equivalents at Beginning of Period	22,665,462	24,430,193

Cash and Cash Equivalents at End of Period	$28,001,376	$21,981,028

The accompanying notes are an integral part of these financial statements.

SOUTH BANKING COMPANY
ALMA, GEORGIA
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation

     The accounting and financial reporting policies of South Banking Company and its subsidiaries conform to generally accepted accounting principles and to general practice within the banking industry. The consolidated statements include the accounts of South Banking Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. The accompanying interim financial statements are unaudited. In management’s opinion, the consolidated financial statements reflect a fair presentation of the consolidated financial position of South Banking Company and subsidiaries, and the results of its operations and its cash flows for the interim periods presented, in conformity with generally accepted accounting principles. These interim financial statements should be read in conjunction with the audited financial statements and footnote disclosures in the Bank’s 10K for the fiscal year ended December 31, 2001.

     Basic earnings per share have been computed by dividing net income (the numerator) by the weighted average number of common shares (the denominator)for the period.

     In June 1997, the FASB issued SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. SFAS No. 131 requires that public companies report certain information about operating segments in complete sets of financial statements of the company and in condensed financial statements of interim periods issued to shareholders. It also requires that public companies report certain information about their products and services, the geographic areas in which they operate, and their major customers. SFAS No. 131 applies to fiscal years beginning after December 15, 1997. South Banking Company is a four bank holding company operating primarily in Southeast Georgia. The primary purpose of the company is the delivery of financial services within its market. Each of the company’s entities are part of the same reporting segment, whose operating results are regularly reviewed by management. Therefore, consolidated financial statements, as presented, fairly reflect the operating results of the financial services segment of our business.

     In June 1997, FASB issued SFAS No. 130, “Reporting Comprehensive Income” (“SFAS 130”). SFAS 130 established standards for reporting and display of comprehensive income and its components in the financial statements. SFAS 130 applies to fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods has been provided for comparative purposes.

SOUTH BANKING COMPANY
ALMA, GEORGIA
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     During 1998, the FASB issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities"(“SFAS 133”), which established accounting and reporting standards for derivative instruments and for hedging activities. The statement requires that all derivatives be recognized as either assets or liabilities in the statement of financial position and be measured at fair value. SFAS 133 is effective for fiscal quarters of all fiscal years beginning after June 15, 1999; earlier application is permitted. The company does not hold or issue derivative instruments as defined by SFAS 133; and accordingly, it is the opinion of management that there will be no future impact from this recent accounting standard.

     The Financial Accounting Standards Board (FASB) issued Statement of Financial Standards (SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, on July 20, 2001.

     SFAS No, 142 provides that all business combinations shall be accounted for using the purchase method of accounting; the use of the pooling-of-interests method is now prohibited. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001 or to all business combinations accounted for by the purchase method that are completed after June 30, 2001. The Company has not been involved in any recent business combination discussions.

     SFAS No. 142 provides that goodwill shall not be amortized but should be tested for impairment on an annual basis, using criteria prescribed in the statement. If the carrying amount of goodwill exceeds its implied fair value, as recalculated, an impairment loss equal to the excess shall be recognized. Recognized intangible assets other than goodwill should be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (superseded by SFAS No. 144, see discussion which follows). SFAS No. 142 will be effective for fiscal years beginning after December 15, 2001.

SOUTH BANKING COMPANY
ALMA, GEORGIA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

     The Company’s intangible assets at December 31, 2001 are classified as intangible assets other than goodwill. Approximately $1.576 million of the intangibles recorded on the balance sheet at December 31, 2001 represents the remaining unamortized intangible related to the Company’s 2000 acquisition of three branch offices from another bank. The balance of $104 thousand is the remaining intangibles from the original purchase of the bank in 1996. The intangible are being amortized over eight to ten years in accordance with SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, which was not superseded by SFAS No. 142. During December 2001, the FASB announced it will undertake a limited-scope project to reconsider part of the guidance in SFAS No. 72. Issuance of a final statement is not expected until the fourth quarter of 2002.

     SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, was issued by the FASB on October 3, 2001 and is effective for fiscal years beginning after December 15, 2001. This statement effectively supersedes SFAS No. 121 and Accounting Principles Board (APB) Opinion No. 30 and requires that long-lived assets, including discontinued operations, that are to be disposed of by sale be measured at the lower of carrying amount or fair value less cost to sell. The statement also resolves certain implementation issues regarding SFAS No. 121. This statement is not expected to have a material impact on the Company’s statements of financial condition or results of operations.

SOUTH BANKING COMPANY
ALMA, GEORGIA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

     Liquidity management involves the matching of the cash flow requirements of customers, who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs and the ability of South Banking Company and its subsidiaries (the “Company”) to meet those needs. The Company strives to maintain an adequate liquidity position by managing the balances and maturities of interest-earning assets and interest-bearing liabilities so that the balance it has in short-term investments (Federal funds sold) at any given time will adequately cover any reasonably anticipated immediate need for funds. Additionally, the subsidiary banks (the “Banks”) maintain relationships with correspondent banks, which could provide funds to them on short notice, if needed.

     The liquidity and capital resources of the Company are monitored on a periodic basis by state and Federal regulatory authorities. As determined under guidelines established by these regulatory authorities, the Banks’ liquidity ratios at September 30, 2002 were considered satisfactory. At that date, the Banks’ Federal funds sold were adequate to cover any reasonably anticipated immediate need for funds. The Company is aware of no events or trends likely to result in a material change in liquidity. At September 30, 2002, the Company’s and the Banks’ capital asset ratios were considered well capitalized based on guidelines established by regulatory authorities. During the three months ended September 30, 2002, total capital increased $499,906 to $21,163,059. This increase in capital resulted from net earnings of $446,023 and an increase of $53,883 in unrealized gains on securities available for sale, net of taxes.

     At September 30, 2002, South Banking Company had no binding commitments for capital expenditures.

Results of Operations

     The following discussion and analysis presents the significant changes in financial condition and the results of operations of South Banking Company and Subsidiaries for the periods indicated. This discussion and analysis should be read in conjunction with the Company’s 2001 Annual Report to Shareholders and Form 10-K.

SOUTH BANKING COMPANY
ALMA, GEORGIA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations (con’t)

     Since the primary business activities of South Banking Company are conducted through its Banks, this discussion focuses primarily on the financial condition and operations of the Banks. Included in this discussion are forward looking statements based on management’s current expectations. Actual results, however, may differ. Amounts and percentages used in this discussion have been rounded. The acquisition of the three branches by subsidiary, Pineland State Bank, in July of 2000 has an impact on these comparisons and all comments below should be read taking the acquisition in effect.

Earnings Summary

     Net income for the third quarter of 2002 was $446,023, up $62,802 from $383,221 in the third quarter of 2001. On a per share basis, earnings registered a similar increase from $.96 to $1.25. These levels of income represent annualized returns on average assets of .78% and .69%. respectively. Return on average equity increased from 8.03% to 8.53%. Details concerning the Company’s results of operations are discussed in the following sections of this report.

     Net interest income for the third quarter of 2002 totaled $2,462,477, up $149,319 from $2,313,158 in the third quarter of 2001.

     Interest income is being impacted by the mix of assets, the level of earning assets, and the interest rate environment. Average earning assets for the quarter of $209.8 million are 6.5 million in excess of the third quarter 2001 average. These funds are primarily being invested in the loan portfolio. The prime interest rate has been cut nine times since January 1, 2001 resulting in a reduction of 4% during this period. While loan volume increases has created additional interest income; the drop in interest rates have been of such magnitude that loan interest income has decreased $831,060 from $4,560,231 in the third quarter of 2001 to $3,729,171 in the third quarter of 2002. This decrease reflects the volatile repricing of the Banks’ substantial portfolio of one year adjustable and fixed rate loans.

     Interest expense, the other component of net interest income, decreased $980,379 when compared to the third quarter of last year including the fact that the average balance of interest bearing liabilities was down $2.8 million. The overall cost of interest bearing liabilities for the quarter of 2.92% is 215 basis points lower than in the third quarter of 2001, reflecting several rate changes implemented in 2001 that decreased rates. Many of the higher rates have matured and overall rates have fallen.

SOUTH BANKING COMPANY
ALMA, GEORGIA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Earnings Summary (con’t)

     This combination of higher average balances and savings rates dropping faster than loan rates produced a net interest margin of 4.18% for the quarter, up from 3.81% in the third quarter of last year.

     The provision for loan losses is a charge to earnings in the current period to replenish the allowance for loan losses and maintain it at the level management determines is adequate. The provision for loan losses charged to earnings amounted to $320,000 and $242,500 during the three months ended September 30, 2002 and 2001, respectively.

Noninterest Income

     Following is a comparison of noninterest income for the three months ended September 30, 2002 and 2001.

	Three Months	Three Months
	Ended	Ended
	September 30,	September 30,
	2002	2001

Service charges on deposits	$456,014	$472,432
Other service charges, commissions & fees	22,518	17,421
Other income	207,616	270,981
Financial service income	32,063	—

Total Noninterest Income	$718,211	$760,834

     Total noninterest income for the three months ended September 30, 2002 was $42,623 lower than during the same period in 2001. The primary decrease is related to gain on sale of loan to SBA in prior year.

     During the third quarter of 1998, the Bank began offering brokerage services, including stocks, bonds, mutual funds, and annuities, to its customers. The effect on the deposit base has been limited as less than one quarter of the total sales have come from Bank deposits. In the long-term, management believes this service will actually increase deposits.

SOUTH BANKING COMPANY
ALMA, GEORGIA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Noninterest Expense

     Noninterest expense includes all items of expense other than interest expense, the provision for loan losses, and income taxes. Total noninterest expense for the third quarter of 2002 was $2,187,498 which is $105,181 or 4.58% less than during the third quarter of 2001.

     The majority of this decrease was due to payroll savings from staff reduction and the closing of a branch of Pineland State Bank. Decreases were also experienced in data processing expenses and furniture expenses.

     Other non-personnel expense had little change from prior year. Management expects this trend to remain constant during the remainder of the year.

Income Taxes

     The Company’s provision for income taxes, which totaled $227,167 in the third quarter of 2002 and $155,596 in the third quarter of 2001, includes both federal and state income taxes. The effective tax rates during the two periods were 33.7% in 2002 and 28.9% in 2001.

Financial Condition

     Average total assets during the third quarter of 2002 were $229,796,239, up from $224,190,273 from the third quarter of 2001. A detailed discussion of the Bank’s financial condition and its various balance sheet components follows:

Loan Portfolio

     The loan portfolio, which represents South’s largest asset, has increased during the third quarter by $3,783,387 to $172,784,818. Competitive pressures from auto manufacturers and a variety of mortgage providers continue to make loan growth at acceptable yields and risk levels difficult for those types Loans. Management also believes that with the decline in the local farming economy, there exists little opportunity to expand and develop the agricultural loan portfolio. Commercial and real estate lending remains the largest part of the portfolio.

     The Bank is also a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to

SOUTH BANKING COMPANY
ALMA, GEORGIA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION

Loan Portfolio (con’t)

     extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. At September 30, 2002, commitments to extend credit, including unused lines of credit, totaled $19,242,000 while letters of credit totaled $604,000.

     Company policy requires those loans which are past due 90 days or more be placed on nonaccrual status unless they are both well secured and in the process of collection. The following table provides a summary of past due loans and nonperforming assets.

Summary of Past Due Loans and Nonperforming Assets
(in thousands)

	September 30,

	2002	2001

	(Unaudited)
Loans past due 90 or more days still accruing interest	$673	$199

Nonperforming assets:
Nonaccruing loans	$964	$1,579
Other real estate owned	727	1,048

	$1,891	$2,627

     Management makes this determination by its analysis of overall loan quality, changes in the mix and size of the loan portfolio, previous loss experience, general economic conditions, information about specific borrowers, and other factors. At September 30, 2002, the allowance for loan losses was $2,961,580 or 1.71% of gross loans. Given the inherent risk contained in the portfolio, including the nonaccrual loans described above as well as commitments to extend credit, this level is considered adequate. Management is not aware of any trends, uncertainties, or other information relating to the loan portfolio, which it expects will materially impact future operating results, liquidity, or capital resources.

     The provision for loan losses is a charge to earnings, which is made to maintain the allowance for loan losses at a significant level. The provision totaled $320,000 during the third quarter of 2002 and $242,500 during the third quarter of 2001.

SOUTH BANKING COMPANY
ALMA, GEORGIA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Securities Portfolio and Federal Funds Sold

     The Banks’ securities portfolio consists of available for sale and held to maturity securities while no securities are maintained in a trading account. At September 30, 2002, the held to maturity portfolio totaled $47,693.

     Management attempts to emphasize the available for sale portfolio due to the flexibility it allows in managing the balance sheet structure and addressing asset/liability issues. At September 30, 2002, this portfolio had an estimated fair value of $16,683,964, $278,062 more than the amortized cost. Such deficit represents an unrealized gain.

     This portfolio is invested primarily in U.S. Treasury and agency obligations and tax exempt municipals. The treasury and agency portion of the portfolio, including agency backed mortgage securities, total $15,531,445 at quarter-end or 93.1% of the available for sale portfolio. Tax exempt municipals totaling $899,859 comprised 5.4%. The remainder of the portfolio, which totals $252,660, consists of primarily bank company stock.

     The Bank has typically favored investments with maturities of five years or less which have known cash flow patterns. Such instruments typically provide greater safety, less market value fluctuation, and more simplified asset/liability issues. However, some callable securities and mortgage backed securities may be purchased from time to time for their increased yield.

     The Bank generally tries to minimize its involvement in the overnight federal funds sold market, instead, relying on the continually maturing securities portfolio to provide the liquidity needed to fund loans or meet deposit withdraw demands. Nonetheless, at any given time, the execution of specific investing or funding strategies or normal fluctuations in deposit and loan balances may require the bank to sell or buy funds on an overnight basis. In addition, any daily excess funds are maintained in Federal Funds until demands on accounts are determined.

Deposits and Other Funding Sources

     Total deposits at September 30, 2002 of $197,196,231 were up from their year end total of $196,000,603, and down from the second quarter deposits. The third quarter has traditionally been a slow growth period. Third quarter deposits have decreased $5,350,136.

SOUTH BANKING COMPANY
ALMA, GEORGIA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Deposits and Other Funding Sources (con’t)

     Noninterest bearing deposits decreased $4,331,638 to $29,344,664 during the quarter. Interest bearing deposits decreased $1,018,498, or .6% to $167,851,567 during the quarter. Increases were experienced primarily in new accounts and time certificates with decrease in savings accounts.

     In addition to deposits, the Bank may generate funding by the use of borrowing.

Impact of Inflation

     The consolidated financial statements and related data included in this report were prepared in accordance with generally accepted accounting principals, which require the Company’s financial position and results of operations to be measured in terms of historical dollars, except for the available for sale securities portfolio. Consequently, the relative value of money generally is not considered. Nearly all of the Company’s assets and liabilities are monetary in nature and, as a result, interest rates and competition in the market area tend to have a more significant impact on the Company’s performance than the effect of inflation.

Controls and Procedures

     An evaluation of the Company’s disclosure controls and procedures (as defined in Rules 13a-14(c) and 15d-14(c) under the Securities Exchange Act) was carried out under the supervision and with the participation of the Company’s management, including the chief executive and chief financial officer, within the 90 days preceding the filing of this Quarterly Report on Form 10-Q. Based on that evaluation, the chief executive and chief financial officer has concluded that the Company’s disclosure controls and procedures were effective as of the date of that evaluation.

     There were no significant changes in the Company’s internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation.

SOUTH BANKING COMPANY
ALMA, GEORGIA
PART II. OTHER INFORMATION

Item 1.	Legal Proceedings — None

Item 6.	Exhibits and Reports on Form 8-K

(A)	Exhibits

99.1	Certification of the Chief Executive and Chief Financial Officer Pursuant to 18 U.S.C. § 1350

(B)	Reports on Form 8-K

     The registrant has not filed any reports on form 8-K during the nine-month period ended September 30, 2002.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOUTH BANKING COMPANY (Registrant)

Date: November 14, 2002	By: /s/ Paul T. Bennett

Paul T. Bennett President

Date: November 14, 2002	By: /s/ Olivia Bennett

Olivia Bennett Vice President

CERTIFICATION

I, Paul T. Bennett, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of South Banking Company, Inc.;

2.	Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.	Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

a)	designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the “Evaluation Date”); and

c)	presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent function):

a)	all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls.

6.	The registrant’s other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Dated this 14th day of November 2002.	/s/ Paul T. Bennett

Paul T. Bennett Chief Executive Officer Chief Financial Officer

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350

     I, Paul T. Bennett, Chief Executive and Chief Financial Officer of South Banking Company, Inc. (the “Company”), certify, pursuant to 18 U.S.C. § 1350 as adopted by § 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	the Quarterly Report on Form 10-Q of the Company for the quarterly period ended September 30, 2002 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: November 14, 2002	/s/ Paul T. Bennett

Paul T. Bennett Chief Executive Officer Chief Financial Officer

APPENDIX C

PRO FORMA DATA DISCLOSING THE EFFECT OF THE REVERSE STOCK SPLIT AND
BUYBACK OF FRACTIONAL SHARES OF THE COMPANY’S BALANCE SHEET
AS OF SEPTEMBER 30, 2002
THE MOST RECENT QUARTER ENDED
SOUTH BANKING COMPANY
PRO FORMA CONSOLIDATED BALANCE SHEET

	September 30, 2002

		Revenue Split &
		Buyback
	Reported	Adjustment	Pro Forma

Assets
Cash	$7,819,376	$(366,000)	$7,453,376
Deposit in other bank – interest bearing	1,972,000	—	1,972,000
Investment securities	16,731,657	—	16,731,657
Georgia Bankers stock	547,283	—	547,283
Federal Home Loan stock	438,100	—	438,100
Federal funds sold	18,210,000	—	18,210,000
Loans (net)	169,537,858	—	169,537,858
Bank premises and equipment	6,628,712	—	6,628,712
Intangible assets	1,503,733	—	1,503,733
Other assets	4,897,248	—	4,897,248

Total Assets	$228,285,967	$(366,000)	$227,919,967

Liabilities And Stockholders’ Equity
Deposits
Demand – non-interest bearing	$29,344,664	$—	$29,344,664
Demand – interest bearing	33,464,574	—	33,464,574
Savings	12,896,654	—	12,896,654
Time	121,490,339	—	121,490,339

	197,196,231	—	197,196,231
Borrowing	5,402,971	—	5,402,971
Accrued expense and other liabilities	1,524,706	—	1,524,706
Federal funds purchased	—	—	—
Note payable FHLB	3,000,000	—	3,000,000

Total Liabilities	$207,123,908	$—	$207,123,908

Stockholders’ Equity
Common stock	$399,500	$(9,150)	$390,350
Surplus	3,070,831	(70,333)	3,000,498
Undivided profits	17,516,549	(286,517)	17,230,032
Accumulated other comprehensive income	175,179	—	175,179

Total Stockholders’ Equity	$21,162,059	$(366,000)	$20,796,059

Total Liabilities and Stockholders’ Equity	$228,285,967	$(366,000)	$227,919,967

Common stock book value	$21,162,059	$—	$20,796,059
Number of shares outstanding	399,500	(391,640)	7,807
Per share	52.97	—	2,663.77

SOUTH BANKING COMPANY
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

REVERSE SPLIT AND BUYBACK ADJUSTMENTS

1.     Balance Sheet: September 30, 2002

The pro forma balance sheet reflects the reduction in cash and cash equivalents and the decrease in stockholders’ equity of $366,000 resulting from the buyback of estimated fractional common shares (9,150 shares) after the 1-for-50 reverse common stock split at $40 per share, as if the buyback occurred at September 30, 2002.

The retained earnings adjustment of $286,517 reflects the total adjustment of stockholders’ equity of $366,000 net of the par value of the related common stock and a pro rata portion of the additional paid-in capital. The reduction of retained earnings represents the net payout of historical earnings based on the fair market value of the fractional shares acquired.

The pro forma book value per share reflects the lower common stock book value and the lower number of common shares outstanding after the split and buyback.

PRO FORMA DATA DISCLOSING THE EFFECT OF THE REVERSE STOCK SPLIT
AND BUYBACK OF FRACTIONAL SHARES ON THE COMPANY’S
CONSOLIDATED STATEMENT OF INCOME, EARNINGS PER SHARE AMOUNTS,
AND RATIO OF EARNINGS TO FIXED CHARGES
FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 2002
SOUTH BANKING COMPANY
PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

	For the Nine Months Ended September 30, 2002

		Reverse Split &
		Buyback
	Reported	Adjustment	Pro Forma

Interest Income
Loan interest and fees	$10,303,079	$—	$10,303,079
Interest investments	884,051	(4,811)	879,240

Total interest income	$11,187,130	$(4,811)	$11,182,319
Interest Expense	$4,132,724	$—	$4,132,724

Net interest income	$7,054,406	$(4,811)	$7,049,595
Provision for loan losses	762,000	—	762,000

Net interest income after provision for loan losses	$6,292,406	$(4,811)	$6,287,595

Other operating income	$2,285,284	$—	$2,285,284

Other operating expenses
Salaries and employee benefits	$3,292,965	$—	$3,292,965
Occupancy and equipment expense	1,212,290	—	1,212,290
Other expense	2,207,219	—	2,207,219

Total other expenses	$6,712,474	$—	$6,712,474

Income before income tax	$1,865,216	$(4,811)	$1,860,405
Income taxes	639,793	(1,816)	637,977

Net income	$1,225,423	$(2,995)	$1,222,428
Other comprehensive income (net of taxes)	78,397	—	78,397

Comprehensive income	$1,303,820	$(2,995)	$1,300,825

Per share data based on weighted average outstanding share
Weighted average outstanding shares	399,500	—	7,807
Earnings per share (net income)	$3.26	$—	$156.58
Ratio of earnings to fixed charges	n/a	—	n/a

SOUTH BANKING COMPANY
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

REVERSE SPLIT AND BUYBACK ADJUSTMENTS

1.     Income Statement: Nine months ended September 30, 2002

The pro forma income statement reflects the reduction in interest income, net of income taxes, to give effect to the $366,000 reduction of cash and cash equivalents to acquire the estimated fractional common shares outstanding (9,150 shares) after the 1-for-50 reverse common stock split at $40 per share, as if the reverse split and buyback occurred at January 1, 2002.

The pro forma basic and diluted earnings per share reflect the lower net income and the lower number of common shares outstanding after the reverse stock split and buyback of fractional common shares at $40 per share.

PRO FORMA DATA DISCLOSING THE EFFECT OF THE REVERSE STOCK SPLIT
AND BUYBACK OF FRACTIONAL SHARES ON THE COMPANY’S
CONSOLIDATED STATEMENT OF INCOME, EARNINGS PER SHARE AMOUNTS,
AND RATIO OF EARNINGS TO FIXED CHARGES
FOR THE MOST RECENT FISCAL YEAR END
SOUTH BANKING COMPANY
PRO FORMA CONSOLIDATED STATEMENT OF INCOME

	For the Year Ended December 31, 2001

		Reverse Split &
		Buyback
	Reported	Adjustment	Pro Forma

Interest Income
Loan interest and fees	$16,737,159	$—	$16,737,159
Interest investments	1,867,503	(6,405)	1,861,098

Total interest income	$18,604,662	$(6,405)	$18,598,257
Interest Expense	$9,334,654	$—	$9,334,654

Net interest income	$9,270,008	$(6,405)	$9,263,603
Provision for loan losses	893,000	—	893,000

Net interest income after provision for loan losses	$8,377,008	$(6,405)	$8,370,603

Other operating income	$3,125,337	$—	$3,125,337

Other operating expenses
Salaries and employee benefits	$4,924,448	$—	$4,924,448
Occupancy and equipment expense	1,341,259	—	1,341,259
Other expense	2,819,071	—	2,819,071

Total other expenses	$9,084,778	$—	$9,084,778

Income before income tax	$2,417,567	$(6,405)	$2,411,162
Income taxes	733,859	(2,418)	731,441

Net income	$1,683,708	$(3,987)	$1,679,721
Other comprehensive income (net of taxes)	183,599	—	183,599

Comprehensive income	$1,867,307	$(3,987)	$1,863,320

Per share data based on weighted average outstanding share
Weighted average outstanding shares	399,500	—	7,807
Earnings per share (net income)	$4.21	$—	$238.67
Ratio of earnings to fixed charges	n/a	—	n/a

SOUTH BANKING COMPANY
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

REVERSE SPLIT AND BUYBACK ADJUSTMENTS

2.     Income Statement: Year Ended December 31, 2001

The pro forma income statement reflects the reduction in interest income, net of income taxes, to give effect to the $366,000 reduction of cash and cash equivalents to acquire the estimated fractional common shares outstanding (9,150 shares) after the 1-for-50 reverse common stock split at $40 per share, as if the reverse split and buyback occurred at January 1, 2001.

The pro forma basic and diluted earnings per share reflect the lower net income and the lower number of common shares outstanding after the reverse stock split and buyback of fractional common shares at $40 per share.

APPENDIX D

ARTICLES OF AMENDMENT OF
SOUTH BANKING COMPANY

1.

      The name of the Corporation is South Banking Company.

2.

      Article V of the Articles of Incorporation of the Corporation shall be amended by replacing the first paragraph with the following paragraph:

            The Corporation shall have authority to issue not more than 20,000 shares of common stock of $50.00 par value per share.

3.

      The amendment to Article V of the Articles of Incorporation of the Corporation will result in a reverse stock split of the Corporation’s common stock on a basis whereby each fifty shares of common stock, $1.00 par value per share, will be reclassified and changed into one share of common stock having a par value of $50.00. The holders of fractional interests thereby created will be paid the value of their fractional interests in cash at the rate of $40.00 for each share of $1.00 par value common stock.

4.

      The amendment was adopted by the Board of Directors on the ____ day of February, 2003, and was duly approved by the shareholders on the 31st day of March, 2003 in accordance with Section 14-2-1003 of the Georgia Business Corporation Code.

5.

      This amendment shall become effective at the time of its filing with the Secretary of State of the State of Georgia on March 31, 2003.

      IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of the 31st day of March, 2003.

SOUTH BANKING COMPANY

By:
Name: Paul T. Bennett Title: President

APPENDIX E

GEORGIA DISSENTERS’ RIGHTS STATUTE

14-2-1301. Definitions.

As used in this article, the term:

     (1)  “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (2)  “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

     (3)  “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (4)  “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14- 2-1327.

     (5)  “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

     (6)  “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

     (7)  “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (8)  “Shareholder” means the record shareholder or the beneficial shareholder. (Code 1981, § 14-2-1301, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p.1231, § 16.)

14-2-1302. Right to dissent.

     (a)  A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1)  Consummation of a plan of merger to which the corporation is a party:

               (A)  If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

               (B)  If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2)  Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3)  Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4)  An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

               (A)  Alters or abolishes a preferential right of the shares;

               (B)  Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

               (C)  Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

               (D)  Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

               (E)  Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

               (F)  Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5)  Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b)  A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

     (c)  Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1)  In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2)  The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. (Code 1981, § 14-2-1302, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 58; Ga. L. 1999, p. 405, § 11.)

14-2-1303. Dissent by nominees and beneficial owners.

     A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. (Code 1981, § 14-2-1303, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1320. Notice of dissenters’ rights.

     (a)  If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

     (b)  If corporate action creating dissenters’ rights under Code Section 14- 2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14- 2-1322 no later than ten days after the corporate action was taken. (Code 1981, § 14-2-1320, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p. 1231, § 17.)

14-2-1321. Notice of intent to demand payment.

     (a)  If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

          (1)  Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2)  Must not vote his shares in favor of the proposed action.

     (b)  A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1321, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1322. Dissenters’ notice.

     (a)  If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b)  The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

          (1)  State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2)  Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3)  Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4)  Be accompanied by a copy of this article. (Code 1981, § 14-2-1322, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1323. Duty to demand payment.

     (a)  A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b)  A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c)  A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1323, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1324. Share restrictions.

     (a)  The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b)  The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. (Code 1981, § 14-2-1324, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1325. Offer of payment.

     (a)  Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b)  The offer of payment must be accompanied by:

          (1)  The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

          (2)  A statement of the corporation’s estimate of the fair value of the shares;

          (3)  An explanation of how the interest was calculated;

          (4)  A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

          (5)  A copy of this article.

     (c)  If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later. (Code 1981, § 14-2-1325, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 59; Ga. L. 1993, p. 1231, § 18.)

14-2-1326. Failure to take action.

     (a)  If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b)  If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure. (Code 1981, § 14-2-1326, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1990, p. 257, § 20.)

14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

     (a)  A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1)  The dissenter believes that the amount offered under Code Section 14- 2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2)  The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b)  A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c)  If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1)  The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2)  The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due. (Code 1981, § 14-2-1327, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 60; Ga. L. 1990, p. 257, § 21; Ga. L. 1993, p. 1231, § 19.)

14-2-1330. Court action.

     (a)  If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b)  The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c)  The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

     (d)  The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

     (e)  Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment. (Code 1981, § 14-2-1330, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 61; Ga. L. 1993, p. 1231, § 20; Ga. L. 2000, p. 1589, § 3.)

14-2-1331. Court costs and counsel fees.

     (a)  The court in an appraisal proceeding commenced under Code Section 14- 2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b)  The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1)  Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2)  Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c)  If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Code 1981, § 14-2-1331, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1332. Limitation of actions.

     No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322. (Code 1981, § 14-2-1332, enacted by Ga. L. 1988, p. 1070, § 1.)

APPENDIX F

February 27, 2003

The Board of Directors
South Banking Company
P. O. Box 1988
Alma, Georgia 31510-1988

Re:	Recommendation of purchase price of common stock of South Banking Company, Alma, Georgia.

Ladies and Gentlemen:

     This letter will confirm that STEVENS & COMPANY (“Stevens”), along with a committee from South Banking Company, has completed a review of the financial information, along with comparable sales data for the purpose of recommending the purchase price of the common stock of South Banking Company. Members of the committee were as follows: Charlie Stuckey, Kenny Wade, and James Whiddon. Stuckey, Wade, and Whiddon are all members of the management team of South Banking and currently own shares in the company. The ownership position of each will be affected under the reorganization plan and the purchase of their shares will be at the same figure as other shareholders of the company.

     It is our understanding that the purpose of the reorganization will be to reduce the total number of shareholders to a level that will eliminate the need for various filings, and to position the shareholder base to reflect a minimum investment in the company equivalent to $2,000.00.

     In addition, the Bennett family currently owns in excess of 50% of the outstanding stock and anticipates continuing to operate the various banking subsidiaries going forward.

STEVENS & COMPANY

     STEVENS & COMPANY is an investment banking firm that was established in 1987. The company has advised on forty-five bank mergers and acquisitions and has helped establish private placements for community bank stocks. The company has performed services for banks in Virginia through Florida, with the majority being in the state of Georgia.

The Board of Directors
Page-2
February 27, 2003

BACKGROUND

     South Banking is a bank holding company with subsidiary banks in Alma (Alma Exchange Bank & Trust), Baxley (Peoples State Bank & Trust), Kingsland (Citizens State Bank), and Metter (Pineland State Bank). Based on preliminary unaudited figures, assets totaled $230,758,333 as of year-end, December 31, 2002. The subsidiary banks operate in low growth communities and are dependent on exceptional service and personal contacts to support the earnings stream. Growth has come from acquisitions of banks and branch operations that are supported by lines of credit from the Bankers Bank. The company also operates a data processing subsidiary that serves the subsidiary banks as well as other community banks in their region.

VALUATION MODELS

     The most common measure of the value of a community banking institution is the relation to book value or a multiple of book value. A second tool is the value determined by the earnings multiple. The committee recognizes this as the primary industry measure, as it is the methodology used that reflects present value of future cash flows of an enterprise. In valuing stock in community banks that are not traded through a public market, discounts are applied. The range of discounts would be from 20% to 35%.

     A third analysis is review of comparable sales in banks that are of the same general size as South Banking and operate in similar markets.

     This report will also disclose information relating to the historical sales price of the shares of South Banking Company as well as potential reinvestment opportunities assuming dividends are paid by alternative financial investments.

BOOK VALUE ANALYSIS

South Banking Company
As of December 31, 2002

Total Assets	$230,758,333
Total Shareholders Equity	21,721,293
Total Shares Outstanding	399,500
Book Value as of December 31, 2002	$$54.37

Assuming a cash transaction, the 10-year average of sales of community bank stocks in non-metro areas will be at 1.52 times book. Accordingly, 1.52 times $54.37 will yield a value of $82.54.

The Board of Directors
Page-3
February 27, 2003

DISCOUNT APPLICATIONS

$82.54 discounted at 20%	$66.12
$82.54 discounted at 35%	$53.65
Book Value price at average discounts	$59.89

EARNINGS MULTIPLE

	South Banking Company

	December 31, 2001	December 31, 2002

Net Earnings	$1,867,297	$2,142,681
Earnings Per Share	$4.21	$4.48

Again, assuming a cash transaction bank sale prices as a multiple of earnings in non-metro markets will average 10.5 times over the past ten years.

Based on two-year average earnings of $4.35 per share a 10.5 times multiple will yield a value of $45.62. Discount applications are now considered.

DISCOUNT APPLICATIONS

$45.62 discounted at 20%	$36.50
$45.62 discounted at 35%	$29.65
Earnings Multiple at average discount	$33.08

The Board of Directors
Page-4
February 27, 2003

COMPARABLE SALES ANALYSIS

	Type of Transaction	Purchase to Book

1) Bank A	Multiple purchases made over last 5 years	70% of book
Total Assets $160 million

2) Bank B	1,639 shares purchased during 2000-2001	100% of book value
Total Assets $70 million

3) Bank C	Multiple shares purchased over last 5 years	80% of book
Total Assets $75 million

4) Bank D	Multiple shares purchased over last 5 years	120% of book
Total Assets $275 million

5) Bank E	20% position acquired from shareholder	125% of book
Total Assets $75 million

     The banks above are non-public community banks or bank holding companies operating in non-metro areas in Georgia similar to South Banking’s locations. The shares of these banks, like South Banking’s, do not trade in any established market. As shown above, the range of prices to book are across the board, and often relate to the purpose of the transaction. In the case of Bank E, the company purchased the 20% from one shareholder who was interested in selling the entire institution. The remainder of the shareholders wanted the bank to continue as a community banking operation. Other transactions involve institutions that have excess capital that wish to leverage the capital by the use of treasury stock. An example of this would be Bank A. It is also important to note that two of the above cited are institutions that represent existing control by a shareholder group that exceeds 52% (Bank C and Bank A).

HISTORICAL SALES PRICES OF SOUTH BANKING STOCK

     The committee has reviewed the record of prior sales of stock in South Banking Company and can confirm that the historical price of the stock has been at $12.00 per share. This has been the same over the last FIVE years. It would appear that the shareholders of South Banking Company have had a very strong bias towards continued operations and are comfortable with internal growth of their equity positions. Given reorganization, however, the committee feels that this price should be higher, but cannot discount the fact that this has been the established market for the stock for an extended period of time.

The Board of Directors
Page-5
February 27, 2003

OTHER CONSIDERATIONS

     Dividend Policy

     South Banking pays a relatively small dividend to their shareholders compared to other community banks. The major contributing factor is that earnings from the bank are used to service debt at the holding company that was used to acquire banking assets and expand the data processing unit. The holding company has a debt equal to $4.4 million and is required to maintain certain levels of capital for regulatory purposes. Accordingly, larger dividend payments by South Banking Company should not be anticipated over the next 5 years.

     Congress is in the process of considering the new budget as well as changes to the current tax law regarding double taxation of dividends. While no one can claim with certainty the result of those discussions at this time, it is accurate to point out that a shareholder could position themselves to receive higher dividends through alternative investment options. As an example, assuming a shareholder converted their South Banking Company stock to $2,000 cash, they could reinvest in any number of publicly traded companies whose current dividend yield exceeds 5.5%

CONCLUSION

By averaging the above prices obtained from discounted book ($59.89), discounted earnings ($33.08) and historical trading prices ($12.00) the resultant would be $34.98. The committee considered the book multiple high on this analysis, but obviously the historical price low.

Given the task to recommend a price that we feel is in line with a number of criteria, and would be a fair and reasonable offer for shareholders who own fewer that 50 shares (meaning their overall commitment to the institution would be less that $2,000), we would suggest a price of

$40.00 per share.

Should you have further comments or suggestions, we welcome your call.

Sincerely yours,

STEVENS & COMPANY